Filed Pursuant to Rule 424(b)(4)
Registration File No. 333-200159

2,857,143 Shares

ENERGOUS CORPORATION

Common Stock
$7.00 per share

We are offering 2,857,143 shares of our common stock, $0.00001 par value, in this offering.

This is a public offering of our common stock. Our common stock is listed on the NASDAQ Capital Market under the symbol “WATT”. On December 9, 2014, the last reported sale price of our common stock on the NASDAQ Capital Market was $8.00 per share.

We are an “emerging growth company” under the federal securities laws and will have the option to use reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 for a discussion of information that should be considered in connection with an investment in our securities.

	Per Share	Total
Price to the Public	$7.00	$20,000,001
Underwriting Discount(1)	$0.49	$1,400,000
Proceeds to Energous Corporation	$6.51	$18,600,001

(1)	See “Underwriting” for more information relating to the compensation payable to the underwriters.

Delivery of the shares of common stock is expected to be made on or about December 15, 2014. We have granted the underwriters an option for a period of 30 days to purchase up to an additional 428,571 shares of our common stock in order to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $1.6 million and the total proceeds to us, before expenses, will be $21.4 million.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Oppenheimer & Co.

Roth Capital Partners

National Securities Corporation

The date of this prospectus is December 9, 2014.

Unless otherwise stated or the context otherwise requires, the terms “Energous,” “we,” “us,” “our” and the “Company” refer to Energous Corporation.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No dealer, salesperson or any other person is authorized in connection with this offering to give any information or make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any circumstance in which the offer or solicitation is not authorized or is unlawful.

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Prospectus Summary

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, as well as the information to which we refer you, before deciding whether to invest in our common stock. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in our common stock is appropriate for you.

The registration statement to which this prospectus forms a part, including the exhibits and schedules thereto, contains additional relevant information about us and our securities. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed or incorporated by reference as an exhibit to the registration statement.

About Energous Corporation

We were incorporated in Delaware on October 30, 2012 under the name DvineWave, Inc. and changed our name to Energous Corporation in January 2014. The address of our corporate headquarters is 3590 North First Street, Suite 210, San Jose, CA, 95134 and our telephone number is 408-963-0200. Our website can be accessed at www.energous.com. The information contained on, or that may be obtained from our website, is not and shall not be deemed part of this prospectus.

We are developing technology that can enable wire-free charging of electronic devices at a distance and with complete mobility. Our ultimate goal is to license our WattUpTM technology to device manufacturers, wireless service providers and other commercial partners to make wire-free charging an affordable, ubiquitous and convenient service offering for end users. We believe our proprietary technology can potentially be utilized in a variety of devices, including smart phones, tablets, e-book readers, wearables, keyboards, mice, remote controls, rechargeable lights and any other device with similar charging requirements that would otherwise need a battery or a connection to a power outlet.

We believe our technology is novel in its approach, in that it charges devices by surrounding them with a three dimensional (“3D”) radio frequency (“RF”) pocket (“RF pocket”). We are developing solutions that enable wire-free transmission of energy from a transmitter to multiple receivers connected to or integrated into electronic devices, at distances of up to fifteen (15) feet. We have developed a prototype system consisting of a base station transmitter, a smart phone receiver case, receiver test boards and management software. We have validated the technology in our labs utilizing commercially available parts and components which have not been optimized and may be too large to be incorporated into commercially marketed products.

We are developing multiple generations of transmitter and receiver application specific integrated circuits (“ASICs”) that we believe will optimize our technology by reducing size and cost, while increasing performance to a level that we believe will allow for them to be integrated into low-power devices (defined as devices requiring less than 10 watts), thereby eliminating the need for a charging cord or pad to maintain a charge. We submitted our first ASIC design for wafer fabrication in November 2013. Since then, we have submitted three additional ASIC designs to our wafer fabricator for production. Two of these ASICs will be used to demonstrate our WattUp technology in prototypical consumer products in conjunction with our strategic partners at the Consumer Electronics Show in January 2015. A fifth ASIC has also been designed and submitted for wafer fabrication. Two of the five ASICs are expected to be included in reference designs for certain of our strategic partners to enable them to develop consumer-facing products incorporating our technology for sale beginning late in the fourth quarter of 2015.

We are also developing what we believe will be an enterprise class management and control system for our WattUp solution that will incorporate cloud based network management as well as the necessary local interface and control for the transmitter and receiver.

We believe that if our development, regulatory and commercialization efforts are successful, our transmitter and receiver solutions will initially be able to simultaneously charge up to 24 devices, ranging from ¼ watt up to sixteen (16) watts, depending on the number of devices, with a range of fifteen (15) feet in radius or in a charging envelop bounded by thirty (30) feet. Subsequent development efforts will focus on increasing the power delivery capability, increasing distance, enhancing the management and control solution and lowering overall system cost.

As part of our commercialization efforts, in May 2014 we executed our first joint development agreement with a strategic partner providing for our development of reference designs which serve to describe the integration of our technology into the strategic partner’s products. Since that time, interest in our technology from potential strategic partners has been robust and to date we have executed a total of 13 joint development agreements with a wide variety of partners including wireless solutions companies, device and accessories manufacturers, semiconductor companies and an appliance manufacturer.

Our Technology

The wire-free charging solution we are developing employs 3D “pocketforming.” The solution has two main hardware components: a transmitter, which creates the RF pocket; and one or many receivers connected to or integrated into electronic devices, which receive the power from the RF pocket.

Our transmitter technology locates the receiver(s) in a 3-dimensional space via Bluetooth technology. Next, the transmitter generates a proprietary waveform to create an RF pocket around the receiver(s). We expect that the receiver ASICs we and our partners develop will gather power from this RF pocket. We believe that these receiver ASICs would then be able to charge rechargeable-battery devices that require less than 10 watts to charge and would otherwise need a connection to a power outlet. Our transmitter technology uses proprietary software algorithms to dynamically direct, focus and control our proprietary waveform in three dimensions. We believe this control will allow for the transmission of energy to a moving object (such as a mobile device in a user’s pocket).

Our Business Strategy

We intend to license our technology to various consumer electronics companies, including component manufacturers, original equipment manufacturers (“OEMs”), original design manufacturers (“ODMs”) and branded consumer electronics firms. We believe establishing strategic relationships with key consumer electronics supply chain licensees will enable us to reap the benefits of our technology much faster and more cost-effectively than by manufacturing, distributing or installing products ourselves.

We have pursued an aggressive intellectual property strategy and are developing new patents. As of September 30, 2014, we had 80 pending U.S. patents and provisional patent applications. In addition to the inventions covered by these patent applications, we have identified a significant number of additional specific inventions we believe may be novel and patentable. We intend to file for patent protection for the most valuable of these, as well as for other new inventions that we expect to develop.

We have recruited and hired a seasoned management team with public company and relevant industry experience to develop and execute our operating plan. In addition, we have identified and hired additional engineering resources, which we expect will build up the engineering capability of our internal team.

We have not generated any revenue to date, and have incurred significant losses from operations since inception. We expect to continue to incur operating losses for the foreseeable future as we develop our technology.

Status as an Emerging Growth Company

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act) are required to comply with the new or revised financial accounting standard. The JOBS Act also provides that a company can elect to opt out of the extended transition period provided by Section 102(b)(1) of the JOBS Act and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have irrevocably elected to opt out of this extended transition period provided by Section 102(b)(1) of the JOBS Act. Even though we have elected to opt out of the extended transition period, we may still take advantage of all of the other provisions of the JOBS Act, which include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Initial Public Offering

On April 2, 2014, we consummated our initial public offering of 4,600,000 shares of common stock (including 600,000 shares issued pursuant to the over-allotment option granted to the underwriter) at $6.00 per share (the “IPO”). We received net proceeds of $24.8 million from the IPO.

Risks Related to Our Business

Our business is subject to a number of risks. You should understand these risks before making an investment decision. If any of these risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our common stock would likely decline, and you may lose all or part of your investment. Below is a summary of some of the principal risks we face. The risks are discussed more fully in the section of this prospectus below titled “Risk Factors.”

•	We have no history of generating revenue, have a history of operating losses, and we may never achieve or maintain profitability.
•	We expect that we will need additional capital to achieve our business goals.
•	We may raise additional financing by issuing new securities that may have terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock and our business.
•	Our technology under development is subject to regulation by the Federal Communications Commission (“FCC”) and by other governmental agencies and we may have difficulty complying with applicable regulations.
•	Even if we do successfully commercialize our technology, it may never achieve widespread market acceptance.
•	Our industry is subject to intense competition and rapid technological change, which may result in products or new solutions that are superior to our technology under development or other future products we may bring to market from time to time. If we are unable to anticipate or keep pace with changes in the marketplace and the direction of technological innovation and customer demands, our technology may become less useful or obsolete and our operating results will suffer.
•	We may be unable to protect our intellectual property and could face infringement claims on our intellectual property which could damage our prospects for future revenue opportunities with current and prospective partners.
•	We intend to pursue licensing of our technology as a primary means of commercialization but we may not be able to secure advantageous license agreements.
•	We could become subject to product liability claims, product recalls, and warranty claims that could be expensive, divert management’s attention and harm our business.

THE OFFERING

The information below is only a summary of more detailed information included elsewhere in this prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in our common stock. Please read this entire prospectus, including the risk factors, carefully.

Issuer
Energous Corporation.
Common Stock Offered By Us
2,857,143 shares of common stock.
Over-allotment Option
We have granted an option to the underwriters to purchase up to an additional 428,571 shares of common stock within 30 days of the date of this prospectus in order to cover over-allotments, if any.
Common Stock Outstanding Prior To This Offering
9,495,788 shares of common stock(1).
Public Offering Price
$7.00 per share.
Common Stock Outstanding After This Offering
12,352,931 shares of common stock(1).
Use of Proceeds
We intend to use the net proceeds from the offering to accelerate our product development efforts, regulatory activities, business development and support functions, and for general and administrative expenses and other general corporate purposes. See “Use of Proceeds” for additional information.
Market And Trading Symbol For The Common Stock
Our common stock is listed on the NASDAQ Capital Market under the symbol “WATT”.

(1)	The number of shares of our common stock to be outstanding both before and after this offering is based on the number of shares outstanding as of December 8, 2014 and excludes:
•	1,555,117 shares of our common stock reserved for issuance under stock option agreements issued pursuant to our 2013 Equity Incentive Plan and 2014 Non-Employee Equity Compensation Plan at a weighted average exercise price of $4.43 per share;
•	283,005 shares of our common stock reserved for issuance under restricted stock units (“RSU”) agreements issued pursuant to our 2013 Equity Incentive Plan and 2014 Non-Employee Equity Compensation Plan;
•	978,964 shares of common stock reserved for issuance under outstanding warrants and non-statutory stock options at a weighted average exercise price of $4.58 per share;
•	381,686 shares of our common stock reserved for issuance under RSU agreements issued as inducement awards; and
•	747,845 shares of our common stock reserved for future issuance under our 2013 Equity Incentive Plan and 2014 Non-Employee Equity Compensation Plan.

Unless otherwise indicated, the number of shares of common stock presented in this prospectus excludes shares issuable pursuant to the exercise of the underwriters’ over-allotment option.

SUMMARY SELECTED FINANCIAL INFORMATION

The table below includes historical selected financial data for the nine months ended September 30, 2014 and 2013, derived from our unaudited financial statements included elsewhere in this prospectus, and for the year ended December 31, 2013 and the period October 30, 2012 (inception) through December 31, 2012, derived from our audited financial statements, included elsewhere in this prospectus. The unaudited financial statements have been prepared on a basis consistent with our audited financial statements included in this prospectus and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly state our financial position as of September 30, 2014 and results of operations for the nine months ended September 30, 2014 and 2013.

You should read the historical selected financial information presented below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and our financial statements and the notes to those financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period and operating results for the nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

	For the Nine Months Ended September 30,		For the Year Ended December 31, 2013	For the Period October 30, 2012 (Inception) through December 31, 2012
	2014	2013
	(unaudited)
STATEMENTS OF OPERATIONS:
Operating expenses:
Derivative instrument issuance	$—	$887,062	$887,062	$—
Research and development	6,184,762	1,019,950	2,109,890	17,103
General and administrative	3,124,439	808,903	1,204,896	4,184
Marketing	2,036,793	32,014	233,622	—
Loss from operations	(11,345,994)	(2,747,929)	(4,435,470)	(21,287)
Other (expense) income:
Change in fair value of derivative liabilities	(26,265,177)	(111,500)	(177,000)	—
Interest (expense), net	(1,029,479)	(383,380)	(908,611)	—
Loss on retirement of fixed asset	(22,818)	—	—	—
Gain on debt extinguishment	2,084,368	—	—	—
Other (expense), net	(25,233,106)	(494,880)	(1,085,611)	—
Net loss	$(36,579,100)	$(3,242,809)	$(5,521,081)	$(21,287)
Basic and diluted net loss per common share	$(5.08)	$(1.26)	$(2.11)	$(0.01)
Weighted average shares outstanding, basic and diluted	7,203,642	2,570,014	2,617,022	1,924,812

	As of September 30, 2014	As of December 31, 2013	As of December 31, 2012
	(unaudited)
BALANCE SHEET DATA:
Cash and cash equivalents	$18,420,480	$1,953,780	$994
Working capital (deficit)	$16,834,777	$(5,629,982)	$(11,287)
Total assets	$20,407,617	$2,365,867	$994
Total liabilities	$1,945,377	$7,710,959	$12,281

RISK FACTORS

We are subject to various risks that may materially harm our business, prospects, financial condition and results of operations. An investment in our common stock is speculative and involves a high degree of risk. In evaluating an investment in shares of our common stock, you should carefully consider the risks described below, together with the other information included in this prospectus.

If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties that are not presently known to us or that we currently deem immaterial later materialize, then our business, prospects, results of operations and financial condition could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our shares. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business

We have no history of generating revenue, have a history of operating losses, and we may never achieve or maintain profitability.

We have a limited operating history upon which investors may evaluate our prospects. We have never generated revenues and we have a history of losses from operations. As of September 30, 2014, we had an accumulated deficit of $42,121,468, that included accumulated expense of $26,442,177 from changes in value of derivative liabilities and accumulated stock based compensation expense of $1,675,552. Our ability to achieve revenue-generating operations and, ultimately, achieve profitability will depend on whether we can obtain additional capital when we need it, complete the development of our technology and find customers who will purchase our future products and services. There can be no assurance that we will ever generate revenues or achieve profitability.

Our efforts may never demonstrate the feasibility of our technology.

We have developed a working prototype of our technology but significant additional research and development activity will be required before we achieve a commercial product. Our research and development efforts remain subject to all of the risks associated with the development of new products based on emerging technologies, including without limitation unanticipated technical or other problems, the inability to develop a product that may be sold at an acceptable price point and the possible insufficiency of funds needed in order to complete development of these products and enable us to render services. Technical problems may result in delays and cause us to incur additional expenses that would increase our losses. If we cannot complete, or if we experience significant delays in developing our technology, and products and services based on such technology, for use in potential commercial applications, particularly after incurring significant expenditures, our business may fail. In particular, to our knowledge, the technological concepts we are applying to develop commercial applications of wire-free power for fixed and mobile low-power rechargeable devices have not been previously successfully applied by anyone else, if we fail to develop a practical, efficient or economical commercial product based on those technological concepts, our business may fail.

We expect to need FCC approval for our technology, which may be difficult to achieve, and existing laws or regulations or future legislative or regulatory changes may affect our business.

Our wire-free charging technology involves the transmission of power using RF energy waves, which are subject to regulation by the FCC, and may be subject to regulation by other federal, state and local agencies. We intend to design our technology so that it will operate in the 2.4/5.8 GHz radio frequency range, which is the same range as Wi-Fi routers and several other wireless consumer electronics. For those types of products, the FCC grants what is known as Part 15 approval if, among other things, the specific absorption rate is below certain thresholds. In addition, because our technology involves the transmission of power greater than the power threshold limits of Part 15, we also expect to need to obtain FCC Part 18 approval. To our knowledge, the transmission of power using RF energy waves by a consumer product at the ranges we are proposing has not yet been approved and there can be no assurance that we will be able to obtain this FCC approval or that other governmental approvals will not be required. Our efforts to achieve required governmental approvals could be costly and time consuming and if we are unable to receive any such required approvals in a timely and cost-efficient manner our business and operating results may be materially adversely affected. The cost of compliance with new laws or regulations governing our technology or future products could adversely affect our financial results. New laws or regulations may impose restrictions or obligations on us that could force us to redesign our technology under development or other future products, and may impose restrictions that are not possible or practicable to comply with, which could cause our business to fail. We cannot predict the impact on our business of any legislation or regulations related to our technology or future products that may be enacted or adopted in the future.

We anticipate future losses and negative cash flow, and it is uncertain if or when we will become profitable.

We have not yet demonstrated an ability to generate revenue, and we may never be able to produce material revenues or operate on a profitable basis. As a result, we have incurred losses since our inception and expect to experience operating losses and negative cash flow for the foreseeable future.

We expect to expend significant resources on hiring of personnel and startup costs, including payroll and benefits, product and ASIC testing and development, intellectual property development and prosecution, marketing and promotion, capital expenditures, working capital, general and administrative expenses, and fees and expenses associated with this offering. We expect to incur costs and expenses related to prototype development, consulting costs, laboratory development costs, obtaining regulatory approvals required for our technology and reference product designs, marketing and other promotional activities, hiring of personnel, and the continued development of relationships with strategic business partners. We are attempting to obtain the necessary working capital for operations, of which this offering is a part, but we may not be able to obtain financing in a sufficient amount or at all. We anticipate our losses will continue to increase from current levels during our development stage.

We expect to require additional financing to achieve our business plans.

We believe our technology is novel in offering the potential to make wire-free charging an affordable, ubiquitous and convenient service for end users. However, the consumer and commercial electronics industry in general and the power, recharging and alternative recharging segments of that industry in particular are subject to intense and increasing competition and rapidly evolving technologies. Accordingly, for our business plans to succeed we believe it will be important for us to move quickly to develop our technology, obtain required regulatory approvals and engage with strategic partners. As a small company, we may be unable to successfully implement our ambitions of targeting very large markets in an intensely competitive industry segment without significantly increasing our resources. Even following completion of this offering we do not expect to have sufficient funds to fully implement our business plan, the ultimate goal of which is to license our technology to device manufacturers, wireless service providers and other commercial partners to make wire-free charging an affordable, ubiquitous and convenient service for end users. We expect that, unless we are able to obtain non-dilutive financing through licensing revenues or other strategic partner transactions, we will need to raise capital through new financings. Such financings could include equity financing, which may be dilutive to stockholders, or debt financing, which would likely restrict our ability to borrow from other sources. In addition, such securities may contain rights, preferences or privileges senior to those of the rights of our current stockholders. There can be no assurance that additional funds will be available on terms attractive to us, or at all. If adequate funds are not available, we may be required to curtail the development of our technology or materially curtail or reduce our operations. We could be forced to sell or dispose of our rights or assets. Any inability to raise adequate funds on commercially reasonable terms could have a material adverse effect on our business, results of operation and financial condition, including the possibility that a lack of funds could cause our business to fail and liquidate with little or no return to investors.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources,” included elsewhere in this prospectus.

We may have difficulty managing growth in our business.

As we expand our activities, there will be additional demands on our financial, technical, operational and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including issues relating to our research and development activities and retention of experienced scientists, managers and engineers, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan. If we are unable to implement these actions in a timely manner, our results may be adversely affected.

If we successfully commercially launch a product, and our product does not achieve widespread market acceptance, we will not be able to generate the revenue necessary to support our business.

Achieving acceptance of a wire-free recharging system as a preferred method to recharge low-power fixed and mobile electronic devices will be crucial to our continued success. Consumers and commercial customers will not begin to use or increase the use of our product unless they agree that the convenience of our solution would be worth the additional expense of purchasing our system. We have no history of marketing any product and we and our commercialization partners may fail to generate significant interest in the initial commercial products or any other product we or our partners may develop. These and other factors, including the following factors, may affect the rate and level of the market acceptance:

•	our system’s price relative to other products or competing methods of recharging;
•	the effectiveness of our sales and marketing efforts;
•	the support and rate of acceptance of our technology and solutions with our joint development partners;
•	perception by users, both individual and enterprise users, of our system’s convenience, safety, efficiency, and benefits compared to competing methods of recharging;
•	press and blog coverage, social media coverage, and other publicity and public relations factors which are not within our control; and
•	regulatory developments related to marketing our products or their inclusion in others’ products.

If we are unable to achieve or maintain market acceptance, our business would be significantly harmed.

If we successfully commercially launch a product, we may experience seasonality or other unevenness in our financial results in consumer markets or a long and variable sales cycle in enterprise markets.

While we do not now have revenue or a commercial product, our strategy depends on developing a successful commercial product and effectively licensing our technology into the consumer, enterprise and commercial markets. We will need to understand procurement and buying cycles to be successful in licensing our technology into those markets. If we eventually generate a substantial portion of our revenues from licensing arrangements, we anticipate it is possible that demand for our technology could vary similarly with the market for products with which our technology may be used, for example, the market for new purchases of laptops, tablet, mobile phones, gaming systems, toys, wearables and the like. Such consumer markets are often seasonal, with peaks in and around the December holiday season and the August-September back-to-school season. Enterprises and commercial markets may have annual or other budgeting and buying cycles that could affect us, and, particularly if we are designated as a capital improvement project, we may have a long or unpredictable sales cycle.

We may not be able to achieve all the product features we seek to include in our product.

We have developed a prototype of our product concept that displays limited functionality in a laboratory setting. There are a variety of features we seek to include in our product that we have not yet achieved. For example, our prototype transmitter is capable of sending some wattage to three devices. While we believe recharging multiple devices on one transmitter at a commercially acceptable level may be possible theoretically, we have not yet achieved these results, even in the laboratory. We believe our research and development efforts will yield additional functionality over time. However, there can be no assurance that we will be successful in achieving all the features we are targeting and our inability to do so may limit the appeal of our product to consumers.

Use of our technology under development or other future products may require the user to purchase additional products to use with existing devices. To the extent these additional purchases are inconvenient, the adoption of our technology under development or other future products could be slowed, which would harm our business.

For rechargeable devices that will utilize our receiver technology, the technology may be embedded in a sleeve, case or other enclosure. For example, certain products such as remote controls or toys equipped with replaceable AA size or other sized batteries, would need to be outfitted with enhanced batteries and other hardware that would enable the devices to be rechargeable by our system. In each case, to use a device with our system, an end user will be required to retrofit the device with a receiver and may be required to upgrade the battery technology used with the device (unless, for example, a consumer electronics supply chain firm has built compatible battery technology and a receiver into the device). These additional steps and expenses may offset the convenience for some users and discourage some users from purchasing our technology under development or other future products. Such factors may inhibit adoption of our technology, which would harm our business. We have not developed the enhanced battery to be used in devices, and our ability to enable use of our technology with devices that will require an enhanced battery will depend on our ability to develop a commercial version of such an enhanced battery that could be manufactured at a reasonable cost. If we fail to develop or enable a commercially practicable enhanced battery, we expect our business would be harmed, and we may need to change our strategy and target markets.

Laboratory conditions differ from field conditions, which could affect the effectiveness of our technology under development or other future products. Failures to effectively move from laboratory to the field would harm our business.

Our technology, when used in the field, may not be able to match the observations, developments, test results and performance that our technology may be able to achieve (and we may be able to document) under controlled laboratory circumstances. As one example of the difference between ideal laboratory conditions and field use, consider that in the laboratory, we can arrange for the transmitter to have line-of-sight transmission to a receiver. If we intend to test the performance through obstructions, we can control the configurations of the obstructions and the materials from which such obstructions are made. In the field, however, the receiver may be obscured or obstructed, or placed around a corner. Also, in the field we will have no control over the configuration of the obstructions or the materials that comprise each obstruction. These conditions may significantly decrease or eliminate the power received at the receiver or the effective range, because the RF energy from the transmitter may be absorbed by obscuring or blocking material or may need to be reflected off of a surface to reach the receiver, making the transmission distance longer than straight-line distances. The failure of our technology under development or other future products to be able to meet the demands of users in the field would harm our business.

Safety concerns and legal action by private parties may affect our business.

While we believe our technology is safe, it is possible that some people may be concerned with wire-free transmission of power in a manner that has occurred with some other wireless technologies as they were put into residential and commercial use, such as the safety concerns that were raised by some regarding the use of cellular telephones and other devices to transmit data wirelessly in close proximity to the human body. While we plan to at least partially address this potential concern by developing our management software to be configurable by users to selectively recharge devices in ways that would be intended to avoid recharging in close proximity to a human body, such as recharging only during predetermined time periods or recharging only when the device is not moving, we do not plan to conduct any tests to determine whether RF waves produce harmful effects on humans or other animals. We may be unable to effectively prevent recharging in close proximity to a user’s body, which could affect the marketability of our technology or could result in requests for law or regulation governing our technology under development or a class of products in which our technology under development would be included. In addition, while we believe our technology is safe, users of our technology under development or other future products who suffer medical ailments may blame the use of our products, as occurred with a small number of users of cellular telephones. Any resulting legal action against us claiming our products caused harm could be expensive, divert management and adversely affect us or cause our business to fail, whether or not such legal actions were ultimately successful.

Our industry is subject to intense competition and rapid technological change, which may result in products or new solutions that are superior to our technology under development or other future products we may bring to market from time to time. If we are unable to anticipate or keep pace with changes in the marketplace and the direction of technological innovation and customer demands, our products may become less useful or obsolete and our operating results will suffer.

The consumer and commercial electronics industry in general and the power, recharging and alternative recharging segments of that industry in particular are subject to intense and increasing competition and rapidly evolving technologies. Because our products are expected to have long development cycles, we must anticipate changes in the marketplace and the direction of technological innovation and customer demands. To compete successfully, we will need to demonstrate the advantages of our products and technologies over well-established alternative solutions, products and technologies, as well as newer methods of power delivery and convince consumers and enterprises of the advantages of our products and technologies. Traditional wall plug-in recharging remains an inexpensive alternative to our technology under development. Also, directly competing technologies such as inductive charging, magnetic resonance charging, conductive charging, ultrasound and other yet unidentified solutions may have greater consumer acceptance than the technologies developed by Energous Corporation. Furthermore, certain competitors may have greater resources than us and may be better established in the market than we are. We cannot be certain which other companies may have already decided to or may in the future choose to enter our markets. For example, consumer electronics products companies may invest substantial resources in wireless power or other recharging technologies and may decide to enter our target markets. Successful developments of competitors that result in new approaches for recharging could reduce the attractiveness of our products or render them obsolete.

Our future success will depend in large part on our ability to establish and maintain a competitive position in current and future technologies. Rapid technological development may render our technology under development or future products based on our technology obsolete. Many of our competitors have or may have greater corporate, financial, operational, sales and marketing resources, and more experience in research and development than we have. We cannot assure you that our competitors will not succeed in developing or marketing technologies or products that are more effective or commercially attractive than our products or that would render our technologies and products obsolete. We may not have or be able to raise or develop the financial resources, technical expertise, marketing, distribution or support capabilities to compete successfully in the future. Our success will depend in large part on our ability to maintain a competitive position with our technologies.

Our competitive position also depends on our ability to:

•	generate widespread awareness, acceptance and adoption by the consumer and enterprise markets of our technology under development and future products;
•	design a product that may be sold at an acceptable price point;
•	develop new or enhanced technologies or features that improve the convenience, efficiency, safety or perceived safety, and productivity of our technology under development and future products;
•	properly identify customer needs and deliver new products or product enhancements to address those needs;
•	limit the time required from proof of feasibility to routine production;
•	limit the timing and cost of regulatory approvals;
•	attract and retain qualified personnel;
•	protect our inventions with patents or otherwise develop proprietary products and processes; and
•	secure sufficient capital resources to expand both our continued research and development, and sales and marketing efforts.

If our technology under development is not or our future products are not competitive based on these or other factors, our business would be harmed.

It is difficult and costly to protect our intellectual property and our proprietary technologies, and we may not be able to ensure their protection.

Our success depends significantly on our ability to obtain, maintain and protect our proprietary rights to the technologies used in our products. Patents and other proprietary rights provide uncertain protections, and we may be unable to protect our intellectual property. For example, we may be unsuccessful in defending our patents and other proprietary rights against third party challenges.

As of September 30, 2014, we had 80 pending U.S. patents and provisional patent applications on file, but do not have any issued patents to protect our technology.

In addition to patents, we expect to rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical security measures to protect our intellectual property rights. These measures may not be adequate to safeguard the technology underlying our products. If they do not protect our rights adequately, third parties could use our technology, and our ability to compete in the market would be reduced. Although we are attempting to obtain patent coverage for our technology where available and where we believe appropriate, there are aspects of the technology for which patent coverage may never be sought or received. We may not possess the resources to or may not choose to pursue patent protection outside the United States or any or every country other than the United States where we may eventually decide to sell our future products. Our ability to prevent others from making or selling duplicate or similar technologies will be impaired in those countries in which we have no patent protection. Although we have 80 pending U.S. patents and provisional patent applications on file in the United States protecting aspects of our technology under development, our patents may not issue as a result of those applications drawing priority or otherwise based on those patent applications, may issue only with limited coverage or may issue and be subsequently successfully challenged by others and held invalid or unenforceable.

Similarly, even if patents do issue based on our applications or future applications, any issued patents may not provide us with any competitive advantages. Competitors may be able to design around our patents or develop products that provide outcomes comparable or superior to ours. Our patents may be held invalid or unenforceable as a result of legal challenges by third parties, and others may challenge the inventorship or ownership of our patents and pending patent applications. In addition, if we choose to and are able to secure protection in countries outside the United States, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. In the event a competitor infringes upon our patent or other intellectual property rights, enforcing those rights may be difficult and time consuming. Even if successful, litigation to enforce our intellectual property rights or to defend our patents against challenge could be expensive and time consuming and could divert our management’s attention. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents against a challenge.

We may also in the future as one of our strategies to deploy our technology into the market, license patent and other proprietary rights to aspects of our technology to third parties. Disputes with our licensors may arise regarding the scope and content of these licenses. Further, our ability to expand into additional fields with our technologies may be restricted by our existing licenses or licenses we may grant to third parties in the future.

The policies we use to protect our trade secrets may not be effective in preventing misappropriation of our trade secrets by others. In addition, confidentiality agreements executed by our employees, consultants and advisors may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure. Litigating a trade secret claim is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge methods and know-how. If we are unable to protect our intellectual property rights, we may be unable to prevent competitors from using our own inventions and intellectual property to compete against us, and our business may be harmed.

We may be subject to patent infringement or other intellectual property lawsuits which may be costly to defend.

Because our industry is characterized by competing intellectual property, we may be sued for violating the intellectual property rights of others. Determining whether a product infringes a patent involves complex legal and factual issues, and the outcome of patent litigation actions is often uncertain. We have not conducted any significant search of patents issued to third parties, and no assurance can be given that third party patents containing claims covering our products, parts of our products, technology or methods do not exist, have not been filed, or could not be filed or issued. Because of the number of patents issued and patent applications filed in our technical areas or fields (including some pertaining specifically to wireless charging technologies), our competitors or other third parties may assert that our products and the methods we employ in the use of our products are covered by United States or foreign patents held by them. In addition, because patent applications can take many years to issue and because publication schedules for pending applications vary by jurisdiction, there may be applications now pending of which we are unaware, and which may result in issued patents that our technology under development or other future products would infringe. Also, because the claims of published patent applications can change between publication and patent grant, there may be published patent applications that may ultimately issue with claims that we infringe. There could also be existing patents that one or more of our products or parts may infringe and of which we are unaware. As the number of competitors in the market for wire-free power and alternative recharging solutions increases, and as the number of patents issued in this area grows, the possibility of patent infringement claims against us increases. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

In the event that we become subject to a patent infringement or other intellectual property lawsuit and if the relevant patents or other intellectual property were upheld as valid and enforceable and we were found to infringe or violate the terms of a license to which we are a party, we could be prevented from selling any infringing products of ours unless we could obtain a license or were able to redesign the product to avoid infringement. If we were unable to obtain a license or successfully redesign, we might be prevented from selling our technology under development or other future products. If there is an allegation or determination that we have infringed the intellectual property rights of a competitor or other person, we may be required to pay damages, or a settlement or ongoing royalties. In these circumstances, we may be unable to sell our products at competitive prices or at all, our business and operating results could be harmed.

We could become subject to product liability claims, product recalls, and warranty claims that could be expensive, divert management’s attention and harm our business.

Our business exposes us to potential liability risks that are inherent in the marketing and sale of products used by consumers. We may be held liable if our technology under development now or in the future causes injury or death or are found otherwise unsuitable during usage. Our technology under development incorporates sophisticated components and computer software. Complex software can contain errors, particularly when first introduced. In addition, new products or enhancements may contain undetected errors or performance problems that, despite testing, are discovered only after installation. While we believe our technology is safe, users could allege or possibly prove defects (some of which could be alleged or proved to cause harm to users or others) because we design our products to perform complex functions involving RF energy, possibly in close proximity to users. A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs. The coverage limits of our insurance policies we may choose to purchase to cover related risks may not be adequate to cover future claims. If sales of our products increase or we suffer future product liability claims, we may be unable to maintain product liability insurance in the future at satisfactory rates or with adequate amounts. A product liability claim, any product recalls or excessive warranty claims, whether arising from defects in design or manufacture or otherwise, could negatively affect our sales or require a change in the design or manufacturing process, any of which could harm our reputation and business, harm our relationship with licensors of our products, result in a decline in revenue and harm our business.

In addition, if a product we designed is defective, whether due to design or manufacturing defects, improper use of the product or other reasons, we or our strategic partners may be required to notify regulatory authorities and/or to recall the product. A required notification to a regulatory authority or recall could result in an investigation by regulatory authorities of our products, which could in turn result in required recalls, restrictions on the sale of the products or other penalties. The adverse publicity resulting from any of these actions could adversely affect the perception of our customers and potential customers. These investigations or recalls, especially if accompanied by unfavorable publicity, could result in our incurring substantial costs, losing revenues and damaging our reputation, each of which would harm our business.

We are subject to risks associated with our utilization of consultants.

To improve productivity and accelerate our development efforts while we build out our own engineering team, we use experienced consultants to assist in selected business functions, including the development of our ASICs. We take steps to monitor and regulate the performance of these independent third parties. However, arrangements with third party service providers may make our operations vulnerable if these consultants fail to satisfy their obligations to us as a result of their performance, changes in their own operations, financial condition, or other matters outside of our control. Effective management of our consultants is important to our business and strategy. The failure of our consultants to perform as anticipated could result in substantial costs, divert management’s attention from other strategic activities, or create other operational or financial problems for us. Terminating or transitioning arrangements with key consultants could result in additional costs and a risk of operational delays, potential errors and possible control issues as a result of the termination or during the transition.

We expect to depend on consumer electronics supply chain firms to manufacture, market and distribute our technology under development. If these strategic partners fail to successfully manufacture, market and distribute our technology under development, our business will be materially harmed.

We currently intend to license our system architecture, proprietary waveform, antenna design and ASIC designs to consumer electronics supply chain firms rather than manufacture our technology under development ourselves. We will not be able to control the efforts and resources these consumer electronics supply chain firms would devote to marketing our technology under development or other future products. Those third parties may not be able to successfully market and sell the products they develop based on our technology, may not devote sufficient time and resources to support the marketing and selling efforts and may not market those products at prices that will permit the products to develop, achieve or sustain market acceptance. Finding new licensors could be an expensive and time-consuming process and we may not be able to find suitable consumer electronics supply chain firms and other distribution strategic partners on acceptable terms or at all. If we cannot find suitable third party partners or our third party partners experience difficulties, do not actively market our technology under development or future products or do not otherwise perform under our license agreements, our potential for revenue may be dramatically reduced, and our business could be harmed. We have not dedicated any resources to investigating foreign markets or planning to satisfy import or export requirements to deliver our product to consumers or businesses outside the U.S.

We intend to pursue licensing of our technology as a primary means of commercialization but we may not be able to secure advantageous license agreements. If we are not able to secure advantageous license agreements, our business and results of operations will be adversely affected.

We intend to pursue licensing of our technology as a primary means of commercialization. We believe there are many companies that could be interested in implementing our technology into their devices. Many of these companies are well-known, world-wide companies. To date we have entered into a total of 13 joint development agreements providing for our development of reference designs which serve to describe the integration of our technology into the strategic partner’s products. However, these agreements do not commit either party to a long-term relationship and any of these parties may disengage with us at any time. Other than these joint development agreement we de do not currently have any specific business relationships with any potential licensees. Creating a license or other business relationship with these classes of companies will take a substantial effort, as we expect to have to convince them of the efficacy of our technology, meet their design and manufacturing requirements, satisfy their marketing and product needs, and comply with their selection, review and contracting requirements. There can be no assurance that we will be able to gain entry to these companies, or that they will ultimately decide to integrate our technology with their products. We may not be able to secure license agreements with customers on terms that are advantageous to us. Furthermore, the timing and volume of revenue earned from license agreements will be outside of our control. If the license agreements we enter into do not prove to be advantageous to us, our business and results of operations will be adversely affected.

We are highly dependent on certain key members of our executive management team. Our inability to retain these individuals could impede our business plan and growth strategies, which could have a negative impact on our business and the value of your investment.

Our ability to implement our business plan depends, to a critical extent, on the continued efforts and services of Steve Rizzone (Chief Executive Officer), Michael Leabman (Chief Technology Officer), George Holmes (Senior Vice President of Sales and Marketing) and Cesar Johnston (Senior Vice President of Engineering). If we lose the services of any of these persons, we would likely be forced to expend significant time and money in the pursuit of replacements, which may result in a delay in the implementation of our business plan and plan of operations. We can give no assurance that we could find satisfactory replacements for these individuals on terms that would not be unduly expensive or burdensome to us. We do not currently carry a key-man life insurance policy that would assist us in recouping our costs in the event of the death or disability of either of these executives.

Our long-term success and growth strategy depend on our ability to attract, integrate and retain high-level engineering talent.

Because of the highly specialized and complex nature of our business, our success and future growth also depends on management’s ability to attract, hire, train, integrate and retain high-level engineering talent. Competition for such personnel is intense, and our inability to adequately staff our operations with highly qualified and well-trained engineers could render us less efficient and impede our ability to develop and deliver a commercial product. Such a competitive market could put upward pressure on labor costs for engineering talent. In addition, rising costs associated with certain employee benefits, in particular employee health coverage, could limit our ability to provide certain employee benefits in the future. If we are unable to provide a competitive employee benefits package, recruiting and retaining qualified personnel may become more difficult.

Risks Related to this Offering and Owning Our Common Stock

As an investor, you may lose all of your investment.

Investing in our common stock involves a high degree of risk. As an investor you may never recoup all, or even part of, your investment and you may never realize any return on your investment. You must be prepared to lose all of your investment.

Our stock price could be volatile and investors may have difficulty selling their shares.

Our common stock is currently listed on the NASDAQ Capital Market under the symbol “WATT.” For the period from March 28, 2014 when trading began on the NASDAQ Capital Market and the period ended December 8, 2014, the daily trading volume for shares of our common stock ranged from 12,100 to 2,403,900 shares traded per day, and the average daily trading volume during such period was 145,572 shares.

The market price of the common stock has fluctuated significantly since it was first listed on the NASDAQ Capital Market on March 28, 2014. Since this date, through December 8, 2014, the intra-day trading price has fluctuated from a low of $7.47 to a high of $16.44. The price of our common stock may continue to fluctuate significantly in response to factors, some of which are beyond our control, including the following:

•	actual or anticipated variations in operating results;
•	the limited number of holders of the common stock;
•	changes in the economic performance and/or market valuations of other technology companies;

•	our announcements of significant strategic partnerships or other events;
•	announcements by other companies in the wire-free charging space;
•	additions or departures of key personnel; and
•	sales or other transactions involving our capital stock, including sales that may occur following the termination of applicable lock-up periods.

We are an “emerging growth company” under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company,” we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our reporting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We have not paid dividends in the past and have no immediate plans to pay dividends.

We plan to reinvest all of our earnings, to the extent we have earnings, in order to market our products and to cover operating costs and to otherwise become and remain competitive. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. We cannot assure you that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of our common stock as a dividend. Therefore, you should not expect to receive cash dividends on the common stock we are offering.

Concentration of ownership among our existing executive officers, directors and significant stockholders may prevent new investors from influencing significant corporate decisions.

All decisions with respect to the management of the Company will be made by our board of directors and our officers, who, before this offering, beneficially own approximately 5% of our common stock, as calculated in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. Additionally, the 210,527 shares issued to a strategic investor in April 2014 are subject to a voting agreement between the Company and the investor pursuant to which the investor has agreed for a period of thirteen months to vote all of its shares in accordance with the recommendation of our board of directors on all matters brought to a stockholder vote. In addition, before this offering DvineWave Holdings LLC beneficially owns approximately 20% of our common stock, as calculated in accordance with Rule 13d-3 promulgated under the Securities

Exchange Act of 1934. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our Company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

We expect to continue to incur significant costs as a result of being a public company that reports to the Securities and Exchange Commission and our management will be required to devote substantial time to meet compliance obligations.

As a public company reporting to the Securities and Exchange Commission (“SEC”), we incur significant legal, accounting and other expenses. We are subject to reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission that impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. In addition, on July 21, 2010, the Dodd-Frank Wall Street Reform and Protection Act was enacted. There are significant corporate governance and executive compensation-related provisions in the Dodd-Frank Act that are expected to increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our personnel, systems and resources. Our management and other personnel are expected to devote a substantial amount of time to these new compliance initiatives. In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

We may allocate the net proceeds from this offering in ways that differ from the estimates discussed in the section titled “Use of Proceeds” and with which you may not agree.

The allocation of net proceeds of the offering set forth in the “Use of Proceeds” section below represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, and our future revenues and expenditures. The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section entitled “Use of Proceeds” below. You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. As a result, you and other stockholders may not agree with our decisions. See “Use of Proceeds” for additional information.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will experience substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on our sale of 2,857,143 shares of common stock in this offering at the public offering price of $7.00 per share, if you purchase shares of common stock in this offering, you will experience immediate and substantial dilution of $4.03 per share in the net tangible book value of the common stock at September 30, 2014. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Our charter documents and Delaware law may inhibit a takeover that stockholders consider favorable.

Provisions of our Certificate of Incorporation (“Certificate”) and bylaws and applicable provisions of Delaware law may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. The provisions in our Certificate and bylaws:

•	authorize our board of directors to issue preferred stock without stockholder approval and to designate the rights, preferences and privileges of each class; if issued, such preferred stock would increase the number of outstanding shares of our capital stock and could include terms that may deter an acquisition of us;
•	limit who may call stockholder meetings;
•	do not permit stockholders to act by written consent;
•	do not provide for cumulative voting rights; and
•	provide that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

In addition, Section 203 of the Delaware General Corporation Law may limit our ability to engage in any business combination with a person who beneficially owns 15% or more of our outstanding voting stock unless certain conditions are satisfied. This restriction lasts for a period of three years following the share acquisition. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock. See “Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents” for additional information.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of our common stock in this offering will be approximately $18.2 million, after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional shares, we estimate that our net proceeds from the sale of our common stock in this offering will be approximately $21.0 million, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to accelerate our product development efforts, regulatory activities, business development and support functions, and for general and administrative expenses and other general corporate purposes.

The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

Until we use the net proceeds of this offering, we intend to invest the funds in short-term, investment-grade, interest-bearing securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in this prospectus, as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, applications, customers, technologies, future performance or results of anticipated products, expenses, and financial results. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	our limited cash and a history of losses;
•	our ability to achieve profitability;
•	our limited operating history;
•	emerging competition and rapidly advancing technology;
•	customer demand for the products we develop;
•	our ability to secure required FCC or other governmental approvals;
•	the impact of competitive or alternative products, technologies and pricing;
•	our ability to successfully license any products we develop to consumer electronics supply chain firms;
•	general economic conditions and events and the impact they may have on us and our potential customers;
•	the adequacy of protections afforded to us by the patents that we own and the cost to us of maintaining, enforcing and defending those patents;
•	our ability to obtain, expand and maintain patent protection in the future, and to protect our non-patented intellectual property;
•	our exposure to and ability to defend third-party claims and challenges to our patents and other intellectual property rights;
•	our ability to obtain adequate financing in the future;
•	our ability to continue as a going concern;
•	our success at managing the risks involved in the foregoing items; and
•	other factors discussed in the “Risk Factors” section of this prospectus.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under the section entitled “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, we cannot assure you that the forward-looking statements contained in this prospectus will in fact occur. You should not place undue reliance on these forward-looking statements.

BUSINESS

Our Company

We are developing technology that can enable wire-free charging of electronic devices at a distance and with complete mobility. Our ultimate goal is to license our WattUpTM technology to device manufacturers, wireless service providers and other commercial partners to make wire-free charging an affordable, ubiquitous and convenient service offering for end users. We believe our proprietary technology can potentially be utilized in a variety of devices, including smart phones, tablets, e-book readers, wearables, keyboards, mice, remote controls, rechargeable lights and any other device with similar charging requirements that would otherwise need a battery or a connection to a power outlet.

We believe our technology is novel in its approach, in that it charges devices by surrounding them with a three dimensional (“3D”) radio frequency (“RF”) pocket (“RF pocket”). We are developing solutions that enable wire-free transmission of energy from a transmitter to multiple receivers connected to or integrated into electronic devices, at distances of up to fifteen (15) feet. We have developed a prototype system consisting of a base station transmitter, a smart phone receiver case, receiver test boards and management software. We have validated the technology in our labs utilizing commercially available parts and components, which are not optimized and may be too large to be incorporated into commercially marketed products.

We are developing multiple generations of transmitter and receiver application specific integrated circuits (“ASICs”) that we believe will optimize our technology by reducing size and cost, while increasing performance to a level that we believe will allow for them to be integrated into low-power devices (defined as devices requiring less than 10 watts), thereby eliminating the need for a charging cord or pad to maintain a charge. We submitted our first ASIC design for wafer fabrication in November 2013. Since then, we have submitted three additional ASIC designs to our wafer fabricator for production. Two of these ASICs will be used to demonstrate our WattUp technology in prototypical consumer products in conjunction with our strategic partners at the Consumer Electronics Show in January 2015. A fifth ASIC has also been designed and submitted for wafer fabrication. Two of the five ASICs are expected to be included in reference designs for certain of our strategic partners to enable them to develop consumer-facing products incorporating our technology for sale beginning late in the fourth quarter of 2015.

We are also developing what we believe will be an enterprise class management and control system for our WattUp solution that will incorporate cloud based network management as well as the necessary local interface and control for the transmitter and receiver.

We believe that if our development, regulatory and commercialization efforts are successful, our transmitter and receiver solutions will initially be able to simultaneously charge up to 24 devices, ranging from ¼ watt up to sixteen (16) watts, depending on the number of devices, with a range of fifteen (15) feet in radius or in a charging envelop bounded by thirty (30) feet. Subsequent development efforts will focus on increasing the power delivery capability, increasing distance, enhancing the management and control solution and lowering overall system cost.

As part of our commercialization efforts, in May 2014 we executed our first joint development agreement with a strategic partner providing for our development of reference designs which serve to describe the integration of our technology into the strategic partner’s products. Since that time, interest in our technology from potential strategic partners has been robust and to date we have executed a total of 13 joint development agreements with a wide variety of partners including wireless solutions companies, device and accessories manufacturers, semiconductor companies and an appliance manufacturer.

We have pursued an aggressive intellectual property strategy and are developing new patents. As of September 30, 2014, we had 80 pending U.S. patents and provisional patent applications. In addition to the inventions covered by these patent applications, we have identified a significant number of additional specific inventions we believe may be novel and patentable. We intend to file for patent protection for the most valuable of these, as well as for other new inventions that we expect to develop.

We have recruited and hired a seasoned management team with public company and relevant industry experience to develop and execute our operating plan. In addition, we have identified and hired additional engineering resources, which we expect will build up the engineering capability of our internal team. We were incorporated in Delaware in October 2012. Our corporate headquarters is at 3590 North First Street, Suite 210, San Jose, CA 95134. Our website can be accessed at www.energous.com. The information contained on, or that may be obtained from our website, is not, and shall not be deemed to be, part of this prospectus.

Our Technology

The wire-free charging solution we are developing employs 3D “pocketforming” via a transmitter that creates a targeted RF pocket in a room around a receiving device (which may be mobile or fixed).

Figure 1 below shows a simple diagram of our solution. Today this solution is able to send wattage from the transmitter to individual receiver boards in our laboratory.

Figure 1: Our Wire-free Charging Solution Diagram

First, our proprietary transmitter locates the client receiver(s) in a 3-dimensional space via Bluetooth technology. Next, the transmitter generates a proprietary RF waveform to create an RF pocket around the client receiver(s). We expect that the receiver ASICs that we intend to develop will gather power from this RF pocket. We believe that these proposed receiver ASICs will then be able to charge rechargeable-battery devices, such as smart phones cases with embedded batteries, smart phones, tablets, e-book readers, keyboards, mice, remote controls, rechargeable lights or any other device with similar charging requirements that would otherwise need a battery or a connection to a power outlet.

Our transmitter uses proprietary software algorithms to dynamically direct, focus and control our proprietary RF waveform in three dimensions. This intelligence allows for very efficient transmission of energy to a moving object (such as a mobile phone in a user’s pocket).

Figure 2 below shows our prototype transmitter in its current plastic enclosure. This enclosure has dimensions of approximately 12” x 8.5” x 2”.

Figure 2: Prototype Transmitter in Plastic Enclosure

Figure 3 below shows views, respectively, of the front and back of a smart phone case that integrates our receiver technology and will, if used with our transmitter within the appropriate range, wirelessly charge a smart phone.

Figure 3: Front and Back of our Prototype Smart Phone Case with Embedded Energous Receiver Technology

Below, in Figure 4, are additional prototype devices under development, including wearable receivers.

Figure 4: Computer Generated Images of Additional Prototype Devices Under Development

Currently, our demonstration system is able to output wattage to multiple devices at a distance of 15 feet with the ability to refocus the RF pocket within approximately one second. Our demonstration system employs off-the-shelf components, which we believe limits the speed at which the RF pocket is refocused. We are developing several ASICs that we believe will enable our future system designs to refocus the RF pocket within fractions of a second. We believe our ASICs in development will also allow us to significantly reduce our transmitter size and costs, while achieving higher delivered power.

We submitted our first ASIC design for wafer fabrication in November 2013. Since then, we have submitted three additional ASIC designs to our wafer fabricator for production. Two of these ASICs will be used to demonstrate our WattUp technology in prototypical consumer products in conjunction with our strategic partners at the Consumer Electronics Show in January 2015. A fifth ASIC has also been designed and submitted for wafer fabrication. Two of the five ASICs are expected to be included in reference designs for certain of our strategic partners to enable them to develop consumer-facing products incorporating our technology for sale beginning late in the fourth quarter of 2015.

Our Competition

There are numerous existing, widely commercially available methods to provide power to rechargeable low-power fixed and mobile devices, including wall plug-in recharging, inductive recharging, power-mat recharging, battery recharging stations and more. To our knowledge, almost all mobile consumer electronic devices equipped with a rechargeable battery come bundled with a method to recharge the device (for example, a power cord). This bundling makes the included recharging system effectively free to the user. We are depending on the development of a market that will sufficiently value the convenience of wire-free recharging to pay the additional cost to purchase our wire-free charging solutions.

We believe that the main advantage of our wire-free charging technology, as compared to traditional charging technologies, will be the ability to charge multiple devices anywhere within the charging area (expected to be a span of up to 30 feet) without the use of a charging pad. We believe our technology is unique and flexible allowing us to target a fixed or mobile device, track that device if it moves or is moving, and focus and transmit pockets of energy to the targeted device to charge the device without having to remove the battery or plug in the device. However, there are a variety of other wireless charging technologies on the market or under development today. These fall into the following categories:

Magnetic Induction.  Magnetic induction uses a magnetic coil to create resonance, which can transmit energy over very short distances. Power is delivered as a function of coil size (the larger the coil, the more power), and coils must be directly paired (one receiver coil to one transmitter coil = directly coupled pair) within a typical distance of less than one inch. Products utilizing magnetic induction have been available for 10+ years in products such as rechargeable electronic toothbrushes.

Magnetic Resonance.  Magnetic resonance is similar to magnetic induction, as it uses magnetic coils to transmit energy. This technology uses coils that range in size depending on the power levels being transmitted. It has the ability to transmit power at distances up to ~11 inches (30CM) which can be increased with the use of resonance repeaters.

Conductive.  Conductive charging uses conductive power transfer to eliminate wires between the charger (often a charging mat) and the charging device. It requires the use of a charging board as the power transmitter to deliver the power, and a charging device, with a built-in receiver, to receive the power. This technology requires direct metal contact between the charging board and the receiver. Once the charging board recognizes the receiver, the charging begins.

RF Harvesting.  Harvesting RF energy is at the core of Energous’ technology. RF harvesting approaches typically utilize directional antennas to target and deliver energy. To our knowledge, there are two other companies attempting to utilize a directional pocket of energy similar to that being developed by Energous.

Laser.  Laser charging technology uses very short wavelengths of light to create a collimated beam that maintains its size over distance, using what is described as distributed resonance to deliver power to an optical receiver.

Ultrasound.  Ultrasound charging technology converts electric energy into acoustic energy in the form of ultrasound waves. It then reconverts those waves through an “energy-harvesting” receiver.

Our Business Strategy

We intend to license our solution to the designers of devices that would benefit from wire-free charging. We intend to pursue this licensing path because we believe there are several market verticals to which our technology can apply, and we believe that this is the most capital-efficient manner in which we can address many of them at once.

In addition, we believe that our greatest market opportunity is to create a ubiquitous protocol for wire-free charging at a distance, in much the same way that Wi-Fi is the standard for wire-free data. The goal is to ensure interoperability between base stations and receivers that are based on our technology, regardless of who made them, installed them into finished goods, or marketed them. The implementation of previous standards such as Wi-Fi and Bluetooth should help to illustrate our goal; Wi-Fi routers, regardless of their designer or manufacturer, work with Wi-Fi receivers installed in various consumer electronic devices, regardless of the manufacturer.

In order to make our solution the standard for charging at a distance, we intend to pursue an ecosystem strategy for our solution, engaging not only potential licensees for our base station and transmitter, but also their upstream and downstream value chain partners. We also intend to prioritize protecting our intellectual property portfolio, as we believe that keeping a firm grasp on that will make it less likely that a competing platform will be able to compete with our technology in a “standards battle.”

We believe strategic relationships with key licensees will enable us to reap the benefits of our technology much faster and with greater penetration, than by manufacturing, distributing or installing products ourselves. We believe this business model will also allow us to concentrate our efforts and resources on projects more in line with our expertise as a research-and-development oriented company focused on generating licensable intellectual property. As we develop new applications for our technology, we expect to target new strategic relationships in different market sectors.

In order to demonstrate the capability of our technology to potential partners, we are currently developing complete products, which our licensees then modify and remanufacture to fit their own needs. These products are what are known as “reference designs” of our integrated solution. These reference designs will be licensed to key potential partners, which we believe will allow them to speed up incorporation of our technology into their product lines, create awareness and demand, and bring our power solution to market faster. Our initial reference designs currently under development are being designed for use with smart phones and e-book readers. However, we believe that our proprietary technology can potentially be utilized in a variety of devices, including tablets, keyboards, mice, remote controls, rechargeable lights and any other device with similar charging requirements that would otherwise need a battery or a connection to a power outlet.

Since we are a development stage company, we have not yet finalized some aspects of our strategy. For example, we may decide to sell our ASICs ourselves, rather than license the design of those ASICs. That decision would depend on whether we believe selling ASICs ourselves would help meet the market demand of potential customers who would require our ASICs in order to provide their solution to the marketplace. However, we do not intend to manufacture our own ASICs. If we decide to sell our ASICs rather than license their designs, we will utilize a contract manufacturer to manufacture the ASICs. In any event, we do not intend to produce finished goods consumer products.

Our Initial Target Markets

We believe that our technology will be compelling to many end markets, each of which may have several potential customers. In an effort to focus our activities, we have selected certain initial target markets based on the potential value we would be able to create in these markets. As we continue to develop our technology, we may find that it creates more value in other markets; if that is the case, we intend to shift our focus to those other markets. As we have already discussed, our solution consists of two components: our base station and our receiver. Consequently, we view our initial target markets in these two categories.

Base Station Target Markets

Wi-Fi Routers

We believe that consumers will be best able to understand our technology in the context of the wire-free data industry, since our technology allows devices to receive power while unplugged in much the same way that the Wi-Fi router allowed devices to receive data while unplugged. In addition, we believe our base station technology can integrate well into form factors of a similar size to that of existing wireless data routers. Our current prototype is approximately 14” X 18” X 3”, which is slightly larger than a typical commercial wireless data router. After our transmitter ASIC is complete, we expect to be able to integrate our technology into form factors demanded by branded consumer electronics router marketers. We also believe that our 3-D pocketforming technology may be able to enhance the data signal of a Wi-Fi router, which we believe will provide an even stronger value proposition to wireless data router manufacturers.

According to Infonetics Research, the wireless local area network (“WLAN”) market was approximately $4 billion in 2012. This includes enterprise access points, WLAN controllers and Wi-Fi phone access points. The Wi-Fi router market has two segments: commercial and residential. The key differentiator between these segments is that commercial routers tend to have much more robust security features, including virtual private networks and advanced content filtering. We believe that our technology is applicable to both the commercial and residential Wi-Fi router markets. Consequently, we have begun to engage with some of these leading firms in both of these segments.

In addition, the Wi-Fi router market has other key players. These include consumer electronics supply chain firms, including original equipment manufacturers (“OEMs”), original design manufacturers (“ODMs”), component manufacturers and branded consumer electronics firms. We believe that each of these categories of players can help to integrate our technology into a commercially available Wi-Fi router.

An ODM designs products either collaboratively with their customers or on their own and manufactures them for sale to companies under the end customer’s brand. Additionally, an ODM may engage multiple companies with similar designs that are then marketed under several different end customers’ brands. An OEM manufactures products for sale under another firm’s brand. We believe that engaging with both types of organizations will be necessary to speed our entry into the market and extend our market reach.

Component suppliers are also a key part of our go-to-market strategy, as most ODMs and OEMs do not design their own components. We expect to be actively engaged with component companies that supply antennas, as well as mixed-signal, power and RF components to the major ODM and OEMs in the Wi-Fi router market.

As part of our go-to-market strategy, we intend to market to major infrastructure developers, both for consumer and commercial applications. Within the consumer market, engagements will primarily be with major residential home builders. For commercial installations, we will engage with the wireless network operators and private Wi-Fi system operators. We will also engage with concentrated consumer destinations (for example, coffee shop and restaurant chains, airport lounges and airports). We intend to educate concentrated consumer destinations on the benefits of our solutions to drive them to seek out and demand our solution from their vendors and suppliers.

Receiver Target Markets

Cases for Mobile Devices (Phones and Tablets)

We believe that aftermarket cases for mobile devices (which include both phones and tablets) are an attractive initial market for our receiver. This is because this market is large and growing. According to ABI Research, the mobile phone accessory market (which includes headphones and chargers as well as cases) was $20 billion in 2012. According to the NPD Group, the mobile phone case industry was approximately 36% of the overall mobile phone accessory market for the first half of 2012. If both of these figures are correct, the smartphone case market was approximately $7 billion in 2012.

In addition, this is a fiercely competitive market, with dozens of players looking for a way to differentiate themselves. There are hundreds of different types of mobile phone cases that range in price from under $10 to over $100, and are made of varying materials from simple polymers to full-grain leather. Some of these cases are differentiated by being thin and light, while others are differentiated by offering additional features such as external battery packs, waterproofing or credit card slots. We believe that this competition makes it more likely that we will be able to find a partner that chooses to differentiate itself by licensing our technology. We have begun to engage some of the leading firms in this space in our initial conversations.

We further believe that this is an attractive market because the design cycles for these cases tend to be much shorter than those for the devices themselves. Though our longer-term goal remains integrating our receiver technology into the mobile devices themselves (through the branded consumer electronics firms that market them or the OEM or ODM that manufactures them), we believe that initially designing our receivers into cases will provide industry validation and “pull” our technology into the original mobile device manufacturer.

Mobile Devices (Phones and Tablets)

We believe that the value proposition of our technology would be strengthened significantly if it were directly integrated into OEM subassemblies for mobile devices or the devices themselves, or alternatively, if our technology was integrated into third party silicon components already present in the mobile device. Both of these entry points would eliminate the need for accessory-based solutions. This presents an attractive market for us as the set of potential partners with whom to engage is readily identifiable and the opportunity with each is large given the concentrated market share of the major players. In January 2013, Gartner estimated that the size of the smart phone industry was approximately $117.5 billion in 2012, and would grow to approximately $175.4 billion in 2016 (which would represent a compound annual growth rate of approximately 10.5%). Gartner also estimated that the size of the combined media tablet and premium tablet industry was approximately $32 billion in 2012, and would grow to approximately $62.8 billion in 2016 (which would represent a compound annual growth rate of 19.5%).

In order to develop relationships with the large mobile device OEMs, we believe it is important to build an ecosystem of key players across the value chain.

We have identified the key players in this value chain. We categorize these players as upstream providers (which produce components for OEMs and ODMs, such as baseband integrated circuits, application processors, Bluetooth modules, memory and batteries), midstream providers (which assemble devices for branded firms and test components for OEMs and ODMs) and downstream providers (which provide end-use services for consumers of devices sold by branded consumer electronics firms and include telecom operators and channel distributors). We have begun to engage key players in each of these segments.

Other Markets

We believe there are many more potential markets for our technology in the longer term. We are pursuing a licensing strategy so that we can bring our technology to multiple markets simultaneously.

Some potential long-term markets for our technology include:

•	Wearable devices
•	Remote controls
•	Sensors (such as thermostats)
•	Toys
•	Rechargeable batteries
•	Automotive accessories
•	Personal care products (such as toothbrushes or shavers)
•	Retail inventory management (such as RFID tags)
•	Hand-held industrial devices (such as scanners or keypads)

This list is meant for illustrative purposes only; we cannot guarantee that we will address any of these markets, and we may decide to address a market that is not on the above list. We intend to continuously evaluate our target markets and choose new markets based on factors including (but not limited to) time-to-market, market size and growth, and the strength of our value proposition for a specific application.

Our Intellectual Property

As a company primarily focused on licensing, we expect that our most valuable asset will be our intellectual property. This includes U.S. and foreign patents, patent applications and know-how. We are pursuing an aggressive intellectual property strategy and are developing new patents.

As of September 30, 2014, we had 80 pending U.S. patents and provisional patent applications. In addition to the inventions covered by these patent applications, we have identified a significant number of additional specific inventions we believe may be novel and patentable. We intend to file for patent protection for the most valuable of these, as well as for other new inventions that we expect to develop.

Government Regulation

Our wire-free charging technology involves the transmission of power using RF energy waves, which are subject to regulation by the FCC, and may be subject to regulation by other federal, state and local agencies. To our knowledge, the transmission of power in this manner by a consumer product at the ranges we are proposing is novel. We believe our technology is safe, and we are in the process of seeking FCC approval.

We believe our technology is safe because our proprietary waveform operates in the 2.4/5.8 GHz radio frequency range, which is the same range as Wi-Fi routers and several other wireless consumer electronics. For those types of products, the FCC grants what is known as Part 15 approval if, among other things, the specific absorption rate (“SAR”) is below certain thresholds. Based on our preliminary calculations, the SAR at our receiver should be well below that of a typical cellular signal, so we believe we will be able to gain FCC Part 15 approval for each of our reference designs currently in development. In addition, because our technology involves the transmission of power greater than the power threshold limits of Part 15, we also expect to need to obtain FCC Part 18 approval. To our knowledge, the transmission of power in this manner by a consumer product at the ranges we are proposing has not yet been approved and there can be no assurance that we will be able to obtain this approval or that other governmental approvals will not be required.

Employees

As of December 9, 2014, we had 34 full-time employees. None of these employees are covered by a collective bargaining agreement, and we believe our relationship with our employees is good. We also employ consultants, including technical advisors, on an as-needed basis to supplement existing staff. Consultants and technical advisors provide us with expertise in electrical engineering, software development and other specialized areas of engineering and science.

Industry Certifications

We expect that our products and/or the reference designs will undergo UL/CE as well as FCC Part 15, FCC Part 18, SAR, California Energy Star and Apple compliance testing. While this list of required certifications may change or expand from time to time, it is our expectation, based on similar products and designs developed by our team, that we will conduct and complete these certification tests as part of the Company’s standard course of business and planning process.

Properties

Our principal office is located at 3590 North First Street, Suite 210, San Jose, CA 95134. We currently lease approximately 15,000 square feet of office and laboratory space under a lease that is due to expire in September 2019. The initial monthly base rent was $36,720 per month. In addition, pursuant to the lease we issued to the landlord 41,563 shares of restricted stock valued at $500,000, of which $400,000 will be applied to reduce the Company’s base rent by $6,732 per month and of which $100,000 was used for certain tenant improvements.

Legal Proceedings

We are not currently a party to any pending legal proceedings that we believe will have a material adverse effect on our business or financial conditions. We may, however, be subject to various claims and legal actions arising in the ordinary course of business from time to time.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section of this prospectus titled “Summary Selected Financial Information” and our financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis here and throughout this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited, to those set forth under “Risk Factors” and elsewhere in this prospectus.

OVERVIEW

We were incorporated in Delaware on October 30, 2012 under the name DvineWave Inc. and in January 2014 we changed our name to Energous Corporation. We are located in San Jose, CA. To date, our operations have been funded through the sale of our common stock and convertible debt (which has since been converted into shares of our common stock).

We are developing technology that can enable wire-free charging of electronic devices at a distance and with complete mobility. Our ultimate goal is to license our WattUpTM technology to device manufacturers, wireless service providers and other commercial partners to make wire-free charging an affordable, ubiquitous and convenient service offering for end users. We believe our proprietary technology can potentially be used in a variety of devices, including smart phones, tablets, e-book readers, wearables, keyboards, mice, remote controls, rechargeable lights and any other device with similar charging requirements that would otherwise need a battery or a connection to a power outlet.

We believe our technology is novel in its approach, in that it charges devices by surrounding them with a three dimensional (“3D”) radio frequency (“RF”) pocket (“RF pocket”). We are developing solutions that enable wire-free transmission of energy from a transmitter to multiple receivers connected to or integrated into electronic devices, at distances of up to fifteen (15) feet. We have developed a prototype system consisting of a base station transmitter, a smart phone receiver case, receiver test boards and management software. We have validated the technology in our labs utilizing commercially available parts and components, which have not been optimized and may be too large to be incorporated into commercially marketed products.

We are also developing what we believe will be an enterprise class management and control system for our WattUp solution that will incorporate cloud based network management as well as the necessary local interface and control for the transmitter and receiver.

We believe that if our development, regulatory and commercialization efforts are successful, our transmitter and receiver solutions will initially be able to simultaneously charge up to 24 devices, ranging from ¼ watt up to sixteen (16) watts, depending on the number of devices, with a range of fifteen (15) feet in radius or in a charging envelop bounded by thirty (30) feet. Subsequent development efforts will focus on increasing the power delivery capability, increasing distance, enhancing the management and control solution and lowering overall system cost.

We intend to license our technology to various consumer electronics companies, including component manufacturers, original equipment manufacturers (“OEMs”), original design manufacturers (“ODMs”) and branded consumer electronics firms. We believe the majority of those license agreements will involve a per unit royalty. We believe strategic relationships with key consumer electronics supply chain licensees will enable us to reap the benefits of our technology much faster and more cost-effectively than by manufacturing, distributing or installing products ourselves.

As part of our commercialization efforts, in May 2014 we executed our first joint development agreement with a strategic partner providing for our development of reference designs which serve to describe the integration of our technology into the strategic partner’s products. Since that time, interest in our technology from potential strategic partners has been robust and to date we have executed a total of 13 joint development agreements with a wide variety of partners including wireless solutions companies, device and accessories manufacturers, semiconductor companies and an appliance manufacturer.

We have pursued an aggressive intellectual property strategy and are developing new patents. As of September 30, 2014, we had 80 pending U.S. patents and provisional patent applications. In addition to the inventions covered by these patent applications, we have identified a significant number of additional specific inventions we believe may be novel and patentable. We intend to file for patent protection for the most valuable of these, as well as for other new inventions that we expect to develop.

We have recruited and hired a seasoned management team with public company and relevant industry experience to develop and execute our operating plan. In addition, we have identified and hired additional engineering resources, which we expect will build up the engineering capability of our internal team.

We have not generated any revenue to date, and have incurred significant losses from operations since inception. We expect to continue to incur operating losses for the foreseeable future as we develop our technology.

CRITICAL ACCOUNTING POLICIES

The following discussion and analysis of financial condition and results of operations is based upon our financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. Certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of our control. As a result, they are subject to an inherent degree of uncertainty. In applying these policies, our management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Please see Note 3 to our financial statements for a more complete description of our significant accounting policies.

Basis of Presentation.  The accompanying audited consolidated financial statements and footnotes for the year ended December 31, 2013 and for the period October 30, 2012 (inception) through December 31, 2012 have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commissions (the “SEC”) regarding consolidated financial information. The accompanying unaudited consolidated financial statements and footnotes for the nine months ended September 30, 2014 and 2013 have been prepared in accordance with U.S. GAAP for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014. These condensed financial statements should be read in conjunction with the financial statements for the year ended December 31, 2013 and related notes thereto included in this prospectus.

Research and Development.  Research and development expenses are charged to operations as incurred. For internally developed patents, all costs incurred to the point when a patent application is to be filed are expended as incurred as research and development expense. Patent application costs, generally legal costs, are expensed as research and development costs until such time as the future economic benefits of such patents become more certain.

Income Taxes.  The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of items that have been included or excluded in the financial statements or tax returns. Deferred tax assets and liabilities are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

For the year ended December 31, 2013 and for the period October 30, 2012 (inception) through December 31, 2012, the Company had approximately $2,108,000 and $17,000, respectively, of research and development expenses capitalized for federal income tax purposes, with amortization commencing upon the Company receiving an economic benefit from the related research. For the period October 30, 2012 (inception) through December 31, 2012, $4,000 of organization costs were capitalized and will be amortized for federal income tax purposes over 15 years. Accordingly, as of December 31, 2013, the Company had $2,263,391 gross federal and state net operating loss carryovers (“NOLs”). For the year ended December 31, 2013 and for the period October 30, 2012 (inception) through December 31, 2012, the deferred tax assets in connection with the net operating loss carryover, the research and development costs and the organizational costs were fully reserved, and the Company’s effective tax rate was 0%.

As a result of the IPO, the availability of NOLs and the corresponding valuation allowance were both significantly reduced due to the ownership change limitations provided by Section 382 of the Internal Revenue Code of 1986 and similar state provisions.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the future generation of taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and taxing strategies in making this assessment. Based on this assessment, management has established a full valuation allowance against all of the net deferred tax assets for each period, since it is more likely than not that all of the deferred tax assets will not be realized.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2013 and September 30, 2014, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded for the year ended December 31, 2013, for the period October 30, 2012 (inception) through December 31, 2012 or for the nine months ended September 30, 2014.

Convertible Instruments.  The Company accounts for hybrid contracts that feature conversion options in accordance with ASC 815 “Derivatives and Hedging Activities,” (“ASC 815”) and ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”), which require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (i) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (ii) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (iii) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The Company accounts for convertible instruments that have been determined to be free standing derivative financial instruments (when the Company has determined that the embedded conversion options should be bifurcated from their host instruments) in accordance with ASC 815. Under ASC 815, a portion of the proceeds received upon the issuance of the hybrid contract is allocated to the fair value of the derivative. The derivative was subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

Conversion options that contain variable settlement features such as provisions to adjust the conversion price upon subsequent issuances of equity or equity linked securities at exercise prices more favorable than that featured in the hybrid contract generally result in their bifurcation from the host instrument.

The Company accounted for convertible debt instruments, when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, in accordance with ASC 470-20 “Debt with Conversion and Other Options”. The Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized under the effective interest method over the term of the related debt.

On April 2, 2014, all convertible debt instruments and the related derivative liabilities were extinguished and converted into 1,930,128 shares of common stock.

Common Stock Purchase Warrants and Other Derivative Financial Instruments.  The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) provides a choice of net-cash settlement or settlement in the Company’s own shares (physical settlement or net-share settlement) providing that such contracts are indexed to the Company’s own stock as defined in ASC 815-40 “Contracts in Entity’s Own Equity” (“ASC 815-40”). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company’s control) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities or equity is required.

RESULTS OF OPERATIONS

For the Years ended December 31, 2013, the Period October 30, 2012 (inception) through December 31, 2012 and for the Period October 30, 2012 (inception) through December 31, 2013

Revenues.  To date we have not generated any revenues.

Operating Expenses and Loss from Operations.  Operating expenses are made up of derivative issuance, research, development and general and administrative and marketing expenses. Loss from operations for the year ended December 31, 2013, the period October 30, 2012 (inception) through December 31, 2012 and for the period October 30, 2012 (inception) through December 31, 2013 were $4,435,470, $21,287 and. $4,456,757, respectively. General and administrative expenses include costs for general and corporate functions, including facility fees, travel, telecommunications, insurance, professional fees, consulting fees and other overhead.

Change in Fair Value of Derivative Liabilities.  Change in fair value of derivative liabilities for the year ended December 31, 2013, for the period October 30, 2012 (inception) through December 31, 2012 and for the period October 30, 2012 (inception) through December 31, 2013 was $177,000, $0 and $177,000, respectively.

Interest Expense.  Interest expense for the year ended December 31, 2013, for the period October 30, 2012 (inception) through December 31, 2012 and for the period October 30, 2012 (inception) through December 31, 2013 was $908,611, $0 and $908,611, respectively, and included amortization of debt discount for the year ended December 31, 2013, for the period October 30, 2012 (inception) through December 31, 2012 and for the period October 30, 2012 (inception) through December 31, 2013 of $705,289, $0 and $705,289, respectively.

Net Loss.  Net loss for the year ended December 31, 2013, for the period October 30, 2012 (inception) through December 31, 2012 and for the period October 30, 2012 (inception) through December 31, 2013 was $5,521,081, $21,287 and $5,542,368, respectively.

For the Three Months Ended September 30, 2014 and 2013

Operating Expenses and Loss from Operations.  Loss from operations for the three months ended September 30, 2014 was $5,830,438 as compared to $797,472 for the three months ended September 30, 2013. The increase in loss from operations resulted primarily from ASIC development, other research and development and marketing expenditures, employee and consultant compensation, stock-based compensation, as well as the legal and accounting costs incurred in connection with compliance with our SEC reporting obligations.

Derivative instrument issuance expense was $0 and $9,040 for the three months ended September 30, 2014 and 2013, respectively. Research and development expense was $3,699,057 and $583,524 and included stock-based compensation of $329,138 and $0, patent application costs of approximately $133,836 and $88,884 and ASIC development costs of approximately $896,750 and $383,670 for the three months ended September 30, 2014 and 2013, respectively. General and administrative expense was $1,322,048 and $172,894 and included stock-based compensation of $165,228 and $0 for the three months ended September 30, 2014 and 2013, respectively. Marketing expense was $809,333 and $32,014 and included stock-based compensation of $252,534 and $0 for the three months ended September 30, 2014 and 2013, respectively.

Change in Fair Value of Derivative Liabilities.  Change in fair value of derivative liabilities for the three months ended September 30, 2014 was $0 as compared to a loss of $89,000 for the three months ended September 30, 2013.

Interest Income (Expense), Net.  Interest income for the three months ended September 30, 2014 was $5,258 as compared to interest expense of $286,891 for the three months ended September 30, 2013 and included amortization of debt discount of $0 and $206,370, respectively. The change in interest income (expense), net, resulted primarily from the conversion and extinguishment of the convertible notes in April 2014.

Net Loss.  As a result of the above, net loss for the three months ended September 30, 2014 was $5,847,998 as compared to $1,173,363 for the three months ended September 30, 2013.

For the Nine Months Ended September 30, 2014 and 2013

Operating Expenses and Loss from Operations.  Loss from operations for the nine months ended September 30, 2014 was $11,345,994 as compared to $2,747,929 for the nine months ended September 30, 2013. The increase in loss from operations resulted primarily from ASIC development, patent application, other research and development and marketing expenditures, employee and consultant compensation, stock-based compensation, as well as the legal and accounting costs incurred in connection with compliance with our SEC reporting obligations.

Derivative instrument issuance expense was $0 and $887,062 for the nine months ended September 30, 2014 and 2013, respectively. Research and development expense was $6,184,762 and $1,019,950 and included stock-based compensation of $568,390 and $0, patent application costs of approximately $586,000 and $329,000 and ASIC development costs of approximately $1,712,000 and $460,000 for the nine months ended September 30, 2014 and 2013, respectively. General and administrative expense was $3,124,439 and $808,903 and included stock-based compensation of $657,738 and $0 for the nine months ended September 30, 2014 and 2013, respectively. Marketing expense was $2,036,793 and $32,014 and included stock-based compensation of $433,277 and $0 for the nine months ended September 30, 2014 and 2013, respectively.

Change in Fair Value of Derivative Liabilities.  Change in fair value of derivative liabilities for the nine months ended September 30, 2014 was $26,265,177 as compared to $111,500 for the nine months ended September 30, 2013. The increase in change in fair value of derivative liabilities resulted primarily from an increase in the Company’s stock price from January 1, 2014 through April 2, 2014.

Interest Expense, Net.  Interest expense for the nine months ended September 30, 2014 was $1,029,479 as compared to $383,380 for the nine months ended September 30, 2013 and included amortization of debt discount of $964,851 and $262,506, respectively. The increase in interest expense, net, resulted primarily from the convertible notes being outstanding for a longer period during the nine months ended September 30, 2014 as opposed to the nine months ended September 30, 2013.

Gain on Debt Extinguishment.  Gain on debt extinguishment for the nine months ended September 30, 2014 was $2,084,368 as compared to $0 for the nine months ended September 30, 2013. The gain on debt extinguishment resulted from the conversion of the convertible notes and the related extinguishment of the notes, accrued interest payable and the derivative liability.

Net Loss.  As a result of the above, net loss for the nine months ended September 30, 2014 was $36,579,100 as compared to $3,242,809 for the nine months ended September 30, 2013.

Liquidity and Capital Resources

We have not generated revenues since inception and have a net loss of $5,847,998 and $1,173,363 for the three months ended September 30, 2014 and 2013, respectively, and net losses of $36,579,100 and $3,242,809 for the nine months ended September 30, 2014 and 2013, respectively. Since inception, we have met our liquidity requirements principally through the private placement of convertible notes, our recently completed IPO, the sale of our common stock to a strategic investor, and the issuance of our common stock to our landlord to reduce our monthly base rent obligation and pay for certain tenant improvements.

As of September 30, 2014, we had cash on hand of $18,420,480. In April 2014 we completed our IPO of 4,600,000 shares of common stock through which we raised net proceeds of approximately $24.8 million. In connection with the completion of the IPO, our outstanding convertible notes and interest accrued thereon were converted into 1,833,336 and 96,792 shares, respectively, of common stock, thus extinguishing the debt associated with the notes. On April 4, 2014, we issued 210,527 shares of common stock to a strategic investor upon the receipt of net proceeds of $900,000 ($300,000 received on March 27, 2014, $700,000 received on April 4, 2014, net of commissions paid of $100,000).

We believe our current cash on hand will be sufficient to fund our operations into the fourth quarter of 2015. However, we expect to require additional financing to fully implement our business plan, the ultimate goal of which is to license our technology to device manufacturers, wireless service providers and other commercial partners to make wire-free charging an affordable, ubiquitous and convenient service for end users. Potential financing sources could include follow-on equity offerings, debt financing, co-development agreements or other alternatives. Depending upon market conditions, we may choose to pursue additional financing to, among other reasons, accelerate our product development efforts, regulatory activities and business development and support functions with a view to capitalizing on the market opportunity we see for our wire-free charging technology.

During the nine months ended September 30, 2014, cash flows used in operating activities were $8,490,970, consisting of a net loss of $36,579,100 less non-cash expenses aggregating $27,024,780 (representing principally the amortization of debt discount of $964,851, stock based compensation of $1,659,404 and the change in fair value of derivative liabilities of $26,265,177 offset by the gain on the conversion of notes of $2,084,368). During the nine months ended September 30, 2013, cash flows used in operating activities were $1,825,969, consisting of a net loss of $3,242,809, offset by non-cash expenses of $1,098,886 and net changes in operating assets and liabilities of $317,954.

During the nine months ended September 30, 2014 and 2013, cash flows used in investing activities were $815,500 and $21,226, respectively. The increase for the nine months ended September 30, 2014 consisted principally of the purchase of laboratory and computer equipment and software, as well as furniture and fixtures for the new office in San Jose, CA.

During the nine months ended September 30, 2014, cash flows provided by financing activities were $25,773,170 and consisted principally of the net proceeds from our IPO of $24,872,170, and net proceeds of $900,000 from the sale of our common stock. During the nine months ended September 30, 2013, cash flows provided by financing activities were $5,700,690 and consisted principally of $200,681 in proceeds from the sale of the Company’s common stock and $5,500,009 in proceeds from the sale of convertible debt.

Research and development of new technologies is, by its nature, unpredictable. Although we will undertake development efforts with commercially reasonable diligence, there can be no assurance that our available resources including the proceeds from this offering will be sufficient to enable us to develop our technology to the extent needed to create future revenues to sustain our operations.

We cannot assure that our technology will be adopted, that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. Furthermore, since we have no committed source of financing, we cannot assure you that we will be able to raise capital as and when we need it to continue our operations.

Off-Balance Sheet Transactions

We do not have any off-balance sheet transactions.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth the names and ages of all of our directors and executive officers. Our officers are appointed by, and serve at the pleasure of, the board of directors.

Name	Age	Position
Stephen R. Rizzone	65	President, Chief Executive Officer and Chairman
Michael Leabman	41	Chief Technology Officer and Director
George B. Holmes	51	Senior Vice President of Sales and Marketing
Cesar Johnston	50	Senior Vice President of Engineering
Howard R. Yeaton	59	Interim Chief Financial Officer
Nicolaos G. Alexopoulos	72	Director
John R. Gaulding	69	Director
Robert J. Griffin	48	Director
Rex S. Jackson	54	Director

Biographical information with respect to our executive officers and directors is provided below. There are no family relationships between any of our executive officers or directors.

Stephen R. Rizzone — President, Chief Executive Officer and Chairman

Mr. Stephen R. Rizzone joined the Company as President, Chief Executive Officer and chairman of the board of directors in October 2013. Mr. Rizzone has more than 35 years of executive management, marketing, sales and entrepreneurial experience in the data communications hardware, networking hardware and software, silicon and optical components markets. Prior to joining the Company, Mr. Rizzone served as Chief Executive Officer and chairman of the board of directors of Active Storage, Inc. from June 2011 until December 2012 and as the Chief Executive Officer and chairman of the board of directors of Communicado, Inc. from April 2006 to September 2009. Mr. Rizzone previously served as member of the board of directors of Katzkin Leather from June 2011 to November 2013 and the Los Angeles Regional Technology Alliance (LARTA) from February 2009 to November 2011. Mr. Rizzone holds a BA in Public Administration from California State University at Fullerton. Mr. Rizzone’s extensive industry, executive and board experience position him well to serve as our Chief Executive Officer and a member of our board of directors.

Michael Leabman — Chief Technology Officer and Director

Mr. Leabman founded the Company in October 2012 and became the Company’s Chief Technology Officer in October 2013. Mr. Leabman has been a member of the Company’s board of directors since its founding and served as the Company’s President, Chief Financial Officer, Treasurer and Secretary until October 2013. From September 2010 to September 2013, Mr. Leabman served as President of TruePath Wire-free, a service provider and equipment provider in the broadband communications industry. Mr. Leabman has served on the board of directors of TruePath Holdings since 2010 and continues to serve on the board today. From 2008 to 2010, Mr. Leabman served as Chief Technology Officer for DataRunway Inc., a wire-free communication company providing broadband internet to airlines. Mr. Leabman received both his Bachelor of Science degree and Master of Engineering degree in Electrical Engineering from the Massachusetts Institute of Technology. Mr. Leabman’s extensive knowledge of the Company, its technology and the consumer and commercial electronics industry position him well for service on our board of directors.

George B. Holmes — Senior Vice President of Sales and Marketing

Mr. Holmes serves as the Company’s as Senior Vice President of Sales and Marketing, joining the Company in October 2013. Prior to joining the Company, Mr. Holmes served as Vice President of Sales at SolarBridge Technologies from February 2011 until June 2013 where he was responsible for all sales, business development, applications and sales operations activities for the company. Mr. Holmes served as Senior Vice President Sales and Marketing from January 2008 until December 2010 for PureEnergy Solutions, a developer and manufacturer of wire-free power products. Since 2007, Mr. Holmes has served as been a partner at aAgave Solutions, LLC, a provider of sales at marketing consulting services. He has served in strategic executive management and sales roles for companies including PowerCast, X1 Technologies, Agere Systems (formerly Lucent MicroElectronics), Ortel Corp. (acquired by Lucent), Level One Communications and

Symmetricom. Mr. Holmes holds a B.A. in business from the University of Puget Sound, a diploma in International Business from Nyenrode University and has completed the AEA Executive Institute, Management of Technology Companies program at Stanford University.

Cesar Johnston — Senior Vice President of Engineering

Cesar Johnston joined the Company as Senior Vice President of Engineering in July 2014. Prior to joining the company, Mr. Johnston was Vice President of Engineering for Wireless Connectivity at Marvell Semiconductor from March 2006 until September 2013. At Marvell, he was responsible for development of Wi-Fi, Bluetooth, FM and NFC silicon products. Mr. Johnston was the Senior Director Engineering for Wi-Fi VLSI and Hardware development at Broadcom from January 2004 until March 2006. Mr. Johnston is a recognized pioneer in the development of wireless technologies, and he has been responsible for the introduction of multiple first-of generations of Single-Input and Single-Output and Multiple-Input and Multiple-Output wireless products. Mr. Johnston received both a Bachelor of Science and Master of Science in Electrical Engineering from NYU Polytechnic School of Engineering and holds several patents.

Howard R. Yeaton — Interim Chief Financial Officer

Mr. Yeaton was appointed Interim Chief Financial Officer on July 14, 2014. Since 2003, Mr. Yeaton has been and continues as the Managing Principal of Financial Consulting Strategies LLC, a firm serving principally early stage public companies with financial reporting support and other related strategic services. Prior to founding Financial Consulting Strategies LLC, Mr. Yeaton served in various financial leadership positions for Konica and Teco Energy. Mr. Yeaton began his career with Deloitte, an international accounting and auditing firm. Mr. Yeaton currently serves as interim Chief Financial Officer for Kitara Media Corp., a digital media and technology company (OTCBB: KITM), and as a director and chairman of the audit committee for Stewardship Financial Corporation, a community bank. Mr. Yeaton has a BS in Accounting from Florida State University and a Masters in Business Administration from the University of Connecticut.

Nicolaos G. Alexopoulos — Director

Dr. Nicolaos (Nick) G. Alexopoulos joined the Company’s board of directors in February 2014. Dr. Alexopoulos is Vice President for RF Technologies, Antennas and University Relations at Broadcom Corporation, where he has been employed since August 2008. Prior to joining Broadcom, Dr. Alexopoulos served as the Dean of the Henry Samueli School of Engineering at UC Irvine from 1997 until 2008 and Chair of the Electrical Engineering Department at UCLA from 1987 until 1992. Dr. Alexopoulos holds a BSEE, MSEE and PhD Degrees in Electrical Engineering from the University of Michigan, Ann Arbor, Michigan. He has an Honorary Doctorate from the National Technical University of Athens and has published extensively on the topics of antennas and microwave circuits, artificial materials and other technologies. In addition, he has served over the years as a consultant to various high tech corporations, founded Kimalink Inc. (bought by Broadcom Corporation in 2001) and holds many US patents. In addition, he is a Fellow of the Institute of Electrical and Electronics Engineers, has been elected to the United States National Academy of Engineering and serves on university advisory boards. Dr. Alexopoulos’ unique and extensive scientific/technical and business expertise position him well to serve on our board of directors.

John R. Gaulding — Director

Mr. John R. Gaulding joined the Company’s board of directors in March 2014. Since July 1996, Mr. Gaulding has been a private investor and business consultant in the fields of strategy and organization. Mr. Gaulding is a Co-Founder and Director Emeritus of Sage Partners, an advisory firm providing counsel on strategy and corporate governance issues. He is also Chairman Emeritus of Dominican University of California where he served for 7 years as Chairman and 16 years as a Trustee. From 1996 – 1999 and again from 2001 to the present, Mr. Gaulding has been an independent director of Monster, Worldwide (NYSE:MWW), where he serves on the Audit Committee and chairs the Corporate Governance and Nominating Committee. From 2002 – 2012, he served as a Director for Yellow Media, Inc. (TSE:Y) where he also chaired the Corporate Governance and Nominating Committee and the Compensation Committee. Mr. Gaulding’s extensive corporate board experience includes ANTs Software, Inc. where he was lead director and Chairman of the Audit Committee, and ORTEL (NASDAQ:ORTL), a high-technology manufacturer of electro-optical devices used in the telecommunications industry. In addition, he served as the executive Chairman and CEO of

National Insurance Group, Inc. (NASDAQ:NAIG). Mr. Gaulding has also served as non-executive Chairman of Novo Media, Inc., one of the first digital agencies, sold to BCOM3 and in the same capacity with GetMeIn, a secondary ticketing agency headquartered in London and sold to Ticketmaster. Finally, he was a founding director of the popular in-airport wine lounge, Vino Volo. Mr. Gaulding’s industry experience includes 15 years as a corporate officer, serving as Vice-President for Corporate Strategy and Development for Pacific Telesis Group, President and CEO for Pacific Bell Yellow Pages, and President and CEO for ADP Claims Solutions Group. Mr. Gaulding holds a BS in Engineering from UCLA, an MBA with honors from the University of Southern California, and an honorary Doctor of Laws from Dominican University of California. Mr. Gaulding’s extensive executive and managerial experience position him well to serve as a member of our Board of Directors.

Robert J. Griffin — Director

Mr. Robert J. Griffin joined the Company’s board of directors in February 2014. Mr. Griffin is the Founder and Chief Executive Officer of Griffin International Companies, a Minneapolis-based retail sales and marketing firm. Since founding Griffin International Companies in 1997, Mr. Griffin has led the expansion of the company’s business across three continents and secured the license of brands and technologies from a number of large, well known companies. Prior to founding Griffin International Companies, Mr. Griffin spent 6 years at Best Buy Co. in various management roles. Mr. Griffin holds a BA in Economics from Gustavus Adolphus College. Mr. Griffin’s extensive executive leadership experience and his in-depth knowledge of the retail industry and technology licensing make him well qualified to serve on our board of directors.

Rex S. Jackson — Director

Mr. Rex S. Jackson joined the Company’s board of directors in March 2014. Mr. Jackson has served as Executive Vice President and Chief Financial Officer of JDS Uniphase Corporation (“JDSU”) (NASDAQ:JDSU), a provider of network and service enablement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers, since January 2013. Mr. Jackson joined JDSU in January 2011 as senior vice president, Business Services, with responsibility for several corporate functions, including Information Technology, where he drove significant operational improvements. Prior to JDSU, Mr. Jackson served as executive vice president and chief financial officer at Symyx Technologies from 2007 to 2010, where he had responsibility for finance, legal, IT and other corporate functions and where he led the company’s acquisition of MDL Information Systems and subsequent merger with Accelrys. Mr. Jackson also previously served as acting CFO at Synopsys and held executive positions with Avago, AdForce and Read-Rite. Mr. Jackson holds a BA degree from Duke University and earned his JD from Stanford University Law School. Mr. Jackson’s accounting and financial expertise, general business acumen and significant executive leadership experience position him well to make valuable contributions to our board of directors.

Director Independence

Our board of directors has determined that Dr. Alexopoulos, Mr. Gaulding, Mr. Griffin and Mr. Jackson are “independent directors” as such term is defined by NASDAQ Marketplace Rule 5605(a)(2). We have established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Mr. Gaulding, Mr. Griffin and Mr. Jackson serve as members of the Audit Committee. Dr. Alexopoulos and Mr. Gaulding serve as members of the Compensation Committee. Mr. Gaulding and Mr. Jackson serve as members of the Nominating and Corporate Governance Committee. Our board of directors has determined that both Mr. Gaulding and Mr. Jackson are audit committee financial experts, as defined under the applicable rules of the SEC, and that all members of the Audit and Compensation Committees are “independent” as required by applicable NASDAQ listing standards. Each of the members of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Stock Market.

EXECUTIVE COMPENSATION

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances. The principal elements of our executive compensation program have to date included base salary, and long-term equity compensation in the form of stock options. We believe successful long-term Company performance is more critical to enhancing stockholder value than short-term results. For this reason and to conserve cash and better align the interests of management and our stockholders, we emphasize long-term performance-based equity compensation over base annual salaries.

The following table sets forth information concerning the compensation earned by the individual that served as our Principal Executive Officer during 2013 and our two most highly compensated executive officers other than the individual who served as our Principal Executive Officer during 2013 (collectively, the “named executive officers”):

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Total ($)
Stephen R. Rizzone Chief Executive Officer and President	2013	37,500	—	258,373	295,873
	2012	—	—	—	—
Michael Leabman Chief Technology Officer	2013	86,500	100,000	—	186,500
	2012	—	—	—	—
Thomas Iwanski Former Chief Financial Officer	2013	37,500	—	—	37,500
	2012	—	—	—	—

(1)	The amounts shown in this column indicate the grant date fair value of option awards granted in the subject year computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see notes 3 and 9 to our audited financial statements included elsewhere in this prospectus.

In December 2013, Mr. Rizzone was granted an option award covering 275,689 shares of common stock under our 2013 Equity Incentive Plan that vests over four years in 48 equal monthly installments beginning October 1, 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information regarding equity awards held by the named executive officers as of December 31, 2013.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Stephen R. Rizzone	17,230	258,459	(1)	$1.68	12/12/23

(1)	Reflects the unvested portion of an option grant which vests in equal monthly installments through October 2017.

Employment Agreements and Change of Control Arrangements

The following is a summary of the employment arrangements with the named executive officers as currently in effect.

Stephen Rizzone.  We entered into an employment agreement with Stephen Rizzone, our President, Chief Executive Officer and chairman of our board of directors, effective October 1, 2013. The employment agreement has no specific term and constitutes at-will employment. Mr. Rizzone’s current annual base salary is $300,000, and he is eligible for up to five annual cash bonuses of up to $30,000 each (one each with respect to our fiscal quarters and one with respect to our fiscal year) based upon achievement of performance-based objectives established by our board of directors of which two have been paid. Pursuant to Mr. Rizzone’s employment agreement, he was granted a ten year option to purchase 275,689 shares of common stock on December 12, 2013 under our 2013 Equity Incentive Plan that vests over four years in 48 equal monthly installments beginning October 1, 2013, the start of the requisite service period. Mr. Rizzone’s employment agreement provided that upon the consummation of our initial public offering he received an additional option award so that together with Mr. Rizzone’s December 2013 option award, the two option awards combined represent six percent (6%) of the Company’s outstanding shares on a fully-diluted basis. The second option award to purchase 496,546 shares of common stock was granted on March 26, 2014 and vests over the same vesting schedule as Mr. Rizzone’s December 2013 option award.

If Mr. Rizzone’s employment is terminated due to his death or disability, by the Company without cause or if Mr. Rizzone resigns for good reason, Mr. Rizzone will be entitled to receive (i) one year of his base salary at the rate then in effect, (ii) five performance bonuses (each equal to the average of the performance bonus paid with respect to the two fiscal quarters, or the fiscal quarter-end and fiscal year-end, as applicable, immediately preceding Mr. Rizzone’s termination or resignation) (iii) reimbursement of Mr. Rizzone’s cost of COBRA coverage for one year, and (iv) twenty-five percent (25%) of the options to purchase shares of common stock subject to Mr. Rizzone’s option awards described above will vest immediately and become exercisable, and, along with any previously vested and unexercised options, may be exercised by Mr. Rizzone within one year following his termination or resignation. However, if a Liquidation Event (as defined below) shall occur within one year of Mr. Rizzone’s termination without cause or his resignation for good reason, all of Mr. Rizzone’s option awards described above will vest immediately and become exercisable.

Mr. Rizzone’s employment agreement provides that if the Company experiences a Liquidation Event (as defined below), Mr. Rizzone’s employment with the Company will be terminated and the Company will enter into a consulting agreement with Mr. Rizzone that entitles him to the following during its term: (i) continued payment of Mr. Rizzone’s base salary at the rate then in effect, (ii) continued payment of Mr. Rizzone’s performance bonuses described above, and (iii) continued payment of benefits that are substantially similar to those of the Company’s other senior executive officers, and (iv) continuation of the vesting period of the option awards described above. The term of the consulting agreement between the Company and Mr. Rizzone shall expire on the later of two years from the date of the Liquidation event or October 1, 2017. For purposes of Mr. Rizzone’s employment agreement, a Liquidation Event means a merger, acquisition, consolidation or other transaction (other than an equity financing) following which our stockholders prior to such transaction hold less than fifty percent (50%) of our outstanding voting securities of the acquiring or surviving entity, or a sale, license or transfer of all or substantially all of our assets.

If Mr. Rizzone resigns without good reason, he will be entitled to his base salary at the rate then in effect up to and through the effective date of his resignation, along with any unreimbursed reasonable, out-of-pocket business expenses incurred by Mr. Rizzone in the performance of his duties.

Mr. Rizzone is also eligible to receive benefits that are substantially similar to those of the Company’s other senior executive officers. Mr. Rizzone is subject to certain restrictive covenants, including non-solicitation of employees, consultants and customers and non-competition each for a period one year following termination of his employment with the Company.

Michael Leabman.  We entered into an employment agreement with Michael Leabman, our Chief Technology Officer, effective October 1, 2013. The employment agreement has no specific term and constitutes at-will employment. Mr. Leabman’s current annual base salary is $250,000, and he is eligible for an annual performance based bonus award of up to twenty percent (20%) of his base salary based upon achievement of performance-based objectives established by our Chief Executive Officer and board of directors. Pursuant to Mr. Leabman’s employment agreement, in January 2014, he was granted a ten year option to purchase 57,644 shares of common stock under our 2013 Equity Incentive Plan that vested  3/48ths on the date of grant, and will vest  1/48th monthly over the following 45 months. Mr. Leabman’s employment agreement provided that upon the consummation of our initial public offering, he received an additional option award so that together with Mr. Leabman’s December 2013 option award, the two option awards combined plus any Company securities he currently owns represent three percent (3%) of the Company’s outstanding shares on a fully-diluted basis. The second option award to purchase 251,474 shares of common stock was granted on March 26, 2014 and vests over the same vesting schedule as Mr. Leabman’s initial option award.

If Mr. Leabman’s employment is terminated due to his death or disability, by the Company without cause or if Mr. Leabman resigns for good reason, Mr. Leabman will be entitled to receive (i) one year of his base salary at the rate then in effect, (ii) a performance bonuses each equal to the total performance bonuses paid to Mr. Leabman in the calendar year immediately preceding Mr. Leabman’s termination or resignation (iii) reimbursement of Mr. Leabman’s cost of COBRA coverage for one year, and (iv) twenty-five percent (25%) of the options to purchase shares of common stock subject to Mr. Leabman’s option awards described above will vest immediately and become exercisable, and, along with any previously vested and unexercised options, may be exercised by Mr. Leabman within one year following his termination or resignation. However, if a Liquidation Event (as defined below) shall occur within one year of Mr. Leabman’s termination without cause or his resignation for good reason, all of Mr. Leabman’s options to purchase shares of common stock pursuant to the option awards described above will vest immediately and become exercisable.

In addition to those benefits described above, if Mr. Leabman’s employment is terminated by the Company without cause or he resigns for Good Reason within 18 months of a Liquidation Event (as defined below), all of Mr. Leabman’s options to purchase shares of common stock pursuant to the option awards described above will vest immediately and become exercisable. For purposes of Mr. Leabman’s employment agreement, a Liquidation Event has the same meaning as in Mr. Rizzone’s employment agreement. If Mr. Leabman resigns without good reason, he will be entitled to his base salary at the rate then in effect up to and through the effective date of his resignation, along with any unreimbursed reasonable, out-of-pocket business expenses incurred by Mr. Leabman in the performance of his duties.

Mr. Leabman is also eligible to receive benefits that are substantially similar to those of the Company’s other senior executive officers. Mr. Leabman is subject to certain restrictive covenants, including non-solicitation of employees, consultants and customers and non-competition each for a period one year following termination of his employment with the Company.

Director Compensation

Members of our board of directors did not receive compensation for their service as directors for the year ended December 31, 2013. In August 2014 we adopted a non-employee director policy pursuant to which our non-employee directors receive on an annual basis a $50,000 retainer paid in cash and an annual equity award with a value of $50,000. The equity award consists of a restricted stock unit grant made on the first trading day following December 31 of each year covering a number of shares of common stock equal to $50,000 divided by the closing price of our common stock on such date and that vests in full on the one year anniversary of grant. The lead independent director and committee members receive additional annual cash compensation as follows:

Lead Independent Director:	$25,000
Audit Committee Chair:	$20,000
Audit Committee Member:	$10,000
Compensation Committee Chair:	$15,000
Compensation Committee Member:	$5,000
Corporate Governance and Nominating Committee Chair:	$10,000
Corporate Governance and Nominating Committee Member:	$5,000

In February 2014, Dr. Alexopoulos and Mr. Griffin were each granted a stock option award for 2014 covering 25,979 shares of common stock. In March 2014, Mr. Gaulding and Mr. Jackson were each granted a stock option award for 2014 covering 19,013 and 15,768 shares of common stock, respectively.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and our bylaws, copies of which have been filed with the SEC and are also available upon request from us.

Authorized Capitalization

We have 60,000,000 shares of capital stock authorized under our Certificate of Incorporation, consisting of 50,000,000 shares of common stock with a par value of $0.00001 per share and 10,000,000 shares of preferred stock with a par value of $0.00001 per share. As of December 8, 2014, we had 9,495,788 shares of common stock outstanding. Our authorized but unissued shares of common stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

Our shares of common stock are listed the NASDAQ Capital Market.

Stock Options, RSUs and Warrants

As of December 8, 2014, we had reserved the following shares of common stock for issuance pursuant to stock options, RSUs, warrants and equity plans:

•	1,555,117 shares of our common stock reserved for issuance under stock option agreements issued pursuant to our 2013 Equity Incentive Plan and 2014 Non-Employee Equity Compensation Plan at a weighted average exercise price of $4.43 per share;
•	283,005 shares of our common stock reserved for issuance under restricted stock units (“RSU”) agreements issued pursuant to our 2013 Equity Incentive Plan and 2014 Non-Employee Equity Compensation Plan;
•	978,964 shares of common stock reserved for issuance under outstanding warrants and non-statutory stock options at a weighted average exercise price of $4.58 per share;
•	381,686 shares of our common stock reserved for issuance under RSU agreements issued as inducement awards; and
•	747,845 shares of our common stock reserved for future issuance under our 2013 Equity Incentive Plan and 2014 Non-Employee Equity Compensation Plan.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our Certificate of Incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our Certificate of Incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Effect of California Corporation Long-Arm Statute.  We are a Delaware corporation, governed by the Delaware General Corporation Law; however, our headquarters, property and officers are located in California. Section 2115 of the California Corporations Code (the “California Corporation Long-Arm Statute”) purports to impose on corporations like the Company certain portions of California’s laws governing corporations formed under the laws of the State of California. While disputes have arisen regarding the enforceability of the California Corporation Long-Arm Statute, the statute purports to apply the California Corporations Code in the following areas of governance to corporations that meet the test for applicability for the California Corporation Long-Arm Statute: Chapter 1 (general provisions and definitions), to the extent applicable to the following provisions; Section 301 (annual election of directors); Section 303 (removal of directors without cause); Section 304 (removal of directors by court proceedings); Section 305, subdivision (c) (filling of director vacancies where less than a majority in office elected by shareholders); Section 309 (directors’ standard of care); Section 316 (excluding paragraph (3) of subdivision (a) and paragraph (3) of subdivision (f)) (liability of directors for unlawful distributions); Section 317 (indemnification of directors, officers, and others); Sections 500 to 505, inclusive (limitations on corporate distributions in cash or property); Section 506 (liability of shareholder who receives unlawful distribution); Section 600, subdivisions (b) and (c)

(requirement for annual shareholders’ meeting and remedy if same not timely held); Section 708, subdivisions (a), (b), and (c) (shareholder’s right to cumulate votes at any election of directors); Section 710 (supermajority vote requirement); Section 1001, subdivision (d) (limitations on sale of assets); Section 1101 (provisions following subdivision (e)) (limitations on mergers); Section 1151 (first sentence only) (limitations on conversions); Section 1152 (requirements of conversions); Chapter 12 (commencing with Section 1200) (reorganizations); Chapter 13 (commencing with Section 1300) (dissenters’ rights); Sections 1500 and 1501 (records and reports); Section 1508 (action by Attorney General); Chapter 16 (commencing with Section 1600) (rights of inspection).

We believe it is likely that we meet the test for the application of the California Corporation Long-Arm Statute and do not anticipate a specific time in the future when we would not meet such test. The California Corporation Long-Arm Statute, if applicable, would purport to require a different outcome for certain important activities fundamental to the governance of corporations, and you are encouraged to review the effect of the California Long-Arm Statute to determine whether the differences from the Delaware General Corporation Law are important to you.

Our Charter Documents.  Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock.  One of the effects of the existence of authorized but unissued common stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Cumulative Voting.  Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Vacancies.  Our Certificate of Incorporation provides that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Stockholders.  A special meeting of stockholders may only be called by the President, the Chief Executive Officer, or the board of directors at any time and for any purpose or purposes as shall be stated in the notice of the meeting, or by request of the holders of record of at least 10% of the outstanding shares of common stock. This provision could prevent stockholders from calling a special meeting because, unless certain significant stockholders were to join with them, they might not obtain the percentage necessary to request the meeting. Therefore, stockholders holding less than 10% of the issued and outstanding common stock, without the assistance of management, may be unable to propose a vote on any transaction that would delay, defer or prevent a change of control, even if the transaction were in the best interests of our stockholders.

MARKET FOR OUR COMMON STOCK, DIVIDEND
POLICY AND OTHER STOCKHOLDER MATTERS

We have never paid cash dividends on our securities and we do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future. We intend to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our board of directors deems relevant.

Our shares of common stock are listed on the NASDAQ Capital Market under the symbol “WATT.” The table below provides, for the fiscal quarters indicated, the reported high and low sales prices for our common stock on the NASDAQ Capital Market since March 28, 2014.

Fiscal Year Ended December 31, 2014	High	Low
First Quarter (beginning March 28)	$16.00	$7.76
Second Quarter	$16.44	$10.30
Third Quarter	$15.27	$9.51
Fourth Quarter (through December 8, 2014)	$11.60	$7.47

As of December 8, 2014, we had 9,495,788 shares of common stock outstanding, held of record by 60 stockholders.

The name, address and telephone number of our stock transfer agent is Wells Fargo Shareowner Services; 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120-4101; 1 (800) 689-8788.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

We have set forth in the following table certain information regarding our common stock beneficially owned by (i) each stockholder we know to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and named executive officers, and (iii) all executive officers and directors as a group. Generally, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days pursuant to options, warrants, conversion privileges or similar rights. Unless otherwise indicated, ownership information is as of December 5, 2014, and is based on 9,495,788 shares of common stock outstanding on that date.

Name and Address of Beneficial Owner(1)	Common Stock	Shares Underlying Options	Number of Shares Beneficially Owned	Percentage of Class(2)
Directors and Executive Officers
Nicolaus G. Alexopoulos	—	25,980	25,980	*
John R. Gaulding	—	19,012	19,012	*
Robert J. Griffin	—	25,980	25,980	*
Thomas Iwanski	—	26,736	26,736	*
Rex S. Jackson	—	15,768	15,768	*
Michael Leabman	80,201	103,040	183,241	1.9%
Stephen R. Rizzone	—	257,424	257,424	2.6%
Directors and Executive Officers as a group (9 persons)	80,803	503,828	584,631	5.8%
Five Percent Stockholders
DvineWave Holdings LLC(3)	1,924,812	—	1,924,812	20.3%
Gregory Brewer(4)	668,337	—	668,337	7.0%

*	Represents beneficial ownership of less than 1.0%.
(1)	The address of each officer and director is 3590 North First Street, Suite 210, San Jose, CA, 95134.
(2)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is generally determined by voting powers and/or investment powers with respect to securities. Unless otherwise noted, the shares of common stock listed above are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them.
(3)	DvineWave Holdings LLC was formed by the parents of Mr. Leabman to make an investment in the Company when it was founded. DvineWave Irrevocable Trust dated December 12, 2012 is the manager of DvineWave Holdings LLC. Gregory Tamkin, the trustee of the DvineWave Irrevocable Trust, has sole voting and investment power with respect to the entity’s shares of common stock. The address is for DvineWave Holdings LLC is 8010 East Cedar Ave, Denver CO 80230.
(4)	Represents shares held by Absolute Ventures, LLC. Gregory Brewer has sole voting and investment power with respect to Absolute Ventures, LLC’s shares of common stock. The address for Mr. Brewer is 1599 Greenville Road, Livermore, CA 94568.

CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Our shares of common stock are listed on the NASDAQ Capital Market. Our determination of the independence of directors is made using the definition of “independent” contained in the listing standards of the NASDAQ Stock Market. On the basis of information solicited from each director, the board has determined that each of Dr. Alexopoulos, Mr. Gaulding, Mr. Griffin and Mr. Jackson has no material relationship with the Company and is independent within the meaning of such rules.

SEC regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee of the Company, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

For the period from our inception, through the date of this prospectus (the “Reporting Period”), described below are certain transactions or series of transactions between us and certain related persons.

On November 8, 2012, DvineWave Holdings LLC, an entity formed by the parents of Michael Leabman, our Chief Technology Officer, to make an investment in the Company, purchased 1,924,812 shares of common stock in exchange for $10,000.

On January 28, 2013, Mr. Leabman purchased 80,201 shares of common stock in exchange for $417.

On March 4, 2013, Absolute Ventures LLC, an affiliate of a former director of the Company, Greg Brewer, purchased 668,337 shares of common stock in exchange for $160,000.

On October 4, 2013, we entered into a Standard Industrial/Commercial Multi-Tenant Lease with ProSoft Engineering, Inc. for our former principal office space located at 303 Ray Street, Pleasanton, CA 94566. The lease covered approximately 3500 square feet of office and laboratory space and was originally scheduled to expire on June 4, 2014, but its term was extended through September 4, 2014. The aggregate amount paid to ProSoft Engineering during the term of the lease was approximately $86,200. Greg Brewer, a former member of our board of directors, is the owner and founder of ProSoft Engineering, Inc.

UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below. Oppenheimer & Co. Inc. is acting as lead book-running manager and as representative of the underwriters.

Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Oppenheimer & Co. Inc.	1,714,286
Roth Capital Partners, LLC.	857,143
National Securities Corporation	285,714
Total	2,857,143

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults on its purchase commitment, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.

The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.294 per share. After the public offering of the shares, this offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the U.S. may be made by affiliates of the underwriters.

We have granted the underwriters an over-allotment option to purchase up to 428,571 of additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option:

	Per Share	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Public Offering Price	$7.00	$20,000,001	$22,999,998
Underwriting Discounts and Commissions	$0.49	$1,400,000	$1,610,000
Proceeds, before Expenses, to Us	$6.51	$18,600,001	$21,389,998

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $350,000, which will be paid by us. This amount includes up to $150,000 that we have agreed to reimburse the underwriters for certain of their expenses.

We have granted to Oppenheimer & Co. Inc. a right of first refusal for a period of 12 months from the closing of this offering to provide certain financial advisory, underwriting, capital raising, and other services for which they may receive fees. The amount of fees we pay to Oppenheimer & Co. Inc. will be based upon the prevailing market for similar services rendered by global full-service investment banks for such transactions at such time.

We have agreed that we will not, for a period of 90 days after the date of the underwriting agreement between us and the underwriters managing this offering and subject to certain exceptions, sell or register with the SEC or otherwise dispose of, directly or indirectly, any of our equity securities (or any securities convertible into, exercisable or exchangeable for our equity securities), except for the issuance of the shares of common stock being offered by this prospectus and the issuance of shares, options or equity awards pursuant to our stock incentive plans or bonus plans as described in this prospectus and in the registration statement of which this prospectus forms a part. We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities arising under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of Oppenheimer & Co. Inc., (1) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock owned either of record or beneficially (as defined in the Exchange Act) by such person or entity on the date of the lock-up agreement or thereafter, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Capital Market, in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations and publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Notice to Non-U.S. Investors

Belgium

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this prospectus or any other offering material relating to the securities has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen”). Any representation to the contrary is unlawful.

Each underwriter has undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any securities, or to take any steps relating/ancillary thereto, and not to distribute or publish this prospectus or any other material relating to the securities or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of securities to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the Company to be in violation of the Belgian securities laws.

France

Neither this prospectus nor any other offering material relating to the securities has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the securities has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the securities to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such securities may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

United Kingdom/Germany/Norway/The Netherlands

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
(c)	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any securities in circumstances in which section 21(1) of the FSMA does not apply to the Company; and
(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Israel

In the State of Israel, the securities offered hereby may not be offered to any person or entity other than the following:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;
(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;
(c)	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;
(d)	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;
(f)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;
(g)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;
(h)	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);
(i)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and
(j)	an entity, other than an entity formed for the purpose of purchasing securities in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the securities offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Italy

The offering of the securities offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the securities offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus or any other document relating to the securities offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the securities offered hereby or distribution of copies of this prospectus or any other document relating to the securities offered hereby in Italy must be made:

(a)	by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);
(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and
(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Sweden

This prospectus has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus may not be made available, nor may the securities offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980). This offering will only be made to qualified investors in Sweden.

Switzerland

The securities offered pursuant to this prospectus will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The Company has not applied for a listing of the securities being offered pursuant to this prospectus on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The securities being offered pursuant to this prospectus have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of securities.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in securities.

DILUTION

Our net tangible book value as of September 30, 2014 was $18,462,240, or $1.95 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. On a pro forma basis after giving effect to our sale of 2,857,143 shares of common stock in this offering at the public offering price of $7.00 per share, after deducting the commissions and estimated offering expenses payable by us, our net tangible book value as of September 30, 2014 would have been $36,712,241 or $2.97 per share. This represents an immediate increase in net tangible book value of $1.02 per share to existing stockholders and an immediate dilution in net tangible book value of $4.03 per share to investors in this offering. The following table illustrates this calculation.

Assumed public offering price	$7.00
Net tangible book value per share as of September 30, 2014	$1.95
Increase per share attributable to this offering	$1.02
Pro forma tangible book value per share after this offering	$2.97
Dilution per share to new investors in this offering	$4.03

The following shares were not included in the above calculations:

•	1,599,227 shares of our common stock reserved for issuance under stock option agreements outstanding at September 30, 2014 with a weighted average exercise price of $4.38 per share;
•	4,035 shares of our common stock reserved for issuance under restricted stock units (“RSU”) agreements issued pursuant to our 2014 Non-Employee Equity Compensation Plan as of September 30, 2014;
•	342,534 shares of our common stock reserved for issuance under restricted stock units (“RSU”) agreements issued pursuant to our 2013 Equity Incentive Plan as of September 30, 2014;
•	120,000 shares of our common stock reserved for issuance under non-statutory RSUs agreements issued as inducement awards as of September 30, 2014;
•	978,964 shares of common stock reserved for issuance under warrants and non-statutory stock options outstanding at September 30, 2014 with a weighted average exercise price of $4.58 per share;
•	428,987 shares of our common stock reserved for future issuance under our 2013 Equity Incentive Plan as of September 30, 2014; and
•	211,184 shares of our common stock reserved for future issuance under our 2014 Non-Employee Equity Compensation Plan as of September 30, 2014.

LEGAL MATTERS

K&L Gates LLP, with an office at Hearst Tower, 47th Floor, 214 North Tryon Street, Charlotte, North Carolina 28202, will pass upon the validity of the shares of common stock offered by this prospectus and certain other legal matters. Goodwin Procter LLP, with an office at 620 Eighth Avenue, New York, New York 10018, is legal counsel to the underwriters in connection with this offering.

EXPERTS

The financial statements of Energous Corporation as of December 31, 2013 and 2012 and for the year ended December 31, 2013, for the period October 30, 2012 (Inception) through December 30, 2012 and for the period October 30, 2012 (Inception) through December 31, 2013 included in this prospectus have been audited by Marcum LLP, independent registered public accounting firm (which contain an explanatory paragraph related to our ability to continue as a going concern as described in Note 2 to our financial statements) as set forth in their report. We have included these financial statements in this prospectus in reliance upon the report of Marcum LLP, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. Our SEC filings are and will become available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Energous Corporation
(f/k/a DvineWave Inc.)

Index to Financial Statements

Page No.
Energous Corporation for the Year Ended December 31, 2013
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2013 and 2012	F-3
Statements of Operations for the Year Ended December 31, 2013 and for the Period October 30, 2012 (Inception) Through December 31, 2012 and for the Period October 30, 2012 (Inception) Through December 31, 2013	F-4
Statement of Changes in Shareholders’ Equity for the Period from October 30, 2012 (Inception) through December 31, 2013	F-5
Statements of Cash Flows for the Year Ended December 31, 2013 and for the Period October 30, 2012 (Inception) Through December 31, 2012 and for the Period October 30, 2012 (Inception) Through December 31, 2013	F-6
Notes to Financial Statements	F-7
Energous Corporation for the Nine Months Ended September 30, 2014 (Unaudited)
Condensed Balance Sheets as of September 30, 2014	F-27
Condensed Statements of Operations for the Three Months Ended September 30, 2014 and 2013 and for the Nine Months Ended September 30, 2014 and 2013	F-28
Condensed Statement of Changes in Shareholders’ Equity (Deficit) for the Nine Months Ended September 30, 2014	F-29
Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2014 and 2013	F-30
Notes to Condensed Financial Statements	F-31

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Energous Corporation (f/k/a DvineWave Inc.)

We have audited the accompanying balance sheets of Energous Corporation (f/k/a DvineWave Inc.) (a development stage company) (the “Company”) as of December 31, 2013 and 2012 and the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2013, for the period from October 30, 2012 (inception) through December 31, 2012 and for the period October 30, 2012 (inception) through December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Energous Corporation (a development stage company) as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the year ended December 31, 2013, for the period from October 30, 2012 (inception) through December 31, 2012 and for the period from October 30, 2012 (inception) through December 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, at December 31, 2013, the Company is in its development stage, has not yet generated revenues and is dependent upon future sources of equity or debt financing in order to fund its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP
Marcum LLP

Melville, NY
March 21, 2014 except for Note 3 which is dated November 12, 2014

Energous Corporation
(f/k/a DvineWave Inc.)
(A Development Stage Company)

BALANCE SHEETS

	As of December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$1,953,780	$994
Prepaid expenses and other current assets	127,197	—
Total current assets	2,080,977	994
Property and equipment, net	189,612	—
Deferred offering costs	88,319	—
Other assets	6,959	—
Total assets	$2,365,867	$994
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$361,038	$1,875
Accrued expenses	243,623	10,406
Convertible promissory notes, net	829,298	—
Derivative liabilities	6,277,000	—
Total liabilities	7,710,959	12,281
Commitments and contingencies
Stockholders’ deficit
Preferred Stock, $0.00001 par value, 0 and 5,000,000 shares authorized at December 31, 2013 and December 31, 2012, respectively; no shares issued or outstanding	—	—
Common Stock, $0.00001 par value, 40,000,000 and 18,000,000 shares authorized at December 31, 2013 and December 31, 2012, respectively; 2,708,217 and 1,924,813 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	27	19
Additional paid-in capital	197,249	9,981
Deficit accumulated during the development stage	(5,542,368)	(21,287)
Total stockholders’ deficit	(5,345,092)	(11,287)
Total liabilities and stockholders’ deficit	$2,365,867	$994

The accompanying notes are an integral part of these financial statements.

Energous Corporation
(f/k/a DvineWave Inc.)
(A Development Stage Company)

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2013	For the Period October 30, 2012 (Inception) through December 31, 2012	For the Period October 30, 2012 (Inception) through December 31, 2013
STATEMENTS OF OPERATIONS:
Operating expenses:
Derivative instrument issuance expenses	$887,062	$—	$887,062
Research and development expenses	2,109,890	17,103	2,126,993
General and administrative expenses	1,204,896	4,184	1,209,080
Marketing expenses	233,622	—	233,622
Loss from operations	(4,435,470)	(21,287)	(4,456,757)
Other (expense) income:
Change in fair value of derivative liabilities	(177,000)	—	(177,000)
Interest expense	(908,611)	—	(908,611)
Other (expense) income, net	(1,085,611)	—	(1,085,611)
Net loss	$(5,521,081)	$(21,287)	$(5,542,368)
Basic and diluted net loss per common share	$(2.11)	$(0.01)
Weighted average shares outstanding, basic and diluted	2,617,022	1,924,813

The accompanying notes are an integral part of these financial statements.

Energous Corporation
(f/k/a DvineWave Inc.)
(A Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Deficit
	Shares	Amount
Balance, October 30, 2012 (inception)	—	$—	$—	$—	$—
Common stock sold on November 8, 2012 to third party investor at $0.0052 per share	1,924,813	19	9,981	—	10,000
Net loss for the period from October 30, 2012 (inception) through December 31, 2012	—	—	—	(21,287)	(21,287)
Balance, December 31, 2012	1,924,813	19	9,981	(21,287)	(11,287)
Common stock sold on January 28, 2013 to founder at $0.0052 per share	80,201	1	416	—	417
Common stock sold on March 4, 2013 to affiliate of a director at $0.24 per share	668,338	7	159,993	—	160,000
Common stock sold on May 7, 2013 to third party investor at $0.24 per share	20,051	—	4,800	—	4,800
Restricted common stock sold on May 14, 2013 under the 2013 Stock Plan of DvineWave, Inc., to consultant at $0.40 per share	88,882	1	35,463	—	35,464
Repurchase and retirement of restricted common stock from consultant on November 30, 2013 at $0.40 per share	(74,068)	(1)	(29,552)	—	(29,553)
Stock-based compensation	—	—	16,148	—	16,148
Net loss for the year ended December 31, 2013	—	—	—	(5,521,081)	(5,521,081)
Balance, December 31, 2013	2,708,217	$27	$197,249	$(5,542,368)	$(5,345,092)

The accompanying notes are an integral part of these financial statements.

Energous Corporation
(f/k/a DvineWave Inc.)
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2013	For the Period October 30, 2012 (inception) through December 31, 2012	For the Period October 30, 2012 (inception) through December 31, 2013
Cash flows from operating activities:
Net loss	$(5,521,081)	$(21,287)	$(5,542,368)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,717	—	4,717
Stock based compensation	16,148	—	16,148
Amortization of debt discount	705,289	—	705,289
Warrant expense	724,000	—	724,000
Change is fair market value of derivative liabilities	177,000	—	177,000
Write off of abandoned trademark	4,725	—	4,725
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(127,197)	—	(127,197)
Other assets	(6,959)	—	(6,959)
Accounts payable	359,163	1,875	361,038
Accrued expenses	233,217	10,406	243,623
Net cash used in operating activities	(3,430,978)	(9,006)	(3,439,984)
Cash flows from investing activities:
Purchase of property and equipment	(194,329)	—	(194,329)
Costs of trademark	(4,725)	—	(4,725)
Net cash used in investing activities	(199,054)	—	(199,054)
Cash flows from financing activities:
Proceeds from the sale of common stock	200,681	10,000	210,681
Payment of deferred offering costs	(88,319)	—	(88,319)
Repurchase of restricted common stock	(29,553)	—	(29,553)
Proceeds from the sale of senior secured convertible notes	5,500,009	—	5,500,009
Net cash provided by financing activities	5,582,818	10,000	5,592,818
Net increase in cash and cash equivalents	1,952,786	994	1,953,780
Cash and cash equivalents – beginning	994	—	—
Cash and cash equivalents – ending	1,953,780	994	1,953,780

The accompanying notes are an integral part of these financial statements.

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 1 — Business Organization, Nature of Operations

Energous Corporation (f/k/a DvineWave Inc.) (the “Company”) was incorporated in Delaware on October 30, 2012 (inception). The Company is a development stage technology company focused on developing a solution to delivering a wireless charging system, as a means of providing convenient, adaptive wireless power charging capabilities to low power fixed and mobile devices, such as mobile phones, tablets, toys, videogame controllers, watches, remote controls, smoke alarms, window covering deployment and retraction motors, installed sensors and night and emergency lighting fixtures that use or are capable of using a rechargeable battery. The Company is targeting both consumer and commercial enterprise markets that use such rechargeable fixed and mobile devices.

As of December 31, 2013, the Company had not yet completed the development of its product and has not yet recorded any revenues. Since inception, the Company’s primary activities have consisted of developing its business plan, raising capital, recruiting and hiring its executive team and developing its technology. To date, these activities have been funded through sales of common stock and the sale of Senior Secured Convertible Notes (“Convertible Notes”) (See Note 7, Private Placement).

The Company is considered to be in the development stage, and as such, the Company’s financial statements are prepared in accordance with the Accounting Standards Codification (“ASC”) topic 915, “Development Stage Entities.” The Company is subject to all of the risks associated with development stage companies.

Note 2 — Going Concern and Management Plans

As of December 31, 2013, the Company’s cash on hand was $1,953,780. The Company has not generated revenues since its inception and has incurred net losses for the year ended December 31, 2013, for the period October 30, 2012 (inception) through December 31, 2012 and for the period October 30, 2012 (inception) through December 31, 2013 of $5,521,081, $21,287 and $5,542,368, respectively. During the year ended December 31, 2013, the Company has met its liquidity requirements principally through the private placement of convertible notes.

As of December 31, 2013, the Company had a working capital deficiency and a stockholders’ deficit of $5,629,982 and $5,345,092, respectively.

The Company expects that the cash it has available as of March 12, 2014 will fund its operations only until May, 2014. The Company intends to raise additional capital through its initial public offering (“IPO”), though there is no assurance that it will be able to do so. If the Company is unable to raise additional capital, the Company may have to curtail its research and development efforts, delay repayments of its Convertible Notes, delay payments to vendors, and/or initiate cost reductions, which would have a material adverse effect on the Company’s business, financial condition and results of operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statement do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 — Reverse Split

All share and per share amounts within these financial statements have been retroactively adjusted to reflect a 1-for-3.99 reverse split of the Company’s issued and outstanding common stock, as approved on March 26, 2014 by the Company’s stockholders and Board of Directors.

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 4 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements as well as the reported expenses during the reporting periods.

The Company’s significant estimates and assumptions include the valuation of the Company’s common stock and the valuation of derivative financial instruments, the amortization of deferred financing costs, the amortization and recoverability of capitalized patent costs and useful lives of long-lived assets, and income tax expense, some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. Although the Company believes that its estimates and assumptions are reasonable, they are based upon information available at the time the estimates and assumptions were made. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company maintains cash in bank accounts, consisting solely of deposits held at major banks, which, at times, may exceed federally insured limits. Cash equivalents include investments in open ended money market accounts held at the same major banks. The Company has not experienced any losses in such accounts and periodically evaluates the credit worthiness of the financial institutions and has determined the credit exposure to be negligible.

Property and Equipment

Property and equipment are stated at cost net of accumulated depreciation, which is recorded using the straight line method at rates sufficient to charge the cost of depreciable assets to operations over their estimated useful lives, which range from 3 to 7 years. Maintenance and repairs are charged to operations as incurred.

Deferred Offering Costs

Deferred offering costs consist principally of legal, accounting and other fees incurred through the balance sheet date that are directly related to the Company’s IPO and that will be charged to stockholders’ equity upon the receipt of the capital raised.

Trademarks

Legal and filing fees incurred in connection with the registration of trademarks are capitalized.

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 4 — Summary of Significant Accounting Policies  – (continued)

Research and Development

Research and development expenses are charged to operations as incurred. For internally developed patents, all costs incurred to the point when a patent application is to be filed are expended as incurred as research and development expense. Patent application costs, generally legal costs, are expensed as research and development costs until such time as the future economic benefits of such patents become more certain. The Company incurred research and development costs of $2,109,890, $17,103 and $2,126,993 for the year ended December 31, 2013, for the period October 30, 2012 (inception) through December 31, 2012 and during the period from October 31, 2012 (inception) through December 31, 2013, respectively.

Impairment of Long-lived Assets

The Company reviews for the impairment of long-lived assets, including trademarks, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Included in general and administrative expenses for the write off of an abandoned trademark is $4,725, $0 and $4,725 for the year ended December 31, 2013, for the period October 30, 2012 (inception) through December 31, 2012 and during the period from October 31, 2012 (inception) through December 31, 2013, respectively.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of items that have been included or excluded in the financial statements or tax returns. Deferred tax assets and liabilities are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

For the year ended December 31, 2013 and for the period October 30, 2012 (inception) through December 31, 2012, the Company had approximately $2,108,000 and $17,000, respectively, of research and development expenses capitalized for federal income tax purposes, with amortization commencing upon the Company receiving an economic benefit from the related research. For the period October 30, 2012 (inception) through December 31, 2012, $4,000 of organization costs were capitalized and will be amortized for federal income tax purposes over 15 years. Accordingly, as of December 31, 2013, the Company had approximately $2,263,391 gross federal and state net operating loss carryovers (“NOLs”). For the year ended December 31, 2013 and for the period October 30, 2012 (inception) through December 31, 2012, the deferred tax assets in connection with the net operating loss carryover, the research and development costs and the organizational costs were fully reserved, and the Company’s effective tax rate was 0%.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the future generation of taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and taxing strategies in making this assessment. Based on this assessment, management has established a full valuation allowance against all of the net deferred tax assets for each period, since it is more likely than not that all of the deferred tax assets will not be realized.

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 4 — Summary of Significant Accounting Policies  – (continued)

Income Taxes, continued

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2013, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded for the year ended December 31, 2013 or for the period October 30, 2012 (inception) through December 31, 2012.

Net Loss Per Common Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share are computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of the conversion of the Company’s convertible notes and warrants (using the if-converted method). The computation of basic loss per share for the year ended December 31, 2013 and for the period October 30, 2012 (inception) through December 31, 2012 excludes potentially dilutive securities of 3,525,907 and 0, respectively, because their inclusion would be antidilutive. As a result, the computations of net loss per share for each period presented is the same for both basic and fully diluted.

Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net loss per share, because the effect of their inclusion would have been anti-dilutive.

	For the Year Ended December 31, 2013	For the Period October 30, 2012 (Inception) Through December 31, 2012
Convertible Notes – principal	2,650,858	—
Convertible Notes – accrued interest	100,227	—
Consulting Warrant to purchase common stock	278,228	—
Financing Warrant to purchase common stock	220,905	—
Options to purchase common stock	275,689	—
Total potentially dilutive securities	3,525,907	—

Fair Value Measurements

The carrying amounts of cash and cash equivalents, accounts payable and accrued expenses, approximate fair value due to the short-term nature of these instruments.

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities.

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 4 — Summary of Significant Accounting Policies  – (continued)

Fair Value Measurements, continued

Level 2	Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.
Level 3	Significant unobservable inputs that cannot be corroborated by market data.

The assets or liability’s fair value measurement within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. The following table provides a summary of the assets that are measured at fair value on a recurring basis:

	Total	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Quoted Prices for Similar Assets or Liabilities in Active Markets (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative Liabilities:
December 31, 2012	$—	$—	$—	$—
December 31, 2013:
Conversion Feature	$5,573,000	$—	$—	$5,573,000
Financing Warrant	175,000	—	—	175,000
Consulting Warrant	529,000	—	—	529,000
Total	$6,277,000	$—	$—	$6,277,000

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities that are measured at fair value on a recurring basis:

	For the Year Ended December 31, 2013	For the Period October 30, 2012 (inception) Through December 31, 2012
Beginning balance	$—	$—
Aggregate fair value of conversion feature and warrants upon issuance	6,100,000	—
Change in fair value of conversion feature and warrants	177,000	—
Ending balance	$6,277,000	$—

The conversion feature of the Convertible Notes was measured at fair value using a Monte Carlo simulation and is classified within Level 3 of the valuation hierarchy. The warrant liabilities for the Financing Warrant and the Consulting Warrant were measured at fair value using a Monte Carlo simulation and are classified within Level 3 of the valuation hierarchy. The significant assumptions and valuation methods that the Company used to determine fair value and the change in fair value of the Company’s derivative financial instruments are discussed in Note 7 — Private Placement.

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 4 — Summary of Significant Accounting Policies  – (continued)

Fair Value Measurements, continued

Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the derivate liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s Chief Financial Officer determined its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s Chief Financial Officer with support from the Company’s consultants and which are approved by the Chief Financial Officer.

Level 3 financial liabilities consist of the derivative liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The Company uses a Monte Carlo model to value Level 3 financial liabilities at inception and on subsequent valuation dates. This simulation incorporates transaction details such as the Company’s stock price, contractual terms, maturity, risk free rates, as well as, volatility. The Company also used a binomial simulation and Black-Scholes economic model as supplemental valuation tools in order to validate the reasonableness of the results of the Monte Carlo simulation when measuring the Financing Warrant and the Consulting Warrant.

A significant decrease in the volatility or a significant decrease in the Company’s stock price, in isolation, would result in a significantly lower fair value measurement. Changes in the values of the derivative liabilities are recorded in Change in Fair Value of Derivative Liabilities within Other Expense (Income) on the Company’s Statements of Operations.

As of December 31, 2013 and 2012, there were no transfers in or out of level 3 from other levels in the fair value hierarchy.

In accordance with the provisions of ASC 815, the Company presented the conversion feature and warrant liabilities at fair value on its balance sheet, with the corresponding changes in fair value recorded in the Company’s statement of operations for the applicable reporting periods.

The fair value of the Company’s common stock was determined by a third party valuation consultant, and was derived from the valuation of the Company using a methodology which back-solved to the fair value of the common stock on May 16, 2013 and December 31, 2013, based upon the Company’s capitalization, existing dilutive securities and the proceeds received from the issuance of the Convertible Notes. For the purposes of this back-solve computation, management assumed that the Convertible Notes would convert at $2.07 per share (the floor level), and that the Financing Warrant would have an exercise price of $2.49 per common share or, 120% of the exercise price of the Convertible Notes.

Management determined that the results of its valuations are reasonable.

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 4 — Summary of Significant Accounting Policies  – (continued)

Convertible Instruments

The Company accounts for hybrid contracts that feature conversion options in accordance with ASC 815 “Derivatives and Hedging Activities,” (“ASC 815”) and ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”), which require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (i) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (ii) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (iii) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The Company accounts for convertible instruments which have been determined to be free standing derivative financial instruments (when the Company has determined that the embedded conversion options should be bifurcated from their host instruments) in accordance with ASC 815. Under ASC 815, a portion of the proceeds received upon the issuance of the hybrid contract are allocated to the fair value of the derivative. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

Conversion options that contain variable settlement features such as provisions to adjust the conversion price upon subsequent issuances of equity or equity linked securities at exercise prices more favorable than that featured in the hybrid contract generally result in their bifurcation from the host instrument.

The Company accounts for convertible debt instruments, when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, in accordance with ASC 470-20 “Debt with Conversion and Other Options”. The Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) provides a choice of net-cash settlement or settlement in the Company’s own shares (physical settlement or net-share settlement) providing that such contracts are indexed to the Company’s own stock as defined in ASC 815-40 “Contracts in Entity’s Own Equity” (“ASC 815-40”). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company’s control) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities or equity is required.

Management’s Evaluation of Subsequent Events

The Company evaluates events that have occurred after the balance sheet date of December 31, 2013, through the date which the financial statements were available to be issued. Based upon the review, other than described in Note 12 — Subsequent Event, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 5 — Property and Equipment

Property and equipment are as follows:

	As of December 31,
	2013	2012
Computer software	$114,876	—
Computer hardware	28,779	—
Furniture and fixtures	35,919	—
Leasehold improvements	14,755	—
	194,329	—
Less – Accumulated depreciation	(4,717)	—
Total property and equipment, net	$189,612	—

Total depreciation and amortization expense of the Company’s property and equipment was $4,717, $0 and $4,717, for the year ended December 31, 2013, for the period October 30, 2012 (inception) through December 31, 2012 and for the period October 30, 2012 (inception) through December 31, 2013, respectively. For the year ended December 31, 2013, for the period October 30, 2012 (inception) through December 31, 2012 and for the period October 30, 2012 (inception) through December 31, 2013, depreciation and amortization charged to general and administrative expenses was $3,102, $0 and $3,102 and charged to research and development expense was $1,615, $0 and $1,615, respectively.

Note 6 — Accrued Expenses and Other Current Liabilities

Accrued expenses consist of the following:

	As of December 31,
	2013	2012
Accrued interest payable	$207,945	$—
Accrued compensation	19,894	—
Other accrued expenses	15,784	10,406
Total	$243,623	$10,406

Note 7 — Private Placement

Senior Secured Convertible Notes

On May 16, 2013, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with accredited investors (the “Investors”), pursuant to which the Company sold an aggregate of (i) $5,500,009 principal amount of senior secured convertible notes (the “Convertible Notes”). In connection with the sale of the Convertible Notes (the “Bridge Financing”), the Company entered into a registration rights agreement (the “Registration Rights Agreement”) and a security agreement (the “Security Agreement”) with the Investors. The closing of the Bridge Financing was completed on May 16, 2013. The Convertible Notes bear interest at 6% per annum and mature on August 16, 2014.

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 7 — Private Placement  – (continued)

Senior Secured Convertible Notes, continued

The principal and interest of the Convertible Notes are convertible into the Company’s common stock at a conversion price between $2.07 and $4.14 per share depending on the facts and circumstances at the time of the conversion (see below). Upon issuance, the Convertible Notes bear simple interest at 6% per annum, and upon the occurrence of any specified event of default, the Convertible Notes would bear interest at 12% per annum. The Convertible Notes may be prepaid or converted into Common Stock with consent of the holder or the holders of a majority of the principal then outstanding under all the Convertible Notes (the “Required Holders”) and upon certain events constituting a change in control of the Company. The Convertible Notes are required to be converted upon a qualifying initial public offering of at least $10,000,000 (the “IPO”), if any, in which case the conversion price is to be equal to 50% of the price to the public in such offering (but not more than $4.14 or less than $2.07 per share). A Convertible Note may also be converted in certain circumstances at the election of the holder of the Convertible Note in connection with a financing that is not an initial public offering, in which case the conversion price is to be equal to 50% of the price paid by the investors in such financing (but not more than $4.14 or less than $2.07 per share). In the event of an optional conversion by the holder of a Convertible Note during a continuing event of default, the conversion price would be $2.07; otherwise the optional conversion price would be $4.14. The conversion price under the Convertible Notes is further subject to adjustment in the event of stock splits, combinations or the like and upon certain other events, all as provided in the Convertible Notes.

The aggregate amount of accrued interest on the Convertible Notes was $207,945 and $0 as of December 31, 2013 and December 31, 2012, respectively. As of December 31, 2013, the principal and accrued interest on the Convertible Notes were convertible into 2,650,858 and 100,227 shares of the Company’s common stock, respectively, assuming a conversion price of $2.07 per share.

Accounting for the Senior Secured Convertible Notes

Pursuant to the terms of the Convertible Notes, the conversion price is subject to adjustment in the event of an IPO, other financing and upon certain other events. The embedded conversion feature was not clearly and closely related to the host instrument and was bifurcated from the host Convertible Notes as a derivative, principally because the instrument’s variable exercise price terms would not qualify as being indexed to the Company’s own common stock. Accordingly, this conversion feature instrument has been classified as a derivative liability in the accompanying balance sheet as of December 31, 2013. Derivative liabilities are initially recorded at fair value and are then re-valued at each reporting date, with changes in fair value recognized in earnings during the reporting period.

The Company determined that the initial fair value of the embedded conversion option was $5,376,000. From the gross proceeds upon the issuance of the Convertible Notes of $5,500,009, the Company deducted in full the fair value of the embedded conversion feature of $5,376,000 as a debt discount, as shown below. The debt discount is being amortized under the effective interest method over the term of the Convertible Notes.

Face value of the Convertible Notes	$5,500,009
Discount-fair value of embedded conversion feature	(5,376,000)
Proceeds attributable to the Convertible Notes	$124,009

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 7 — Private Placement  – (continued)

Accounting for the Senior Secured Convertible Notes, continued

The Company calculated the fair value of the embedded conversion feature of the Convertible Notes using a Monte Carlo simulation, with the observable assumptions as provided in the table below. The significant unobservable inputs used in the fair value measurement of the reporting entity’s embedded conversion feature are expected stock prices, levels of trading and liquidity of the Company stock. Significant increases in the expected stock prices and expected liquidity would result in a significantly higher fair value measurement. Significant increases in either the probability or severity of default of the host instrument would result in a significantly lower fair value measurement.

	As of
	May 16, 2013	December 31, 2013
Stock price on valuation date	$1.68	$1.68
Conversion price	2.07	2.07
Term (years)	1.25	.26
Expected volatility	60%	60%
Dividend yield	0%	0%
Weighted average risk-free interest rate	0.79%	1.75%
Trials	20,000	20,000
Aggregate fair value	$5,376,000	$5,573,000

The amortization of debt discount related to the Convertible Notes was $705,289, $0 and $705,289, respectively, for the year ended December 31, 2013, for the period October 30, 2012 (inception) through December 31, 2012, and for the period October 30, 2012 (inception) through December 31, 2013. As of December 31, 2013, the debt discount will be amortized over a remaining period of 0.6 years. The derivative liability related to the embedded conversion feature is revalued at each reporting period. During the year ended December 31, 2013, for the period October 30, 2012 (inception) through December 31, 2012 and for the period October 30, 2012 (inception) through December 31, 2013, the Company recorded an increase of $197,000, $0 and $197,000, respectively, in the fair value of the derivative liability for the conversion feature of the Convertible Notes, which was recorded as a change in the fair value of derivative liabilities within the statement of operations.

Placement Agent Agreement

On January 23, 2013, the Company entered into an agreement (the “Placement Agent Agreement”) with MDB Capital Group, Inc. (“MDB”), pursuant to which the Company appointed MDB to act as the Company’s placement agent in connection with the sale of the Company’s securities (“Offering or Offerings”). Specifically, MDB was the placement agent in connection with the sale of its Convertible Notes. The Placement Agent Agreement had an initial term of 180 days, and was renewed automatically upon the expiration of its initial term, after which it will continue in effect until it is terminated by either party with 60 days written notice to the other party.

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 7 — Private Placement  – (continued)

Placement Agent Agreement, continued

In connection with the sale of the Convertible Notes, the Company paid MDB a cash fee of $538,393 and sold to MDB for $1,000 in cash, a warrant issued on May 16, 2013 (the “Financing Warrant”) to purchase shares of the Company’s common stock. The Financing Warrant was fully vested upon issuance, has a term of five years and may not be exercised until six months after the consummation of a qualifying firm commitment underwritten initial public offering. Pursuant to the terms of the Financing Warrant, the aggregate exercise price is fixed at $550,000, with the per share exercise price determined based upon 120% of the conversion price of the Convertible Notes upon the consummation of the IPO, or upon other events under which the Convertible Notes may convert. As of December 31, 2013, the Financing Warrant is exercisable into 220,905 shares of the Company’s common stock, respectively, assuming an exercise price of $2.49 per share (or 120% of the Convertible Notes conversion price of $2.07 per share).

In addition, in the event of a non-liquid exit transaction, as defined in the Financing Warrant agreement, the holder of the Financing Warrant may put the Financing Warrant back to the Company for a cash settlement at a fair value amount to be determined by appraisal and agreed to by both parties.

MDB shall have certain registration rights with respect to the common stock issued upon exercise of the Financing Warrant, including a one-time demand registration right with respect to such common stock.

Consulting Agreement

On January 23, 2013, the Company entered into a consulting agreement with MDB (the “Consulting Agreement”), pursuant to which MDB agreed to provide financial, strategic and intellectual property advisory services. The Consulting Agreement had an initial term of 180 days, and was renewed automatically upon the expiration of its initial term, after which it will continue in effect until it is terminated by either party with 30 days written notice to the other party.

As consideration for services provided under the Consulting Agreement prior to May 16, 2013, the Company sold to MDB for $1,500 in cash, a warrant (the “Consulting Warrant”) for the purchase of an aggregate of 278,228 shares of the Company’s common stock.

The Consulting Warrant was fully vested upon issuance, has a term of five years, an exercise price of $0.04 per share and may not be exercised until six months after the consummation of a qualifying firm commitment underwritten initial public offering. The Consulting Warrant may be exercised on a cashless basis. In addition, in the event of a non-liquid exit transaction, as defined in the Consulting Warrant, the holder of the Consulting Warrant may put the Consulting Warrant back to the Company for a cash settlement at a fair value amount to be determined by appraisal and agreed to by both parties.

MDB shall have certain registration rights with respect to the common stock issued upon exercise of the Consulting Warrant, including a one-time demand registration right with respect to such common stock.

Accounting for the Financing Warrant and the Consulting Warrant

The Company determined, based upon authoritative guidance, that both the Financing Warrant and the Consulting Warrant qualified as derivative instruments. Accordingly, these instruments have been classified as derivative liabilities in the accompanying balance sheet as of December 31, 2013. Derivative liabilities are initially recorded at fair value and are then re-valued at each reporting date, with changes in fair value recognized in earnings during the reporting period.

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 7 — Private Placement  – (continued)

Accounting for the Financing Warrant and the Consulting Warrant, continued

The Company calculated the fair value of the Financing Warrant and the Consulting Warrant using a Monte Carlo simulation, with the observable assumptions as provided in the table below. The significant unobservable inputs used in the fair value measurement of the reporting entity’s Financing Warrant and the Consulting Warrant are expected stock prices, levels of trading and liquidity of the Company’s common stock. Significant increases in the expected stock prices and expected liquidity would result in a significantly higher fair value measurement. Significant increases in either the probability or severity of default of the host instrument would result in a significantly lower fair value measurement.

Provided below are the principal assumptions used in the measurement of the fair values of the Financings Warrant and the Consulting Warrant as of May 16, 2013 and December 31, 2013.

	As of May 16, 2013		As of December 31, 2013
	Financing Warrant	Consulting Warrant	Financing Warrant	Consulting Warrant
Stock price on valuation date	$1.68	$1.68	$1.68	$1.68
Exercise price	$2.49	$0.04	$2.49	$0.04
Term (years)	5.00	5.00	4.38	4.38
Expected volatility	60%	60%	60%	60%
Dividend yield	0%	0%	0%	0%
Weighted average risk-free interest rate	0.79%	0.79%	1.75%	1.75%
Number of warrants	220,905	278,228	220,905	278,228
Number of trials	20,000	20,000	20,000	20,000
Aggregate fair value	$186,500	$537,500	$175,000	$529,000

The initial fair value of the Financing Warrant was $186,500 and was accounted for as derivative issuance expense and along with the other derivative issuance expenses (see below), was expensed upon the issuance of the Convertible Notes. The initial fair value of the Consulting Warrant was $537,500, and was expensed immediately as a consulting fee and was recorded within general and administrative expenses in the statement of operations for the year ended December 31, 2013. During the year ended of December 31, 2013, the Company recorded an aggregate decrease of $20,000 in the fair value of the derivative liability for the Financing Warrant and the Consulting Warrant, which was recorded as a change in the fair value of derivative liabilities within the statement of operations.

Derivative Issuance Expenses

Derivative issuance expenses incurred in connection with the Private Placement are shown below and were expensed upon the issuance of the Convertible Notes, as substantially all the value was attributable to the derivative instruments.

For the Year Ended December 31, 2013
Fair value of Financing Warrant	$186,500
Cash placement agent fee	538,393
Legal and other expenses	162,169
Total	$887,062

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 7 — Private Placement  – (continued)

Patent Assignment

On May 16, 2013, the Company entered into a patent assignment and Security Agreement with the Investors, in order to grant a continuing security interest in the patents included as collateral pledged in connection with the Convertible Notes.

Note 8 — Commitments and Contingencies

Consulting Agreements

On May 14, 2013, the Company entered into a consulting agreement with Cheryl Sanchez, the sister of one of the directors and stockholders of the Company, for Ms. Sanchez to provide finance, accounting and other advisory services (“Finance Consulting Agreement”). Ms. Sanchez was paid at a rate of $21,550 per month. In connection with the execution of the Finance Consulting Agreement, Ms. Sanchez purchased for $35,464 in cash, 88,882 shares of the Company’s common stock, under the Company’s 2013 Stock Plan (See Note 10 —  Stock Based Compensation). The Company’s board of directors determined that the purchase price of $0.40 per share represented the fair value of these shares upon issuance, and further concluded that no compensation was deemed to be awarded to Ms. Sanchez in connection with this share issuance. The Finance Consulting Agreement was terminated effective November 30, 2013. In connection with the termination of the Finance Consulting Agreement, the Company repurchased for $29,533 a total of 74,068 shares of restricted common stock from Ms. Sanchez.

Operating Lease

On October 4, 2013, the Company executed an eight month lease for 3,562 square feet of office space in Pleasanton California from an affiliate of Greg Brewer, one of the Company’s directors. The base rent is $6,055 per month. The Company has the right to terminate the lease upon 30 days written notice.

Employment Agreements

The following is a summary of the employment arrangements with our executive officers as currently in effect.

Stephen Rizzone

The Company entered into an employment agreement with Stephen Rizzone, the Company’s President, Chief Executive Officer and chairman of the board of directors, effective October 1, 2013. The employment agreement has no specific term and constitutes at-will employment. Mr. Rizzone’s current annual base salary is $150,000, although his annual base salary will increase to $300,000 immediately following our initial public offering, and he is eligible for up to five annual cash bonuses of up to $30,000 each (one each with respect to our fiscal quarters and one with respect to our fiscal year) based upon achievement of performance-based objectives established by our board of directors. Pursuant to Mr. Rizzone’s employment agreement, he was granted a ten year option to purchase 275,689 shares of common stock on December 12, 2013 under our 2013 Equity Incentive Plan that vests over four years in 48 equal monthly installments. Mr. Rizzone’s employment agreement provides that upon the consummation of our initial public offering he will receive an additional option award so that together with Mr. Rizzone’s December 2013 option award the two option awards combined represent six percent (6%) of the Company’s outstanding shares on a fully-diluted basis. The second option award, if issued, will vest over the same vesting schedule as Mr. Rizzone’s December, 2013 option award.

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 8 — Commitments and Contingencies  – (continued)

Stephen Rizzone, continued

If Mr. Rizzone’s employment is terminated due to his death or disability, by the Company without cause or if Mr. Rizzone resigns for good reason, Mr. Rizzone will be entitled to receive (i) one year of his base salary at the rate then in effect, (ii) five performance bonuses (each equal to the average of the performance bonus paid with respect to the two fiscal quarters, or the fiscal quarter-end and fiscal year-end, as applicable, immediately preceding Mr. Rizzone’s termination or resignation) (iii) reimbursement of Mr. Rizzone’s cost of COBRA coverage for one year, and (iv) twenty-five percent (25%) of the options to purchase shares of common stock subject to Mr. Rizzone’s option awards described above will vest immediately and become exercisable, and, along with any previously vested and unexercised options, may be exercised by Mr. Rizzone within one year following his termination or resignation. However, if a Liquidation Event (as defined below) shall occur within one year of Mr. Rizzone’s termination without cause or his resignation for good reason, all of Mr. Rizzone’s option awards described above will vest immediately and become exercisable. Mr. Rizzone’s employment agreement provides that if the Company experiences a Liquidation Event (as defined below), Mr. Rizzone’s employment with the Company will be terminated and the Company will enter into a consulting agreement with Mr. Rizzone that entitles him to the following during its term: (i) continued payment of Mr. Rizzone’s base salary at the rate then in effect, (ii) continued payment of Mr. Rizzone’s performance bonuses described above, and (iii) continued payment of benefits that are substantially similar to those of the Company’s other senior executive officers, and (iv) continuation of the vesting period of the option awards described above. The term of the consulting agreement between the Company and Mr. Rizzone shall expire on the later of two years from the date of the Liquidation event or October 1, 2017. For purposes of Mr. Rizzone’s employment agreement, a Liquidation Event means a merger, acquisition, consolidation or other transaction (other than an equity financing) following which our stockholders prior to such transaction hold less than fifty percent (50%) of our outstanding voting securities of the acquiring or surviving entity, or a sale, license or transfer of all or substantially all of our assets.

If Mr. Rizzone resigns without good reason, he will be entitled to his base salary at the rate then in effect up to and through the effective date of his resignation, along with any unreimbursed reasonable, out-of-pocket business expenses incurred by Mr. Rizzone in the performance of his duties.

Mr. Rizzone is also eligible to receive benefits that are substantially similar to those of the Company’s other senior executive officers. Mr. Rizzone is subject to certain restrictive covenants, including non-solicitation of employees, consultants and customers and non-competition each for a period one year following termination of his employment with the Company.

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 8 — Commitments and Contingencies  – (continued)

Michael Leabman

We entered into an employment agreement with Michael Leabman, the Company’s Chief Technology Officer, effective October 1, 2013. The employment agreement has no specific term and constitutes at-will employment. Mr. Leabman’s current annual base salary is $250,000, and he is eligible for an annual performance based bonus award of up to twenty percent (20%) of his base salary based upon achievement of performance-based objectives established by our Chief Executive Officer and board of directors. Pursuant to Mr. Leabman’s employment agreement, he is entitled to a ten year option to purchase 57,644 shares of common stock under our 2013 Equity Incentive Plan that vests  3/48th on the date of grant, and will vest  1/48th monthly over the following 45 months. Mr. Leabman’s employment agreement provides that upon the consummation of our initial public offering, if Mr. Leabman’s option award plus any Company securities he currently owns represent less than three percent (3%) of the Company’s outstanding shares on a fully-diluted basis, he shall be entitled to a second option award which will entitle him to purchase that number of shares of our common stock such that the two option awards combined plus any Company securities he currently owns represent three percent (3%) of the Company’s outstanding shares on a fully-diluted basis. The second option award, if issued, will vest over the same vesting schedule as Mr. Leabman’s initial option award.

If Mr. Leabman’s employment is terminated due to his death or disability, by the Company without cause or if Mr. Leabman resigns for good reason, Mr. Leabman will be entitled to receive (i) one year of his base salary at the rate then in effect, (ii) a performance bonuses each equal to the total performance bonuses paid to Mr. Leabman in the calendar year immediately preceding Mr. Leabman’s termination or resignation (iii) reimbursement of Mr. Leabman’s cost of COBRA coverage for one year, and (iv) twenty-five percent (25%) of the options to purchase shares of common stock subject to Mr. Leabman’s option awards described above will vest immediately and become exercisable, and, along with any previously vested and unexercised options, may be exercised by Mr. Leabman within one year following his termination or resignation. However, if a Liquidation Event (as defined below) shall occur within one year of Mr. Leabman’s termination without cause or his resignation for good reason, all of Mr. Leabman’s options to purchase shares of common stock pursuant to the option awards described above will vest immediately and become exercisable.

In addition to those benefits described above, if Mr. Leabman’s employment is terminated by the Company without cause or he resigns for Good Reason within 18 months of a Liquidation Event (as defined below), all of Mr. Leabman’s options to purchase shares of common stock pursuant to the option awards described above will vest immediately and become exercisable. For purposes of Mr. Leabman’s employment agreement, a Liquidation Event has the same meaning as in Mr. Rizzone’s employment agreement.

If Mr. Leabman resigns without good reason, he will be entitled to his base salary at the rate then in effect up to and through the effective date of his resignation, along with any unreimbursed reasonable, out-of-pocket business expenses incurred by Mr. Leabman in the performance of his duties.

Mr. Leabman is also eligible to receive benefits that are substantially similar to those of the Company’s other senior executive officers. Mr. Leabman is subject to certain restrictive covenants, including non-solicitation of employees, consultants and customers and non-competition each for a period one year following termination of his employment with the Company.

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 9 — Stockholders’ Deficiency

Authorized Capital

The holders of the Company’s common stock are entitled to one vote per share. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon the liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in all assets of the Company that are legally available for distribution.

Series AA Preferred Stock

During the period from October 30, 2012 (inception) through May 9, 2013, the Company was authorized to issue shares of its Series AA Preferred Stock. The Series AA Preferred Stock ranked senior to the Company’s common stock. The Series AA Preferred Stock was subordinate and ranked junior to all indebtedness of the Company. No shares of the Series AA Preferred Stock were ever issued.

Common Stock Issued

On November 8, 2012, the Company sold 1,924,813 shares of its common stock at a price of approximately $.0052 per share and representing aggregate proceeds of $10,000 to DvineWave Holdings LLC, an entity formed by the parents of Michael Leabman, the Company’s founder and prior to September 30, 2013, also its President and its Chief Technology Officer, to make an investment in the Company.

On January 28, 2013, Company sold 80,201 shares of its common stock to Michael Leabman at a price of approximately $.0052 per share for aggregate proceeds of $417.

On March 4, 2013, the Company sold 668,337 shares of its common stock at a price of $0.24 per share to Absolute Ventures LLC, an affiliate of Mr. Greg Brewer, one of the Company’s directors for aggregate proceeds of $160,000.

On May 7, 2013, the Company sold 20,050 shares of its common stock at a price of $0.24 per share to MS Investments, an affiliate of one of the company’s legal firms, Much Shelist, P.C. for aggregate proceeds of $4,800.

Note 10 — Stock Based Compensation

Adoption of 2013 Stock Plan

Effective as of May 9, 2013, the Board adopted the 2013 Stock Plan of DvineWave Inc. (the “2013 Stock Plan”). The 2013 Stock Plan was administered by the Board, and provided for the issuance of incentive and non-incentive stock options, stock purchase rights and restricted stock units, for the purchase of up to a total of 1,056,980 shares of the Company’s common stock to the Company’s employees and consultants (as determined by the Board). The Board, or a committee of the Board, had the authority to determine the amount, type and terms of each award. Pursuant to the 2013 Stock Plan, each option grant must have had an exercise price at or above the fair market value of the Company’s common stock on the date of grant in the case of a non-statutory stock option, or until the Company’s securities are listed on a recognized exchange, at 85% of fair value (as determined) under the 2013 Stock Plan of DvineWave Inc. (See Note 8 — Commitments and Contingencies).

Adoption of Equity Incentive Plan

In December 2013 the Company’s board and stockholders approved the “2013 Equity Incentive Plan”, providing for the issuance of equity based instruments aggregating an initial total of 1,042,167 shares which completely replaces the 2013 Stock Plan.

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 10 — Stock Based Compensation  – (continued)

Grant of Stock Option

On December 12, 2013, Mr. Rizzone, the Company’s Chief Executive Officer, was granted an option under the 2013 Equity Incentive Plan to purchase 275,689 shares of the Company’s common stock, at a price of $1.68 per share, with a term of ten years and which vests  1/48 for each completed month of service and for purposes of vesting only, the first completed month of service was determined to be October 2013.

The option has a grant date fair value of $258,373 utilizing the Black-Scholes option pricing model. The fair value of the employee stock option granted was estimated using the following assumptions:

December 12, 2013
Price of Company’s stock	$1.68
Dividend yield	0.00%
Expected volatility	60.0%
Risk-free interest rate	1.79%
Expected life	5.93 years

As of December 31, 2013 unamortized compensation expense related to unvested stock options was $240,225 which is expected to be recognized over a weighted average period of 3.7 years.

Stock Option Award Activity

A summary of the status of the Company’s stock option plans and the changes during the years ended December 31, 2013 and 2012, is presented in the table below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Life In Years	Intrinsic Value
Outstanding October 30, 2012 (inception)	—
Issued	—
Exercised	—
Forfeited	—
Outstanding December 31, 2012	—
Issued	275,689	$1.68	$0.23
Exercised	—
Forfeited	—
Outstanding December 31, 2013	275,689	$1.68	$0.23	9.9 years	$—
Exercisable at December 31, 2013	17,231	$1.68	$0.23	9.9 years	$—

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 11 — Income Taxes

For the year ended December 31, 2013 and for the period October 30, 2012 (inception) through December 31, 2012, we incurred losses of $5,521,081 and $21,287, respectively.

Significant components of the Company’s net deferred tax assets at December 31, 2013 and 2012 are as follows:

	December 31,
	2013	2012
Deferred tax assets:
Net operating loss carryforwards	$900,830	$—
Research and development costs	845,900	6,807
Start-up and organizational costs	1,554	1,665
Stock-based compensation	647	—
Other accruals	90,680	—
Total gross deferred tax assets	1,839,611	8,472
Less: valuation allowance	(1,839,611)	(8,472)
Deferred tax assets, net	$—	$—

As of December 31, 2013, the Company had approximately $2,263,391 of federal and state net operating losses (“NOL”), available for income tax purposes that may be carried forward to offset future taxable income, if any. The federal carryforwards expire in the year 2033.

If not used, these NOL’s may be subject to limitation under Section 382 of the Internal Revenue Code (“IRC”) should there be a greater than 50% ownership change as determined under the regulations. The Company’s net deferred tax assets are subject to a 100% valuation allowance because it is currently more likely than not that the benefit of the net deferred tax asset will not be realized in future periods. The valuation allowances related to the Company’s net deferred tax assets increased by approximately $1,831,139 and $8,472 for the periods ended December 31, 2013 and 2012, respectively.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	For the Year Ended December 31, 2013	For the period October 30, 2012 (Inception) through December 31, 2012
Tax benefit at federal statutory rate	(34.0)%	(34.0)%
State income taxes	(5.8)	(5.8)
Permanent difference:
Stock based compensation	0.1	—
Derivative instrument issuance – financing warrant	1.3	—
General and administrative expense – consulting warrant	3.9	—
Change in fair value of derivative liability	1.3	—
Increase in valuation allowance	33.2	39.8
Effective income tax rate	0.0%	0.0%

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 12 — Subsequent Events

Employee Option Grants

On January 7, 2014, the Company’s board of directors granted, net of forfeitures through March 20, 2014, to various employees and consultants, stock options to purchase an aggregate of 457,644 shares of our common stock at an exercise price of $2.49 per share. Included in the grant was an option to purchase 57,644 shares of common stock to Michael Leabman, Chief Technical Officer pursuant to his employment contract and an option to purchase 80,201 shares of common stock to Thomas Iwanski, Interim Chief Financial Officer, 80,201 shares of common stock to George Holmes, Vice President of Sales and Marketing and 319,799 to other employees of the Company. These stock option grants were issued from the 2013 Stock Plan. The option awards granted to Mr. Leabman vested  3/48ths on the date of grant, and will vest  1/48th monthly over the following 45 months. The option award granted to Mr. Iwanski and Mr. Holmes will cliff vest 25% of the award on October 1, 2014 and then will vest  1/48th of the initial award monthly for the following 36 months. Option awards granted to all other employees and consultants cliff vest 25% of the award on the later of the first anniversary of the date they started working for the Company or October 1, 2014 and then will vest  1/48th of the initial award monthly for the following 36 months.

On March 15, 2014, the Company’s board of directors granted to a single employee a stock option to purchase 80,201 shares of the Company’s common stock at an exercise price of $4.99. The option award granted to the employee cliff vests 25% of the award on the anniversary of the employee’s start date and then will vest  1/48th of the initial award monthly during the following 36 months.

Investor Relations Agreement

Effective January 13, 2014, the Company entered into an agreement with a vendor (“IR Firm”) to provide investor relations services to the Company. Pursuant to the agreement, in addition to monthly cash compensation of $8,000 per month, upon the consummation of the IPO the Company will issue a consulting warrant (“IR Consulting Warrant”) for the purchase of 36,000 shares of common stock. The IR Consulting Warrant will have a strike price equivalent to 130% of the IPO price. The IR Consulting Warrant will have an initial catch up vesting equivalent to 3,000 shares per month of service, partial months to be prorated on a thirty (30) day basis, from the effective date of this agreement until the date the IPO is effective. Thereafter, the IR Consulting Warrant will vest at a rate of 3,000 shares per month of service. In addition, the Company will issue to the IR Firm incentive warrants (“IR Incentive Warrants”) to purchase 5,000 shares of common stock with a strike price equal to the IPO price plus 30% for each qualified investor, institutional or brokerage firm that purchases at least $250,000 in value of the Company’s common shares at the IPO price or greater in the open market on or after the 46th day following completion of the IPO. All IR Incentive Warrants granted during a six month period will collectively vest at each six-month anniversary. Shares underlining both the IR Consulting Warrant and the IR Incentive Warrants will be subject to any Company lock-up period consistent with other stockholders. Both the IR Consulting Warrant and IR Incentive Warrants will have an expiration date four (4) years from the grant date. The shares underlying both the IR Consulting Warrant and the IR Incentive Warrants will either be registered at the next available opportunity or the warrants will include a cashless exercise provision.

2014 Non-Employee Equity Compensation Plan

On March 6, 2014, after the Company received waivers and consents from MDB and greater than 50% of the holders of the Convertible Notes, the Company’s board of directors and stockholders approved the 2014 Non-Employee Equity Compensation Plan for the issuance of 249,875 shares of common stock to directors and other non-employees.

ENERGOUS CORPORATION
(F/K/A DvineWave, Inc.)
(A Development Stage Company)

Notes to Financial Statements

Note 12 — Subsequent Events  – (continued)

Amendment to 2013 Equity Incentive Plan

On March 6, 2014, after the Company received waivers and consents from MDB and greater than 50% of the holders of the Convertible Notes, the Company’s board of directors and stockholders approved the First Amendment to the 2013 Equity Incentive Plan which provided for an increase in the aggregate number of shares of common stock that may be issued pursuant to the Plan to equal 18% of the total number of shares of common stock outstanding immediately following the completion of the IPO (assuming for this purpose) the issuance of all shares issuable under the Company’s equity plans, the conversion into common stock of all outstanding securities that are convertible by their terms into common stock and the exercise of all options and warrants exercisable for shares of common stock and including shares and warrants issued to the underwriters for such IPO upon exercise of its over-allotment options.

Director Option Grants

On February 27, 2014, the Company granted non-qualified stock options for the purchase of 25,979 shares of the Company’s common stock each to two new independent directors of the Company as part of their compensation for serving on the Company’s board of directors. The options have an exercise price of $3.63 per share and have a term of ten years. The Options vest 25% on March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014. Unless otherwise modified, the grantees have one-year after separation of service to exercise any vested options. The shares underlining these options are subject to a one year lock-up beginning with the effective date of the IPO.

On March 15, 2014 and March 20, 2014, the Company granted non-qualified stock options from the 2014 Non-Employee Equity Compensation Plan for the purchase of an aggregate of 34,781 shares of the Company’s common stock to two new independent directors of the Company as part of their compensation for serving on the Company’s board of directors. The options have a weighted average exercise price of $5.47 per share and have a term of ten years. The Options vest 25% on March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014. Unless otherwise modified, the grantees have one year after separation of service to exercise any vested options. The shares underlying these options are subject to a one year lock up beginning with the effective date of the IPO.

Company Name Change

On January 2, 2014, the board of directors and stockholders approved the name change for the Company to Energous Corporation from DvineWave Inc.

Sale of Common Stock

The Company entered into a stock purchase agreement dated March 7, 2014, under which a strategic investor has agreed to purchase 210,526 shares of our common stock $0.0001 par value for gross proceeds of $1,000,000. In connection with this sale, the Company will pay a commission of $100,000 to MDB. The shares to be issued are subject to the one year lock-up and a one year voting control agreement.

Amendment to Certificate of Incorporation

On February 25, 2014, the Company’s board of directors and stockholders approved the Second Amended and Restated Certificate of Incorporation which increased the authorized shares to 60,000,000 of which 10,000,000 shares are designated as preferred stock. In addition, a special meeting of stockholders can only be called by the Chairman, Chief Executive Officer, President or the majority of the board of directors and shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Any actions required, as a result of a special stockholder meeting, can only be taken upon the vote of the stockholders and not by written consent. The stockholders empowered the board of directors at any time prior to the effectiveness of the filing of this Second Amendment and Restated Certificate to abandon the proposed amendment.

Energous Corporation
(f/k/a DvineWave Inc.)

CONDENSED BALANCE SHEETS

	As of
	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,420,480	$1,953,780
Prepaid expenses and other current assets	279,674	127,197
Prepaid rent, current	80,000	—
Total current assets	18,780,154	2,080,977
Property and equipment, net	1,298,894	189,612
Prepaid rent, non-current	320,000	—
Deferred offering costs	—	88,319
Other assets	8,569	6,959
Total assets	$20,407,617	$2,365,867
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,489,114	$361,038
Accrued expenses	456,263	243,623
Convertible promissory notes, net	—	829,298
Derivative liabilities	—	6,277,000
Total current liabilities	1,945,377	7,710,959
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred Stock, $0.00001 par value, 10,000,000 and 0 shares authorized at September 30, 2014 and December 31, 2013, respectively; no shares issued or outstanding.	—	—
Common Stock, $0.00001 par value, 50,000,000 and 40,000,000 shares authorized at September 30, 2014 and December 31, 2013, respectively; 9,490,435 and 2,708,217 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively.	94	27
Additional paid-in capital	60,583,614	197,249
Accumulated deficit	(42,121,468)	(5,542,368)
Total stockholders’ equity (deficit)	18,462,240	(5,345,092)
Total liabilities and stockholders’ equity (deficit)	$20,407,617	$2,365,867

The accompanying notes are an integral part of these condensed financial statements.

Energous Corporation
(f/k/a DvineWave Inc.)

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Operating expenses:
Derivative instrument issuance	$—	$9,040	$—	$887,062
Research and development	3,699,057	583,524	6,184,762	1,019,950
General and administrative	1,322,048	172,894	3,124,439	808,903
Marketing	809,333	32,014	2,036,793	32,014
Loss from operations	(5,830,438)	(797,472)	(11,345,994)	(2,747,929)
Other (expense) income:
Change in fair value of derivative liabilities	—	(89,000)	(26,265,177)	(111,500)
Interest, net	5,258	(286,891)	(1,029,479)	(383,380)
Loss on retirement of fixed assets	(22,818)	—	(22,818)	—
Gain on debt extinguishment	—	—	2,084,368	—
Total	(17,560)	(375,891)	(25,233,106)	(494,880)
Net loss	$(5,847,998)	$(1,173,363)	$(36,579,100)	$(3,242,809)
Basic and diluted net loss per common share	$(0.62)	$(0.42)	$(5.08)	$(1.26)
Weighted average shares outstanding, basic and diluted	9,458,359	2,782,285	7,203,642	2,570,014

The accompanying notes are an integral part of these condensed financial statements.

Energous Corporation
(f/k/a DvineWave Inc.)

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance at January 1, 2014	2,708,217	$27	$197,249	$(5,542,368)	$(5,345,092)
Stock-based compensation – amortization of stock options	—	—	1,070,939	—	1,070,939
Stock-based compensation – amortization of IR consultant warrant	—	—	198,983	—	198,983
Stock-based compensation – amortization of consultant restricted stock units (“RSUs”)	—	—	389,482	—	389,482
Issuance of shares to strategic investor, net of commission expense	210,527	2	899,998	—	900,000
Initial public offering on April 2, 2014, net of underwriter’s discount and offering costs of $2,816,149	4,600,000	46	24,783,805	—	24,783,851
Conversion of convertible notes on April 2, 2014	1,930,128	19	26,790,158	—	26,790,177
Sale of IPO Underwriter Warrant on April 2, 2014	—	—	1,000	—	1,000
Extinguishment of derivative for consulting warrant and financing warrant on June 25, 2014	—	—	5,752,000	—	5,752,000
Shares issued to landlord	41,563	—	500,000	—	500,000
Net loss for the nine months ended September 30, 2014	—	—	—	(36,579,100)	(36,579,100)
Balance, September 30, 2014 (unaudited)	9,490,435	$94	$60,583,614	$(42,121,468)	$18,462,240

The accompanying notes are an integral part of these condensed financial statements.

Energous Corporation
(f/k/a DvineWave Inc.)

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(36,579,100)	$(3,242,809)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	196,898	880
Stock based compensation	1,659,404	—
Amortization of debt discount	964,851	262,506
Warrant expense	—	724,000
Gain on conversion of notes payable and accrued interest	(2,084,368)	—
Change in fair market value of derivative liabilities	26,265,177	111,500
Loss on retirement of fixed assets	22,818	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(152,477)	(28,358)
Other assets	(1,610)	—
Accounts payable	1,128,076	173,557
Accrued expenses	89,361	156,755
Other current liabilities	—	16,000
Net cash used in operating activities	(8,490,970)	(1,825,969)
Cash flows from investing activities:
Purchase of property and equipment	(815,500)	(16,501)
Costs of trademark	—	(4,725)
Net cash used in investing activities	(815,500)	(21,226)
Cash flows from financing activities:
Proceeds from the sale of common stock	—	165,217
Proceeds from sale of restricted common stock	—	35,464
Proceeds from IPO, net of underwriter’s discount and offering expenses	24,872,170	—
Proceeds from the sale of senior secured convertible notes	—	5,500,009
Proceeds from the sale of stock to strategic investor, net	900,000	—
Sale of Warrant to IPO underwriter	1,000	—
Net cash provided by financing activities	25,773,170	5,700,690
Net increase in cash and cash equivalents	16,466,700	3,853,495
Cash and cash equivalents – beginning	1,953,780	994
Cash and cash equivalents – ending	$18,420,480	$3,854,489
Supplemental disclosure of non-cash financing activities:
Decrease in deferred offering costs charged to the IPO	$88,319	$—
Common stock issued upon conversion of notes payable and accrued interest payable	$26,790,177	$—
Increase in additional paid in capital upon extinguishment of derivative liability for warrants	$5,752,000	$—
Common stock issued to landlord for tenant improvements of $100,000 and prepaid rent of $400,000	$500,000	$—
Increase in accrued expenses for the purchase of property and equipment	$413,498	$—

The accompanying notes are an integral part of these condensed financial statements.

Energous Corporation
(f/k/a DvineWave Inc.)

Notes to Condensed Financial Statements

Note 1 — Business Organization, Nature of Operations

Energous Corporation (f/k/a DvineWave Inc.) (the “Company”) was incorporated in Delaware on October 30, 2012 (inception). The Company is a technology company focused on developing technology that can enable wire-free charging of electronic devices at a distance and with complete mobility. The Company is developing solutions that enable wire-free transmission of energy from a transmitter to multiple receivers at distances of up to fifteen (15) feet. The Company is developing multiple generations of transmitter and receiver application specific integrated circuit chips (“ASICs”) whose designs will be licensed to customers, and that we believe will optimize our technology reducing size and cost, while increasing performance to a level that we believe will allow for them to be integrated into low-power devices, eliminating the need for a charging cord or pad to maintain charge. The Company submitted its first ASIC design to the wafer fabricator for production in November 2013. Since then, the Company submitted three additional ASICs to the wafer fabricator for production. Two of these ASICs will be used to demonstrate the Company’s WattUp technology in prototypical consumer products in conjunction with its strategic partners at the Consumer Electronics Show in January 2015. A fifth ASIC has also been designed and is currently under production at the wafer fabricator. Two of the five ASICs are expected to be incorporated into reference designs to be provided to the Company’s strategic partners to enable them to develop consumer-facing products for sale beginning late in the fourth quarter of 2015.

On January 2, 2014, the board of directors and stockholders approved the name change for the Company to Energous Corporation from DvineWave Inc.

As of September 30, 2014, the Company had not yet completed the development of its product and had not yet recorded any revenues. Since inception, the Company’s primary activities have consisted of developing its technology, developing its business plan, raising capital, relocating to a larger facility and recruiting and hiring its workforce and executive team. To date, these activities have been funded primarily through the sale of Senior Secured Convertible Notes (“Convertible Notes”) (See Note 6 — Private Placement), the funding of the Company’s initial public offering (“IPO”), which was consummated on April 2, 2014 (See Note 8 — Stockholders’ Equity (Deficit)), the sale of the company common stock to a strategic investor (See Note 8 — Stockholders’ Equity (Deficit)) and the issuance of common stock to our landlord (See Note 7 — Commitments and Contingencies).

Effective March 26, 2014, pursuant to authority granted by the stockholders and the Board of Directors of the Company, the Company implemented a 1-for-3.99 reverse split of the Company’s issued and outstanding common stock (the “Reverse Split”). All share and per share information in this Form 10-Q has been retroactively adjusted to reflect the Reverse Split.

Note 2 — Liquidity and Management Plans

The Company has not generated revenues since its inception and had net loss of $5,847,998 and $1,173,363 for the three months ended September 30, 2014 and 2013, respectively, and net losses of $36,579,100 and $3,242,809 for the nine months ended September 30, 2014 and 2013, respectively.

As of September 30, 2014, the Company had cash on hand of $18,420,480. In April 2014, the Company completed its IPO of 4,600,000 shares of common stock through which the Company raised net proceeds of approximately $24.8 million. In connection with the completion of the IPO, the Company’s outstanding convertible notes and interest accrued thereon were converted into 1,833,336 and 96,792 shares, respectively, of common stock, thus extinguishing the debt associated with the notes. On April 4, 2014, the Company issued 210,527 shares of common stock to a strategic investor upon the receipt of net proceeds of $900,000 ($300,000 received on March 27, 2014, $700,000 received on April 4, 2014 less $100,000 to MDB Capital Group as a commission). On September 10, 2014, the Company issued 41,563 shares of common stock to the Company’s landlord as prepaid rent and tenant improvements. The company expects that cash on hand after the IPO will be sufficient to fund its operations into the fourth quarter of 2015.

Energous Corporation
(f/k/a DvineWave Inc.)

Notes to Condensed Financial Statements

Note 2 — Liquidity and Management Plans  – (continued)

Research and development of new technologies is, by its nature, unpredictable. Although the Company will undertake development efforts with commercially reasonable diligence, there can be no assurance that our available resources including the net proceeds from the Company’s recently completed IPO and strategic investor financing will be sufficient to enable it to develop its technology to the extent needed to create future revenues to sustain its operations. The Company expects that it may choose to pursue additional financing, depending upon the market conditions, which could include follow-on equity offerings, debt financing, co-development agreements or other alternatives. Should the Company choose to pursue additional financing, there is no assurance that the Company would be able to do so on terms that it would find acceptable.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014. These condensed financial statements should be read in conjunction with the financial statements for the year ended December 31, 2013 and related notes thereto included elsewhere in the prospectus of which these financial statements are a part.

Reclassification

Certain amounts within the fiscal year 2013 consolidated financial statements have been reclassified in order to conform to the fiscal year 2014 presentation. These reclassification had no impact on previously reported results of operations or stockholder’s equity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the condensed financial statements as well as the reported expenses during the reporting periods.

The Company’s significant estimates and assumptions include the valuation of the Company’s common stock, the valuation of stock-based compensation instruments and the valuation of derivative financial instruments, the amortization of deferred financing costs and the useful lives of long-lived assets, and income tax expense. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. Although the Company believes that its estimates and assumptions are reasonable, they are based upon information available at the time the estimates and assumptions were made. Actual results could differ from those estimates.

Research and Development

Research and development expenses are charged to operations as incurred. For internally developed patents, all costs incurred to the point when a patent application is to be filed are expensed as incurred as research and development expense. Patent application costs, generally legal costs, are expensed as research and development costs until such time as the future economic benefits of such patents become more certain. The Company incurred research and development costs of $3,699,057 and $583,524 for the three months ended September 30, 2014 and 2013, respectively, and $6,184,762 and $1,019,950 for the nine months ended September 30, 2014 and 2013, respectively.

Energous Corporation
(f/k/a DvineWave Inc.)

Notes to Condensed Financial Statements

Note 3 — Summary of Significant Accounting Policies  – (continued)

Income Taxes

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of September 30, 2014, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the three and nine months ended September 30, 2014 and 2013.

Net Income (Loss) Per Common Share

Basic net income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method), the vesting of restricted stock units (“RSUs”), the exercise and/or conversion of the Company’s convertible notes (using the if-converted method). The computation of diluted loss per share excludes potentially dilutive securities of 3,060,301 and 3,210,126 for the three months ended September 30, 2014 and 2013, respectively, and 3,060,301 and 3,210,126 for the nine months ended September 30, 2014 and 2013, respectively, because their inclusion would be antidilutive.

Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net income (loss) per share because the effect of their inclusion would have been anti-dilutive.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Convertible Notes – principal	—	2,650,858	—	2,650,858
Convertible Notes – accrued interest	—	60,135	—	60,135
Consulting Warrant to purchase common stock	278,228	278,228	278,228	278,228
Financing Warrant to purchase common stock	152,778	220,905	152,778	220,905
IPO Warrants to purchase common stock	460,000	—	460,000	—
IR Consulting Warrant	36,000	—	36,000	—
Options to purchase common stock	1,671,235	—	1,671,235	—
RSUs	462,060	—	462,060	—
Total potentially dilutive securities	3,060,301	3,210,126	3,060,301	3,210,126

Energous Corporation
(f/k/a DvineWave Inc.)

Notes to Condensed Financial Statements

Note 3 — Summary of Significant Accounting Policies  – (continued)

Fair Value Measurements

The carrying amounts of cash and cash equivalents, accounts payable and accrued expenses, approximate fair value due to the short-term nature of these instruments. Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2	Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.
Level 3	Significant unobservable inputs that cannot be corroborated by market data.

The assets or liability’s fair value measurement within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. The following table provides a summary of the liabilities that are measured at fair value on a recurring basis.

	Total	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Quoted Prices for Similar Assets or Liabilities in Active Markets (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative Liabilities:
December 31, 2013:
Conversion Feature	$5,573,000	$—	$—	$5,573,000
Financing Warrant	175,000	—	—	175,000
Consulting Warrant	529,000	—	—	529,000
Total	$6,277,000	$—	$—	$6,277,000

As of September 30, 2014, the Company no longer had financial instruments which were derivative liabilities.

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities that are measured at fair value on a recurring basis:

For the Nine Months Ended September 30, 2014
Beginning balance	$6,277,000
Change in fair value of conversion feature and warrants	26,265,177
Extinguishment of derivative liability upon conversion of Convertible Notes	(26,790,177)
Extinguishment of derivative liability upon modification of Financing Warrant	(1,733,000)
Extinguishment of derivative liability upon modification of Consulting Warrant	(4,019,000)
Ending balance	$—

Energous Corporation
(f/k/a DvineWave Inc.)

Notes to Condensed Financial Statements

Note 3 — Summary of Significant Accounting Policies  – (continued)

Fair Value Measurements, continued

The conversion feature of the Convertible Notes immediately prior to conversion was measured at fair value using a Monte Carlo simulation (which also represented the intrinsic value of the conversion feature) and was classified within Level 3 of the valuation hierarchy. The warrant liabilities for the Financing Warrant and the Consulting Warrant, immediately prior to modification were measured at fair value using a Monte Carlo simulation and were classified within Level 3 of the valuation hierarchy. The significant assumptions and valuation methods that the Company used to determine fair value and the change in fair value of the Company’s derivative financial instruments are discussed in Note 6 — Private Placement.

Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the derivative liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s Interim Chief Financial Officer determined its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s Interim Chief Financial Officer with support from the Company’s consultants and which are approved by the Interim Chief Financial Officer.

Level 3 financial liabilities consist of the derivative liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The Company used a Monte Carlo model to value Level 3 financial liabilities at inception and on subsequent valuation dates, except that the conversion feature of the convertible notes immediately prior to conversion was valued at intrinsic value. This simulation incorporates transaction details such as the Company’s stock price, contractual terms, maturity, risk free rates, as well as, volatility. The Company also used a binomial simulation and Black-Scholes economic model as supplemental valuation tools in order to validate the reasonableness of the results of the Monte Carlo simulation when measuring the Financing Warrant and the Consulting Warrant.

A significant increase in the volatility or a significant increase in the Company’s stock price, in isolation, would result in a significantly higher fair value measurement. Changes in the values of the derivative liabilities were recorded in Change in Fair Value of Derivative Liabilities within Other Expense (Income) on the Company’s Statements of Operations.

As of September 30, 2014, there were no transfers in or out of level 3 from other levels in the fair value hierarchy.

In accordance with the provisions of ASC 815, the Company presented the conversion feature and warrant liabilities at fair value on its balance sheet, with the corresponding changes in fair value recorded in the Company’s statement of operations for the applicable reporting periods.

Management determined that the results of its valuations are reasonable.

Energous Corporation
(f/k/a DvineWave Inc.)

Notes to Condensed Financial Statements

Note 3 — Summary of Significant Accounting Policies  – (continued)

Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.” This ASU removes the definition of a development stage entity from the ASC, thereby removing the financial reporting distinction between development stage entities and other reporting entities from GAAP. In addition, the ASU eliminates the requirements for development stage entities to (1) present inception-to-date information in the statements of operations, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early adoption is permitted. The Company has elected to adopt this ASU effective with the Quarterly Report on Form 10-Q filed on August 14, 2014 and its adoption resulted in the removal of previously required development stage disclosures.

The FASB has issued ASU No. 2014-12, Compensation — Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This ASU requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The Company has elected to adopt this ASU effective with this Quarterly Report and its adoption is not expected to have a material effect.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers” (Topic 606), which supersedes the revenue recognition requirements in ASC Topic 605, “Revenue Recognition,” and most industry-specific guidance. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. The amendments in the ASU must be applied using one of two retrospective methods and are effective for annual and interim periods beginning after December 15, 2016. Early adoption is not permitted. The Company will evaluate the effects, if any, that adoption of this guidance will have on its financial statements.

Management’s Evaluation of Subsequent Events

The Company evaluates events that have occurred after the balance sheet date of September 30, 2014, through the date which the condensed financial statements are issued. Based upon the review, other than described in Note 10 — Subsequent Events, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Energous Corporation
(f/k/a DvineWave Inc.)

Notes to Condensed Financial Statements

Note 4 — Property and Equipment

Property and equipment are as follows:

	As of
	September 30, 2014	December 31, 2013
Computer software	$369,453	$114,876
Computer hardware	492,852	36,240
Furniture and fixtures	277,679	28,458
Leasehold improvements	341,104	14,755
	1,481,088	194,329
Less – Accumulated depreciation	(182,194)	(4,717)
Total property and equipment, net	$1,298,894	$189,612

Total depreciation and amortization expense of the Company’s property and equipment was $142,093 and $833 for the three months ended September 30, 2014 and 2013, and $196,898 and $880, for the nine months ended September 30, 2014 and 2013, respectively, reflected within general and administrative expense.

Note 5 — Accrued Expenses and Other Current Liabilities

Accrued expenses consist of the following:

	As of
	September 30, 2014	December 31, 2013
Accrued interest payable	$—	$207,945
Accrued compensation	215,159	19,894
Other accrued expenses	241,104	15,784
Total	$456,263	$243,623

Note 6 — Private Placement

Senior Secured Convertible Notes

On May 16, 2013, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with accredited investors (the “Investors”), pursuant to which the Company sold an aggregate of $5,500,009 principal amount of senior secured convertible notes (the “Convertible Notes”). In connection with the sale of the Convertible Notes (the “Bridge Financing”), the Company entered into a registration rights agreement (the “Registration Rights Agreement”) and a security agreement (the “Security Agreement”) with the Investors. The closing of the Bridge Financing was completed on May 16, 2013. The Convertible Notes bore interest at 6% per annum and would have matured on August 16, 2014.

In connection with the funding of the IPO, on April 2, 2014, the principal and interest due under the Convertible Notes of $5,500,009 and $290,219, were converted into 1,833,336 and 96,792 shares, respectively, of common stock. The purchasers of the Convertible Notes are subject to lock-up requirements for periods that expire October 2, 2014. The security agreement terminated on April 2, 2014, upon the conversion of the Convertible Notes.

Energous Corporation
(f/k/a DvineWave Inc.)

Notes to Condensed Financial Statements

Note 6 — Private Placement  – (continued)

Accounting for the Senior Secured Convertible Notes

Pursuant to the terms of the Convertible Notes, the conversion price was subject to adjustment in the event of an IPO, other financing and upon certain other events. The embedded conversion feature was not clearly and closely related to the host instrument and was bifurcated from the host Convertible Notes as a derivative, principally because the instrument’s variable exercise price terms would not qualify as being indexed to the Company’s own common stock. Accordingly, through April 1, 2014, this conversion feature instrument was classified as a derivative liability. Derivative liabilities are initially recorded at fair value and are then re-valued at each reporting date, with changes in fair value recognized in earnings during the reporting period.

The Company calculated the fair value of the embedded conversion feature of the Convertible Notes at April 2, 2014 at the conversion features’ fair value, with the observable assumptions as provided in the table below.

As of April 2, 2014
Stock price on valuation date	$13.88
Conversion price	$3.00
Fair value	$26,790,177

The amortization of debt discount related to the Convertible Notes was $0 and $206,370, respectively for the three months ended September 30, 2014 and 2013, and $964,851 and $262,506, respectively, for the nine months ended September 30, 2014 and 2013. During the three months ended September 30, 2014 and 2013, the Company recorded an increase of $0 and $90,000, respectively, and during the nine months ended September 30, 2014 and 2013, the Company recorded an increase of $21,217,177 and $106,000, respectively, in the fair value of the derivative liability for the conversion feature of the Convertible Notes, which was recorded as a change in the fair value of derivative liabilities within the condensed statement of operations. On April 2, 2014, upon the consummation of the IPO, the Convertible Notes and Accrued Interest were converted to 1,833,336 and 96,792 shares, respectively, of the Company’s common stock. This conversion was accounted for as an extinguishment. Accordingly, on April 2, 2014, the Company recorded a gain of $2,084,368 upon the extinguishment of the Convertible Notes, accrued interest, and the related derivative liability. Thereupon, the 1,930,128 shares of common stock were issued and were recorded at their aggregate fair value of $26,790,177.

Placement Agent Agreement

On January 23, 2013, the Company entered into an agreement (the “Placement Agent Agreement”) with MDB Capital Group, Inc. (“MDB”), pursuant to which the Company appointed MDB to act as the Company’s placement agent in connection with the sale of the Company’s securities (“Offering or Offerings”). Specifically, MDB was the placement agent in connection with the sale of its Convertible Notes.

In connection with the sale of the Convertible Notes, the Company paid MDB a cash fee of $538,393 and sold to MDB for $1,000 in cash, a warrant issued on May 16, 2013 (the “Financing Warrant”) to purchase shares of the Company’s common stock. The Financing Warrant was fully vested upon issuance, has a term of five years and may not be exercised until six months after the consummation of a qualifying firm commitment underwritten initial public offering. Pursuant to the terms of the Financing Warrant, the aggregate exercise price is fixed at $550,000, with the per share exercise price being $3.60 based upon 120% of the conversion price of $3.00 of the Convertible Notes upon the consummation of the IPO. As of September 30, 2014, the Financing Warrant was exercisable into 152,778 shares of the Company’s common stock, assuming an exercise price of $3.60 per share (or 120% of the Convertible Notes conversion price of $3.00 per share).

Energous Corporation
(f/k/a DvineWave Inc.)

Notes to Condensed Financial Statements

Note 6 — Private Placement  – (continued)

Placement Agent Agreement, continued

As originally executed and through June 24, 2014, in the event of a non-liquid exit transaction, as defined in the Financing Warrant agreement, the holder of the Financing Warrant could have put the Financing Warrant back to the Company for a cash settlement at a fair value amount that would be determined by appraisal and agreed to by both parties (the “Financing Warrant Put”). On June 25, 2014, the Financing Warrant was modified to remove the Financing Warrant put feature.

MDB shall have certain registration rights with respect to the common stock issued upon exercise of the Financing Warrant, including a one-time demand registration right with respect to such common stock.

Consulting Agreement

On January 23, 2013, the Company entered into a consulting agreement with MDB (the “Consulting Agreement”), pursuant to which MDB agreed to provide financial, strategic and intellectual property advisory services. The Consulting Agreement had an initial term of 180 days, and was renewed automatically upon the expiration of its initial term, after which it will continue in effect until it is terminated by either party with 30 days written notice to the other party. On July 11, 2014, the Company provided notice to MDB of its termination of the Consulting Agreement.

As consideration for services provided under the Consulting Agreement prior to May 16, 2013, the Company sold to MDB for $1,500 in cash, a warrant (the “Consulting Warrant”) for the purchase of an aggregate of 278,228 shares of the Company’s common stock. The Consulting Warrant was fully vested upon issuance, has a term of five years, an exercise price of $0.04 per share and may not be exercised until six months after the consummation of the IPO. The Consulting Warrant may be exercised on a cashless basis. As originally executed and through June 24, 2014, in the event of a non-liquid exit transaction, as defined in the Consulting Warrant, the holder of the Consulting Warrant could have put the Consulting Warrant back to the Company for a cash settlement at a fair value amount that would be determined by appraisal and agreed to by both parties (the “Consulting Warrant Put”). On June 25, 2014, the Consulting Warrant was modified to remove the Consulting Warrant put feature.

MDB shall have certain registration rights with respect to the common stock issued upon exercise of the Consulting Warrant, including a one-time demand registration right with respect to such common stock.

Accounting for the Financing Warrant and the Consulting Warrant

The Company determined that due to their cash settlement features, as originally issued, both the Financing Warrant and the Consulting Warrant qualified as derivative instruments. Accordingly upon issuance, these instruments were classified as derivative liabilities. Derivative liabilities are initially recorded at fair value and are then re-valued at each reporting date, with changes in fair value recognized in earnings during the reporting period. Effective on June 25, 2014, upon the removal of the cash settlement put features within the Financing Warrant and the Consulting Warrant, (as discussed above), each of the Consulting Warrant and the Financing Warrant no longer qualified as derivative instruments. Accordingly, on June 25, 2014, after first recording a mark-to-market adjustment to fair value, the aggregate fair value of $5,752,000 for both warrants was credited to additional paid in capital.

The Company calculated the fair value of the Financing Warrant and the Consulting Warrant using a Monte Carlo simulation, with the observable assumptions as provided in the table below. The significant unobservable inputs used in the fair value measurement of the reporting entity’s Financing Warrant and the Consulting Warrant are expected stock prices, levels of trading and liquidity of the Company’s common stock. Significant increases in the expected stock prices and expected liquidity would result in a significantly higher fair value measurement. Significant increases in either the probability or severity of default of the host instrument would result in a significantly lower fair value measurement.

Energous Corporation
(f/k/a DvineWave Inc.)

Notes to Condensed Financial Statements

Note 6 — Private Placement  – (continued)

Accounting for the Financing Warrant and the Consulting Warrant, continued

Provided below are the principal assumptions used in the measurement of the fair values of the Financing Warrant and the Consulting Warrant as of June 24, 2014 and December 31, 2013.

	As of June 24, 2014		As of December 31, 2013
	Financing Warrant	Consulting Warrant	Financing Warrant	Consulting Warrant
Stock price on valuation date	$14.69	$14.69	$1.68	$1.68
Exercise price	$3.60	$0.04	$2.49	$0.04
Term (years)	3.89	3.89	4.38	4.38
Expected volatility	60%	60%	60%	60%
Dividend yield	0%	0%	0%	0%
Weighted average risk-free interest rate	1.33%	1.33%	1.75%	1.75%
Number of warrants	152,778	278,228	220,905	278,228
Number of trials	20,000	20,000	20,000	20,000
Aggregate fair value	$1,733,000	$4,019,000	$175,000	$529,000

The initial fair value of the Financing Warrant was $186,500 and was accounted for as derivative issuance expense and along with the other derivative issuance expenses (see below), was expensed upon the issuance of the Convertible Notes. The initial fair value of the Consulting Warrant was $537,500, and was expensed immediately as a consulting fee and was recorded within general and administrative expenses in the condensed statement of operations for the year ended December 31, 2013. During the three months ended September 30, 2014 and 2013, the Company recorded an aggregate decrease of $0 and $1,000, respectively, and during the nine months ended September 30, 2014 and 2013, the Company recorded increases of $5,048,000 and $5,500, respectively, in the fair values of the derivative liability of the Financing Warrant and the Consulting Warrant, which was recorded as a change in the fair value of derivative liabilities within the condensed statement of operations.

Patent Assignment

On May 16, 2013, the Company entered into a patent assignment and Security Agreement with the Investors, in order to grant a continuing security interest in the patents included as collateral pledged in connection with the Convertible Notes. The security interest in the Company’s patents terminated on April 2, 2014, in connection with the conversion of the Convertible Notes.

Energous Corporation
(f/k/a DvineWave Inc.)

Notes to Condensed Financial Statements

Note 7 — Commitments and Contingencies

Investor Relations Agreement

Effective January 13, 2014, the Company entered into an agreement with a vendor (“IR Firm”) to provide investor relations services to the Company. Pursuant to the agreement, in addition to monthly cash compensation of $8,000 per month, on March 27, 2014 the Company issued to the IR firm a consulting warrant (“IR Consulting Warrant”) for the purchase of 36,000 shares of common stock. The IR Consulting Warrant has a strike price of $7.80, representing 130% of the IPO price. The IR Consulting Warrant has an initial catch up vesting equivalent to 3,000 shares per month of service, partial months to be prorated on a thirty (30) day basis, from the effective date of this agreement until March 27, 2014. Thereafter, the IR Consulting Warrant will vest at a rate of 3,000 shares per month of service. In addition, the Company agreed to issue to the IR Firm incentive warrants (“IR Incentive Warrants”) to purchase 5,000 shares of common stock with a strike price of $7.80 in the event of and upon each qualified investor, institutional or brokerage firm purchasing at least $250,000 in value of the Company’s common shares at the IPO price or greater in the open market on or after the 46th day following March 27, 2014. All IR Incentive Warrants granted during a six month period will collectively vest at each six month anniversary. Both the IR Consulting Warrant and IR Incentive Warrants will have an expiration date four (4) years from the grant date. The shares underlying both the IR Consulting Warrant and the IR Incentive Warrants will either be registered at the next available opportunity or the warrants will include a cashless exercise provision.

As of September 30, 2014, 25,800 shares under the IR Consulting Warrant were vested, and no IR Incentive Warrants have been granted.

For the three and nine months ended September 30, 2014, the Company incurred stock-based compensation expense of $39,410 and $198,983, respectively, in connection with the IR Consulting warrant, which was included in general and administrative expense.

Operating Leases

On October 4, 2013, the Company executed a lease expiring on June 4, 2014 for 3,562 square feet of office space in Pleasanton, California from an affiliate of Greg Brewer, one of the Company’s former directors, with a base rent of $6,055 per month. The lease was amended and extended to September 30, 2014 with a base monthly rent of $8,548 for the period June 5, 2014 through September 30, 2014.

On September 10, 2014, the Company entered into a Lease Agreement (the “Lease”) with Balzer Family Investments, L.P. (the “Landlord”) related to space located at Northpointe Business Center, 3590 North First Street, San Jose, California. The initial term of the lease is 60 months, with initial monthly base rent of $36,720. On October 1, 2014, the Company relocated its headquarters to this new location. The Company issued to the Landlord 41,563 shares of the Company’s common stock valued at $500,000, of which $400,000 will be applied to reduce the Company’s monthly base rent obligation by $6,732 per month and of which $100,000 was for certain tenant improvements. The Company recorded $400,000 as prepaid rent on its balance sheet, which will be amortized over the term of the lease and recorded $100,000 as leasehold improvements.

Note 8 — Stockholders’ Equity (Deficit)

Authorized Capital

The holders of the Company’s common stock are entitled to one vote per share. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon the liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in all assets of the Company that are legally available for distribution.

Energous Corporation
(f/k/a DvineWave Inc.)

Notes to Condensed Financial Statements

Note 8 — Stockholders’ Equity (Deficit)  – (continued)

Amendment to Certificate of Incorporation

On March 26, 2014, the Company’s board of directors and stockholders approved the Second Amended and Restated Certificate of Incorporation which increased the authorized shares to 60,000,000 of which 10,000,000 shares are designated as preferred stock. In addition, a special meeting of stockholders can only be called by the Chairman, Chief Executive Officer, President or the majority of the board of directors and shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Any actions required, as a result of a special stockholder meeting, can only be taken upon the vote of the stockholders and not by written consent. The stockholders empowered the board of directors at any time prior to the effectiveness of the filing of this Second Amendment and Restated Certificate to abandon the proposed amendment.

Initial Public Offering

The registration statement for the Company’s IPO was declared effective on March 27, 2014. On April 2, 2014, the Company consummated the Public Offering of 4,600,000 shares of common stock (including 600,000 shares issued pursuant to the over-allotment option granted to the underwriter) at $6.00 per share and received from the underwriter net proceeds of $25,214,596 (net of underwriter’s discount of $2,208,000 and underwriter offering expenses of $177,404). The Company incurred additional offering expenses of $430,745, yielding net proceeds from the IPO of $24,783,851.

IPO Underwriter Warrant

Simultaneous with the funding of the IPO, the Company issued to the underwriter a warrant to purchase 460,000 shares of common stock (“IPO Underwriter Warrant”) at an exercise price of $7.50 per share with an expiration date of April 2, 2024. The IPO underwriter warrant was recorded net of the proceeds from the IPO.

Sale of Common Stock

The Company entered into a stock purchase agreement dated March 7, 2014, under which a strategic investor (“Strategic Investor”) agreed to purchase 210,527 shares of our common stock $0.0001 par value for gross proceeds of $1,000,000. On April 4, 2014, the Company issued 210,527 shares of common stock upon the receipt of the proceeds of $1,000,000 ($300,000 received on March 27, 2014, $700,000 received on April 4, 2014). In connection with this sale, the Company paid a commission of $100,000 to MDB. The shares issued are subject to a one year lock-up and a one year voting control agreement.

Note 9 — Stock Based Compensation

Equity Incentive Plans

2013 Equity Incentive Plan

In December 2013 the Company’s board and stockholders approved the “2013 Equity Incentive Plan”, providing for the issuance of equity based instruments covering up to an initial total of 1,042,167 shares of common stock. Effective on March 27, 2014, the aggregate total shares which may be issued under the 2013 Equity Incentive Plan were increased to 2,335,967, as described below.

Effective on March 10, 2014, the Company’s board of directors and stockholders approved the First Amendment to the 2013 Equity Incentive Plan which provided for an increase in the aggregate number of shares of common stock that may be issued pursuant to the Plan to equal 18% of the total number of shares of common stock outstanding immediately following the completion of the IPO (assuming for this purpose the issuance of all shares issuable under the Company’s equity plans, the conversion into common stock of all outstanding securities that are convertible by their terms into common stock and the exercise of all options and warrants exercisable for shares of common stock and including shares and warrants issued to the underwriters for such IPO upon exercise of its over-allotment options).

Energous Corporation
(f/k/a DvineWave Inc.)

Notes to Condensed Financial Statements

Note 9 — Stock Based Compensation  – (continued)

Equity Incentive Plans, continued

As of September 30, 2014, 428,987 shares of common stock remain eligible to be issued through equity based instruments under the 2013 Equity Incentive Plan.

2014 Non-Employee Equity Compensation Plan

On March 6, 2014, the Company’s board of directors and stockholders approved the 2014 Non-Employee Equity Compensation Plan for the issuance of equity based instruments covering up to 250,000 shares of common stock to directors and other non-employees.

As of September 30, 2014, 211,184 shares of common stock remains eligible to be issued through equity based instruments under the 2014 Non-Employee Equity Compensation Plan.

Option Valuation

The Company has computed the fair value of options granted using the Black-Scholes option pricing model. Option forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. This estimate will be adjusted periodically based on the extent to which actual option forfeitures differ, or are expected to differ, from the previous estimate, when it is material. The expected term used for options issued to non-employees is the contractual life and the expected term used for options issued to employees is the estimated period of time that options granted are expected to be outstanding. The Company utilizes the “simplified” method to develop an estimate of the expected term of “plain vanilla” employee option grants. Since the Company’s stock has not been publicly traded for a sufficiently long period of time, the Company is utilizing an expected volatility figure based on a review of the historical volatilities, over a period of time, equivalent to the expected life of the instrument being valued, of similarly positioned public companies within its industry. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the instrument being valued.

Stock Options

On January 7, 2014, the Company’s board of directors granted to various employees and consultants from the 2013 Equity Incentive Plan, net of forfeitures through March 31, 2014, stock options to purchase an aggregate of 457,644 shares of the Company’s common stock at an exercise price of $2.49 per share and having a term of ten years. Included in these grants were 57,644 options to Michael Leabman, Chief Technical Officer, pursuant to his employment contract, 80,201 options to George Holmes, Vice President of Sales and Marketing, and 319,799 options to other employees and consultants. The option awards granted to Mr. Leabman vested  3/48ths on the date of grant, and will vest  1/48th monthly over the following 45 months. The option award granted to Mr. Holmes will cliff vest 25% of the award on October 1, 2014 and then will vest  1/48th of the initial award monthly for the following 36 months. Option awards granted to all other employees and consultants cliff vest 25% of the award on the later of the first anniversary of the date they started working for the Company or October 1, 2014 and then will vest  1/48th of the initial award monthly for the following 36 months. The options had an aggregate grant date fair value of $762,699 utilizing the Black-Scholes option pricing model.

On February 27, 2014, the Company granted non-qualified stock options for the purchase of 25,979 shares of the Company’s common stock each to two new independent directors of the Company as part of their compensation for serving on the Company’s board of directors. The options have an exercise price of $3.63 per share and have a term of ten years. The Options vest 25% on March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014. The options had an aggregate grant date fair value of $100,000 utilizing the Black-Scholes option pricing model.

Energous Corporation
(f/k/a DvineWave Inc.)

Notes to Condensed Financial Statements

Note 9 — Stock Based Compensation  – (continued)

Stock Options, continued

On March 15, 2014 and March 20, 2014, the Company granted non-qualified stock options from the 2014 Non-Employee Equity Compensation Plan for the purchase of an aggregate of 34,781 shares of the Company’s common stock to two new independent directors of the Company as part of their compensation for serving on the Company’s board of directors. The options have a weighted average exercise price of $5.45 per share and have a term of ten years. The Options vest 25% on March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014. The options had an aggregate grant date fair value of $100,000 utilizing the Black-Scholes option pricing model.

On March 15, 2014, the Company’s board of directors granted to a single employee an option under the 2013 Equity Incentive Plan to purchase 80,201 shares of the Company’s common stock at an exercise price of $4.99. The option award granted to the employee has a ten year term and cliff vests 25% of the award on the anniversary of the employee’s date of hire and then will vest  1/48th of the initial award monthly during the following 36 months. The option had a grant date fair value of $229,365 utilizing the Black-Scholes option pricing model.

On March 26, 2014, the Company’s board of directors granted to Mr. Rizzone, the Company’s Chief Executive Officer, an option under the 2013 Equity Incentive Plan to purchase 496,546 shares of the Company’s common stock, at a price of $6.00 per share, with a term of ten years and which vests  6/48 of the award on the grant date and  1/48 of the award on the last day of each of the subsequent 42 months. The option had a grant date fair value of $1,667,784 utilizing the Black-Scholes option pricing model.

On March 26, 2014, the Company’s board of directors granted to Michael Leabman, Chief Technical Officer, pursuant to his employment contract a stock option under the 2013 Equity Incentive Plan to purchase 251,474 shares of the Company’s common stock at an exercise price of $6.00. The option award granted to Mr. Leabman has a ten year term and vests  6/48th of the award on the grant date and  1/48th of the award on the last day of each of the subsequent 42 months. The option had a grant date fair value of $844,643 utilizing the Black-Scholes option pricing model.

On March 26, 2014, the Company’s board of directors granted to Mr. Holmes a stock option under the 2013 Equity Incentive Plan to purchase 89,672 shares of the Company’s common stock at an exercise price of $6.00. The option award granted to the consultant has a ten year term and vests 25% of the award on September 30, 2014 and  1/48th of the award on the last day of each of the subsequent 36 months. The option had a grant date fair value of $303,869 utilizing the Black-Scholes option pricing model.

The Company estimated the fair value of stock options awarded during the nine months ended September 30, 2014 using the Black-Scholes option pricing model. The fair values of stock options granted were estimated using the following assumptions:

Option Grants Awarded During the Nine Months Ended September 30, 2014
Stock Price	$2.49 to $6.00
Dividend Yield	0%
Expected Volatility	60%
Risk-free interest rate	1.30% to 2.03%
Expected Life	3.75 to 6.25 years

As of September 30, 2014, the unamortized value of options held by employees was $2,937,130. As of September 30, 2014, the unamortized portion will be expensed over a weighted average period of 2.96 years.

Energous Corporation
(f/k/a DvineWave Inc.)

Notes to Condensed Financial Statements

Note 9 — Stock Based Compensation  – (continued)

Stock Option Award Activity

The following is a summary of the Company’s stock option activity during the nine months ended September 30, 2014:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Life In Years	Intrinsic Value
Outstanding, January 1, 2014	275,689	$1.68	$—	—	$—
Granted	1,542,477	4.63	2.60	—	—
Exercised	—	—	—	—	—
Forfeited	(166,981)	2.52	1.44	—	—
Outstanding September 30, 2014	1,651,185	$4.35	$2.45	9.4	$11,538,844
Exercisable, January 1, 2014	17,231	$1.68	$—	—	$—
Vested	340,580	4.88	—	—	—
Exercised	—	—	—	—	—
Forfeited	—	—	—	—	—
Exercisable, September 30, 2014	357,811	$4.73	$2.62	9.4	$2,365,792

The following table presents information related to stock options outstanding and exercisable at September 30, 2014:

Options Outstanding		Options Exercisable
Exercise Price	Outstanding Number of Options	Weighted Average Remaining Life In Years	Exercisable Number of Options
$1.68	275,689	9.2	68,922
2.49	370,864	9.3	14,411
3.63	51,958	9.4	38,969
4.99	99,214	9.5	14,260
6.00	853,460	9.5	221,249
	1,651,185	9.4	357,811

Restricted Stock Units (“RSUs”)

On June 3, 2014, the compensation committee of the board of directors of the Company granted to a member of the Company’s advisory board, an RSU award under which the holder has the right to receive 4,035 shares of common stock. The award was granted under the 2014 Non-Employee Equity Compensation Plan. The RSU had a grant date fair value of $49,590 based upon the fair value of the Company’s common stock on the date of grant. This RSU had 1,009 shares vested as of September 30, 2014 and vests 504 shares on each of the next six succeeding three month anniversaries of the grant date.

On July 14, 2014, the compensation committee of the board of directors granted to George Holmes an RSU under which the holder has the right to receive 44,836 shares of the Company’s common stock. The award was granted under the 2013 Equity Incentive Plan. The RSU had a grant date fair value of $593,180 based upon the fair value of the Company’s common stock on the date of grant. The award granted to Mr. Holmes vests over four years through March 28, 2018. Pursuant to the terms of the award, the shares not vested terminate upon separation from the Company.

Energous Corporation
(f/k/a DvineWave Inc.)

Notes to Condensed Financial Statements

Note 9 — Stock Based Compensation  – (continued)

Restricted Stock Units (“RSUs”), continued

On July 14, 2014, the compensation committee of the board of directors granted to various employees and consultants, RSUs under which the holders have the right to receive 228,500 shares of the Company’s common stock. These awards were granted under the 2013 Equity Incentive Plan and the RSU’s had an aggregate grant date fair value of $3,023,055 based upon the fair value of the Company’s common stock on the date of grant. The awards granted vest over four years through March 28, 2018. Pursuant to the terms of the awards, the shares not vested terminate upon separation from the Company.

On August 14, 2014, the compensation committee of the board of directors granted to various employees and consultants, RSUs under which the holders have the right to receive 86,823 shares of the Company’s common stock. These awards were granted under the 2013 Equity Incentive Plan and the RSU’s had an aggregate grant date fair value of $981,100 based upon the fair value of the Company’s common stock on the date of grant. The awards granted vest over four years beginning on the first anniversary of the employee’s date of hire. Pursuant to the terms of the awards, the shares not vested terminate upon separation from the Company.

In addition, on August 14, 2014, the compensation committee of the board of directors granted two inducement RSU awards to Cesar Johnston, the Company’s Senior Vice President of Engineering. Under the first award, Mr. Johnston has the right to receive 100,000 shares of the Company’s common stock and this award vests over four years beginning on the first anniversary of the date of grant. In addition, Mr. Johnston was granted 20,000 performance based RSU awards. The RSU’s had an aggregate grant date fair value of $1,356,000 based upon the fair value of the Company’s common stock on the date of grant. Pursuant to the terms of the awards, the shares not vested terminate upon separation from the Company.

The Company accounts for RSUs granted to consultants using the accounting guidance included in ASC 505-50 “Equity-Based Payments to Non-Employees” (“ASC 505-50”). In accordance with ASC 505-50, the Company estimates the fair value of the unvested portion of the RSU award each reporting period using the closing price of the Company’s common stock.

At September 30, 2014, the unamortized value of the RSU was $5,328,318. The unamortized amount will be expensed over a weighted period of 3.51 years.

A summary of the activity related to RSUs for the nine months ended September 30, 2014 is presented below:

	Total	Weighted Average Grant Date Fair Value	Total Grant Date Fair Value
Nonvested at January 1, 2014	—	$—	$—
RSUs granted	484,194	12.40	6,002,925
RSUs vested	(4,509)	11.52	(51,948)
RSUs forfeited	(17,625)	13.23	(233,178)
Nonvested at September 30, 2014	462,060	$12.37	5,717,799

Energous Corporation
(f/k/a DvineWave Inc.)

Notes to Condensed Financial Statements

Note 9 — Stock Based Compensation  – (continued)

Stock-Based Compensation Expense

The following tables summarize total stock based compensation costs recognized for the three and nine months ended September 30, 2014 and 2013:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Stock options	$325,634	$—	$1,070,939	$—
RSUs	381,856	—	389,482	—
IR warrant	39,410	—	198,983	—
Total	$746,900	$—	$1,659,404	$—

The total amount of stock-based compensation was reflected within the condensed statements of operations as:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Research and development	$329,138	$—	$568,390	$—
General and administrative	165,228	—	657,738	—
Marketing	252,534	—	433,276	—
Total	$746,900	$—	$1,659,404	$—

Note 10 — Subsequent Events

Grant of RSUs

On November 13, 2014, the compensation committee of the board of directors granted various employees and consultants inducement RSU awards, under which the holders have the right to receive an aggregate of 261,686 shares of the Company’s common stock. These awards vest in four equal annual installments. Pursuant to the terms of the awards, the shares not vested are forfeited upon separation from the Company.

On November 13, 2014, the compensation committee of the board of directors granted to a former employee and a consultant, RSUs under which the holders have the right to receive an aggregate of 3,836 shares of the Company’s common stock. These awards were granted under the 2013 Equity Incentive Plan and were fully vested at the time of grant.

On November 13, 2014, the compensation committee of the board of directors granted to various employees and consultants, RSUs under which the holders have the right to receive an aggregate of 5,100 shares of the Company’s common stock in connection with the filing of certain patent applications. These awards were granted under the 2013 Equity Incentive Plan and vest on various dates over the twelve month period beginning on the date of grant.

Stock Issuance

On November 13, 2014, the Company issued 5,353 shares of restricted common stock to a consultant for services rendered.

2,857,143 Shares

Common Stock

PROSPECTUS

December 9, 2014

Oppenheimer & Co.

Roth Capital Partners

National Securities Corporation

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.